Exhibit 10.1

SECOND AMENDED AND RESTATED
REVOLVING CREDIT AGREEMENT

amended and restated as of January 29, 2007

by and among

REAL MEX RESTAURANTS, INC.
ACAPULCO RESTAURANTS, INC.
EL TORITO FRANCHISING COMPANY
EL TORITO RESTAURANTS, INC.
TARV, INC.
ACAPULCO RESTAURANT OF VENTURA, INC.
ACAPULCO RESTAURANT OF WESTWOOD, INC.
ACAPULCO MARK CORP.
MURRAY PACIFIC
ALA DESIGN, INC.
REAL MEX FOODS, INC.
ACAPULCO RESTAURANT OF DOWNEY, INC.
ACAPULCO RESTAURANT OF MORENO VALLEY, INC.
EL PASO CANTINA, INC.
CKR ACQUISITION CORP.
CHEVYS RESTAURANTS, LLC

(collectively, the “Borrowers”)

GENERAL ELECTRIC CAPITAL CORPORATION

and the other financial institutions from time to time
listed on Schedule 1 hereto
(the “Lenders”)

and

GENERAL ELECTRIC CAPITAL CORPORATION, agent and administrative agent
(the “Agent”)

	6.6	Additional Costs, etc	41

	6.7	Capital Adequacy	43

	6.8	Certificate	44

	6.9	Indemnity	44

	6.10	Interest After Default	44

	6.11	Concerning Joint and Several Liability of the Borrowers	45

7.	GUARANTY; COLLATERAL SECURITY; COLLATERAL NOTES		48

	7.1	Security of Borrowers	48

	7.2	Collateral Notes	48

8.	REPRESENTATIONS AND WARRANTIES		48

	8.1	Corporate Authority	48

	8.2	Governmental Approvals	50

	8.3	Title to Properties; Leases	50

	8.4	Financial Statements	50

	8.5	No Material Changes, etc	50

	8.6	Laws, Licenses; Franchises, Patents, Copyrights, etc	51

	8.7	Litigation	52

	8.8	No Materially Adverse Contracts, etc	52

	8.9	Compliance with Other Instruments, etc	52

	8.10	Tax Status	52

	8.11	No Event of Default. No Default or Event of Default has occurred and is continuing	52

	8.12	Investment Company Acts	52

	8.13	Absence of Financing Statements; Perfection of Security Interests	53

	8.14	Employee Benefit Plans	53

	8.15	Use of Proceeds	54

	8.16	Disclosure	54

	8.17	Environmental Compliance	55

	8.18	Subsidiaries, etc	56

	8.19	Senior Secured Debt Documents; Equity Documents; Unsecured Term Loan Documents and Parent Debt Documents	56

	8.20	Solvency	58

	8.21	Certain Transactions	58

	8.22	Bank Accounts	58

	8.23	Stores	58

	8.24	Franchise Agreements	58

	8.25	Leases	58

	8.26	Foreign Assets Control Regulations	59

9.	AFFIRMATIVE COVENANTS		59

	9.1	Punctual Payment	59

	9.2	Maintenance of Office	59

	9.3	Records and Accounts	59

	9.4	Financial Statements, Certificates and Information	60

	9.5	Notices	62

	9.6	Corporate Existence; Maintenance of Properties	63

	9.7	Insurance	63

	9.8	Taxes	65

	9.9	Inspection of Properties and Books, etc	65

	9.10	Compliance with Laws, Contracts, Licenses, and Permits	66

	9.11	Employee Benefit Plans	66

	9.12	Use of Proceeds	66

	9.13	Additional Mortgaged Property; Notice of Leases	66

	9.14	Further Assurances	67

	9.15	Conduct of Business; Stores	67

	9.16	Additional Mortgages Post Default	67

	9.17	Bank Accounts	68

	9.18	New Subsidiaries; Ownership of Borrowers by Real Mex	69

10.	CERTAIN NEGATIVE COVENANTS		69

	10.1	Restrictions on Indebtedness	69

	10.2	Restrictions on Liens	71

	10.3	Restrictions on Investments	72

	10.4	Restricted Payments	73

	10.5	Mergers and Consolidations, Dispositions of Assets, Acquisitions	75

	10.6	Sale and Leaseback	76

	10.7	Compliance with Environmental Laws	76

	10.8	Employee Benefit Plans	76

	10.9	Change in Fiscal Year	77

	10.10	Transactions with Affiliates	77

	10.11	Bank Accounts	77

	10.12	Franchises	77

	10.13	Senior Secured Debt Documents	77

	10.14	Maximum Number of Unprofitable Stores	77

	10.15	Unsecured Term Loan Documents	78

11.	FINANCIAL COVENANTS OF THE BORROWER		78

	11.1	Leverage Ratio	78

	11.2	Adjusted Leverage Ratio	78

	11.3	Cash Flow Ratio	79

	11.4	Capital Expenditures and Lease Incurrence	79

	11.5	[Intentionally Omitted]	79

12.	CLOSING CONDITIONS		79

	12.1	Loan Documents, etc	79

	12.2	Certified Copies of Charter Documents	80

	12.3	Corporate Action	80

	12.4	Incumbency Certificate	80

	12.5	Validity of Liens	80

	12.6	Perfection Certificates and Uniform Commercial Code Search Results	80

	12.7	Taxes	80

	12.8	Landlord Consents	80

	12.9	Environmental Due Diligence	81

	12.10	Certificates of Insurance	81

	12.11	Solvency Certificate	81

	12.12	Opinions of Counsel	81

	12.13	Payment of Fees and Expenses	81

	12.14	Payoff Arrangements	82

	12.15	Capital Structure	82

	12.16	Disbursement Instructions	82

	12.17	No Material Adverse Change	82

	12.18	Financial Statements and Projections	82

	12.19	No Litigation	82

	12.20	Consents and Approvals	82

	12.21	Other Documentation	83

	12.22	Closing Checklist	83

	12.23	Financial Condition	83

13.	CONDITIONS TO ALL BORROWINGS		83

	13.1	Representations True; No Event of Default	84

	13.2	No Legal Impediment	84

	13.3	Governmental Regulation	84

	13.4	Proceedings and Documents	84

14.	EVENTS OF DEFAULT; ACCELERATION; ETC		84

	14.1	Events of Default and Acceleration	84

	14.2	Termination of Commitments	88

	14.3	Remedies	89

	14.4	Distribution of Collateral Proceeds	89

15.	SETOFF		90

	15.1	Setoff	90

	15.2	Consent to Setoff	90

16.	THE AGENT		91

	16.1	Authorization	91

	16.2	Employees and Agents	91

	16.3	No Liability	91

	16.4	No Representations	92

	16.5	Payments	92

	16.6	Holders of Notes	93

	16.7	Indemnity	93

	16.8	Agent as Lender	94

	16.9	Resignation	94

	16.10	Notification of Defaults and Events of Default; Other Notices	94

	16.11	Duties in the Case of Enforcement	94

	16.12	Agent May File Proofs of Claim	95

17.	TREATMENT OF CERTAIN CONFIDENTIAL INFORMATION		96

	17.1	Confidentiality	96

	17.2	Prior Notification	96

v

	17.3	Other	96

18.	EXPENSES AND INDEMNIFICATION		96

	18.1	Expenses	96

	18.2	Indemnification	97

	18.3	Survival	98

19.	SURVIVAL OF COVENANTS, ETC		98

20.	ASSIGNMENT AND PARTICIPATION		98

	20.1	Conditions to Assignment by Lenders	98

	20.2	Certain Representations and Warranties; Limitations; Covenants	99

	20.3	Register	101

	20.4	New Notes	101

	20.5	Participations	101

	20.6	Disclosure	101

	20.7	Assignee or Participant Affiliated with the Borrowers	102

	20.8	Miscellaneous Assignment Provisions	102

	20.9	Assignment by Borrowers	102

	20.10	Special Purpose Funding Vehicle	103

21.	NOTICES, ETC		103

22.	GOVERNING LAW		104

23.	HEADINGS		105

24.	COUNTERPARTS		105

25.	ENTIRE AGREEMENT, ETC		105

26.	WAIVER OF JURY TRIAL		105

27.	CONSENTS, AMENDMENTS, WAIVERS, ETC		105

28.	SEVERABILITY		106

29.	RIGHT TO PUBLICIZE		106

30.	USURY		106

31.	TRANSITIONAL ARRANGEMENTS		107

	31.1	Existing Credit Agreement Superseded	107

	31.2	Interest and Fees Under Superseded Agreement	107

32.	Patriot Act		107

Schedules and Exhibits

Schedule 1	Lenders; Revolving Credit Commitments; Revolving Credit Commitment Percentages
Schedule 2	Mortgages at Closing
Schedule 8.2	Governmental Approvals
Schedule 8.3	Title to Properties; Leases
Schedule 8.3A	Owned Real Property
Schedule 8.6.2	Intellectual Property Matters
Schedule 8.7	Litigation
Schedule 8.14.2	Terminability of Welfare Plans
Schedule 8.17	Environmental Matters
Schedule 8.18	Subsidiaries
Schedule 8.21	Certain Transactions
Schedule 8.22	Bank Accounts
Schedule 8.22A	Bank Accounts
Schedule 8.23	Stores
Schedule 10.1	Existing Indebtedness
Schedule 10.2	Existing Liens
Schedule 10.3	Existing Investments
Schedule 12.8	Title Insurance
Exhibit A	Form of Revolving Credit Note
Exhibit B	Form of Revolving Credit Loan Request
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Assignment and Acceptance
Exhibit F	Closing Checklist

SECOND AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

This SECOND AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT is amended and restated as of January 29, 2007, by and among, (a) REAL MEX RESTAURANTS, INC., formerly known as Acapulco Acquisition Corp., a Delaware corporation (“Real Mex”), ACAPULCO RESTAURANTS, INC.,a Delaware corporation (“ARI”), EL TORITO FRANCHISING COMPANY, a Delaware corporation (“ETFI”), EL TORITO RESTAURANTS, INC., a Delaware corporation (“ETRI”), TARV, INC., a California corporation (“TARV”), ACAPULCO RESTAURANT OF VENTURA, INC., a California corporation (“ARV”), ACAPULCO RESTAURANT OF WESTWOOD, INC., a California corporation (“ARW”), ACAPULCO MARK CORP., a Delaware corporation (“AMC”), MURRAY PACIFIC, a California corporation (“MP”), ALA DESIGN, INC., a California corporation (“ALAD”), REAL MEX FOODS, INC., formerly known as ALA Foods, Inc., a California corporation (“RMF”), ACAPULCO RESTAURANT OF DOWNEY, INC., a California corporation (“ARD”), ACAPULCO RESTAURANT OF MORENO VALLEY, INC., a California corporation (“AMV”), EL PASO CANTINA, INC., a California corporation (“EPC”), CKR ACQUISITION CORP., a Delaware corporation (“CKR”), CHEVYS RESTAURANTS, LLC, a Delaware limited liability company (“Chevys”) and each of the other Subsidiaries of Real Mex which shall from time to time hereafter become a party hereto pursuant to §9.18 hereof (collectively with Real Mex, ARI, ETFI, ETRI, TARV, ARV, ARW, AMC, MP, ALAD, RMF, ARD, AMV, EPC, CKR and Chevys the “Borrowers”), (b) GENERAL ELECTRIC CAPITAL CORPORATION(“GE Capital”) and the other lending institutions listed on Schedule 1, and (c) GENERAL ELECTRIC CAPITAL CORPORATIONas agent and administrative agent for itself and such other lending institutions, pursuant to which the parties agree as follows.

Certain Borrowers, Fleet National Bank as agent and administrative agent (which was succeeded as agent and administrative agent by Bank of Montreal pursuant to that certain Assignment Arrangement Agreement dated as of October 5, 2006) and certain lenders entered into an Amended and Restated Revolving Credit Agreement, dated as of March 31, 2004 (the “Original Closing Date”) (as amended and in effect on the Closing Date, the “Existing Credit Agreement”).  The parties hereto hereby agree to amend and restate the Existing Credit Agreement to, among other things, provide a $15,000,000 revolving credit facility (with unlimited availability for letters of credit) and a $25,000,000 letter of credit facility.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree to amend and restate the Existing Credit Agreement (including all schedules and exhibits thereto) in its entirety to read as follows:

1.             DEFINITIONS AND RULES OF INTERPRETATION.

1.1          Definitions.  The following terms shall have the meanings set forth in this §1 or elsewhere in the provisions of this Credit Agreement referred to below:

Acapulco Companies.  Collectively, all of the Borrowers that are not El Torito Companies.

Acapulco Concept.  The method of operation used by and the intellectual property associated with those Stores that as of the Closing Date operate under any trade name that contains the words “Acapulco”.

Adjusted Debt.  At any time, the sum of (a) all Consolidated Funded Indebtedness plus (b) an amount equal to eight (8) times Consolidated Rental Expense for the most recently completed period of four (4) consecutive fiscal quarters.

Adjusted Leverage Ratio.  As of the last day of any fiscal quarter of the Borrowers, the ratio of (a) Adjusted Debt at such date, to (b) Consolidated EBITDAR for the period of four (4) consecutive fiscal quarters ending on such date.

Adjustment Date.  The first day of the month immediately following the month in which a Compliance Certificate is delivered by the Borrowers pursuant to §9.4(e).

AEI.  As defined in the preamble hereto.

Affected Lenders.  See §6.7(c).

Affiliate.  Any Person that would be considered to be an affiliate of any Borrower under Rule 144(a) of the Rules and Regulations of the Securities and Exchange Commission, as in effect on the date hereof, if such Borrower were issuing securities.

Agency Account.  See §9.17.

Agency Account Agreement.  See §9.17.

Agent’s Office.  The Agent’s office located at 8377 East Hartford Drive, Suite 200, Scottsdale, Arizona 85255, or at such other location as the Agent may designate from time to time.

Agent.  GE Capital acting as agent for the Lenders, or such successor Agent as may be appointed pursuant to §16.9 hereof.

Agent’s Special Counsel.  Latham & Watkins LLP or such other counsel as may be approved by the Agent.

ALAD.  As defined in the preamble hereto.

AMC.  As defined in the preamble hereto.

Applicable Margin.  For the period commencing on the Closing Date through the date upon which the Agent receives the Compliance Certificate required to be delivered for the period ending on or about June 30, 2007, the Applicable Margin with respect to Revolving Credit Loans that are Base Rate Loans shall be 0.75% and the Applicable Margin with respect to Eurodollar Rate Loans and Letters of Credit shall be 2.25%.  After the receipt of such Compliance Certificate, for each period commencing on an Adjustment Date through the date immediately preceding the next Adjustment Date (each a “Rate Adjustment Period”), the Applicable Margin with respect to Revolving Credit Loans, (in each case, for Base Rate Loans and Eurodollar Rate Loans) and for the Letters of Credit shall be the applicable percentage set forth below with respect to each such Loan or Letter of Credit, as the case may be, corresponding to the Borrowers’ Leverage Ratio, as of the most recently completed fiscal quarter of the Borrowers ending immediately prior to the applicable Rate Adjustment Period:

		Revolving Credit Loans
Level	Leverage Ratio	Base Rate Loans	Eurodollar Rate Loans and Letters of Credit
I	< 2.00:1.00	0.00%	1.50%
II	≥ 2.00:1.00 and < 2.50:1.00	0.25%	1.75%
III	≥ 2.50:1.00 and < 3.00:1.00	0.50%	2.00%
IV	≥ 3.00:1	0.75%	2.25%

Notwithstanding the foregoing, if the Borrowers fail to deliver any Compliance Certificate pursuant to §9.4(e) hereof, then for the period commencing on the date after the day on which such Compliance Certificate was due through the date immediately preceding the Adjustment Date that occurs immediately following the date on which such Compliance Certificate is delivered, the Applicable Margin shall be that percentage corresponding to Level IV in the table above.

Approved Fund.  With respect to any Lender that is a fund that invests in bank loans, any other fund that invests in bank loans and is advised or managed by the same investment advisor as such Lender or by an affiliate of such investment advisor.

Approved Sale-Leaseback Transaction. A Sale-Leaseback transaction by the Borrowers of fee Real Estate owned by the Borrowers located at (a) 8855 Tampa Ave., Northridge, Los Angeles County, California; (b) 3113 West Olive Ave., Burbank, Los Angeles County, California; (c) 11185 South Town Square, Green Park, St. Louis County, Missouri; (d) 12380 St. Charles Rock Road, Bridgeton, St. Louis County, Missouri; and (e) 12796 Manchester Road, Des Peres, St. Louis County, Missouri., to be completed on or prior to the Closing Date, on terms and conditions satisfactory to the Agent, for total net proceeds of approximately $12,100,000.

ARD.  As defined in the preamble hereto.

ARI.  As defined in the preamble hereto.

ARV.  As defined in the preamble hereto.

ARW.  As defined in the preamble hereto.

Assignment and Acceptance.  See §20.1.

Assignment and Agency Account Agreement.  The Amended and Restated Assignment and Agency Account Agreement, amended and restated as of the Closing Date, among the Agent and the Borrowers, or any other substantially similar agreement in all respects satisfactory to the Agent.

Backstop Letter of Credit.  That certain letter of credit issued by the L/C Issuer hereunder for the account of Borrowers in the initial aggregate face amount of $24,877,709.85with an expiry date of December 4, 2007for the benefit of Bank of America, N.A. to backstop Bank of America’s obligations under, and arising in connection with, certain letters of credit issued by Bank of America, N.A. on the Borrowers’ behalf, prior to the Closing Date.

Balance Sheet Date.  December 25, 2005.

Base Rate.  At any time, a rate per annum equal to the higher of (a) the rate last quoted by The Wall Street Journal as the “base rate on corporate loans posted by at least 75% of the nation’s largest banks” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by Agent) or any similar release by the Federal Reserve Board (as determined by Agent) and (b) the sum of 0.5% per annum and the Federal Funds Rate.  Any change in the Base Rate due to a change in any of the foregoing shall be effective on the effective date of such change in the “bank prime loan” rate or the Federal Funds Rate.

Base Rate Loans.  Revolving Credit Loans bearing interest calculated by reference to the Base Rate.

Borrower(s).  As defined in the preamble hereto.

Business Day.  Any day (excluding Saturday and Sunday) on which banking institutions in Chicago, Illinois or New York, New York, are open for the transaction of banking business and, in the case of Eurodollar Rate Loans, also a day which is a Eurodollar Business Day.

Capital Assets.  Fixed assets, both tangible (such as land, buildings, fixtures, machinery and equipment) and intangible (such as patents, copyrights, trademarks, franchises and goodwill); provided that Capital Assets shall not include any item customarily charged directly to expense or depreciated over a useful life of twelve (12) months or less in accordance with generally accepted accounting principles.

Capital Expenditures.  Amounts paid or Indebtedness incurred by the Borrowers or any of their Subsidiaries in connection with (i) the purchase or lease by the Borrowers or any of their Subsidiaries of Capital Assets that would be required to be capitalized and shown on the balance sheet of such Person in accordance with generally accepted accounting principles, (ii) Consolidated Restaurant Pre-Opening Costs, or (iii) the lease of any assets by the Borrowers or any of their Subsidiaries as lessee under any Synthetic Lease to the extent that such assets would have been Capital Assets had the Synthetic Lease been treated for accounting purposes as a Capitalized Lease.

Capitalized Leases.  Leases under which any Borrower or any of their respective Subsidiaries is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with generally accepted accounting principles.

Casa Gallardo Concept.  The method of operation used by and the intellectual property associated with those Stores that as of the Closing Date operate under any trade name that contains the words “Casa Gallardo”.

Casa Gallardo Grill Concept.  The method of operation used by and the intellectual property associated with those Stores that as of the Closing Date operate under any trade name that contains the words “Casa Gallardo Grill”.

Cash Flow Ratio.  As at the end of each fiscal quarter of the Borrowers, the ratio of (a) Consolidated Cash Flow for the last four fiscal quarters then ended and (b) Consolidated Financial Obligations for the Measurement Period then ending.

CERCLA.  See §8.17(a).

Change of Control.  At any time, the occurrence of one or more of the following events:  (i) Sun Capital and the Sun Capital Affiliates shall collectively cease to have the power, directly or indirectly (including under any stockholders’ agreement) to elect a majority of the directors of the Parent or any Borrower, (ii) the replacement of a majority of the board of directors of the Parent or any Borrower over a two-year period from the directors who constituted the board of directors of the Parent or such Borrower, as applicable, at the beginning of such period, and such replacement shall not (1) have been approved by a vote of at least a majority of the board of directors of the Parent or such Borrower, as applicable, then still in office who either were members of such board of directors at the beginning of such period or whose election as a member of such board of directors was previously so approved, or (2) have been elected or nominated for election by Sun Capital or a Sun Capital Affiliate, (iii) the Parent shall at any time fail to own, directly or indirectly, 100% of each class of issued and outstanding Voting Stock and economic interests of Real Mex free and clear of all Liens, (iv) Sun Capital and the other Sun Capital Affiliates shall collectively cease to own, directly or indirectly, at least 54% of the Voting Stock and economic interests of the Parent or any Borrower, (v) the Permitted Holders shall collectively cease to own, directly or indirectly, at least 60% of the Voting Stock and economic interests of the Parent or any Borrower, (vi) any “Change of Control” under the Senior Secured Debt Documents, (vii) any “Change of Control” under (and as defined in) the Unsecured Term Loan Documents, or (viii) any “Change of Control” under (and as defined in) the Parent Debt Documents.

Chevys.  As defined in the preamble hereto.

CKR.  As defined in the preamble hereto.

Closing Date. January 29, 2007.

Code.  The Internal Revenue Code of 1986.

Co-Investors.  H.I.G. Sun Partners, Inc., Kevin Genda, certain members of management of the Parent, Real Mex, the Subsidiaries of Real Mex, and any of their Control Investment Affiliates.

Collateral.  All of the property, rights and interests of the Borrowers and their Subsidiaries that are or are intended to be subject to the security interests and mortgages created by the Security Documents.

Collateral Notes.  See §7.2.

Compliance Certificate.  See §9.4(e).

Concentration Accounts.  That account with Union Bank of California, N.A. with account number 3030167170 and that account with Wells Fargo Bank with account number 4296-911928 and any other depository account that is (a) in the name of the Borrowers, (b) under the control of the Agent for the benefit of the Lenders and the Agent, and (c) with a financial institution reasonably acceptable to the Agent that has entered into an Agency Account Agreement with the Agent and the Borrowers.

Concept.  Any of the Acapulco Concept, the Casa Gallardo Concept, the Casa Gallardo Grill Concept, the Guadala Harry’s Concept, the El Torito Concept, the El Torito Grill Concept, the Hola Amigos Concept, the Keystone Grill Concept, the Las Brisas Concept, or the Who Song & Larry’s Concept.

Consolidated or consolidated.  With reference to any term defined herein, that term as applied to the accounts of the Borrowers and all of their Subsidiaries, consolidated in accordance with generally accepted accounting principles.

Consolidated Cash Flow.  For any period, Consolidated EBITDA of the Borrowers and their Subsidiaries for such period, minus the sum of (a) cash income taxes paid during such period by the Borrowers and their Subsidiaries on a consolidated basis and (b) the greater of (i) the aggregate amount of Maintenance Capital Expenditures made during such period by the Borrowers and their Subsidiaries or (ii) $3,500,000, plus decreases in Consolidated Working Capital from the beginning to the end of such period or minus increases in Consolidated Working Capital from the beginning to the end of such period.

Consolidated Cash Interest Expense.  For any period, the aggregate portion of Consolidated Total Interest Expense required to be paid in cash by any Borrower or any of its Subsidiaries during such period.

Consolidated Current Assets.  All assets of the Borrowers and their Subsidiaries on a consolidated basis that, in accordance with generally accepted accounting principles, are properly classified as current assets, provided that (i) notes and accounts receivable shall be included only if good and collectible as determined by the Borrowers in accordance with established practice consistently applied and, with respect to such notes, only if payable on demand or within one (1) year from the date as of which Consolidated Current Assets are to be determined and if not directly or indirectly renewable or extendible at the option of the debtors, by their terms, or by the terms of any instrument or agreement relating thereto, beyond such year, and, with respect to such accounts receivable, only if payable and outstanding not more than ninety (90) days after the date of the shipment of goods or other transaction out of which any such account receivable arose; and such notes and accounts receivable shall be taken at their face value less reserves determined to be sufficient in accordance with generally accepted accounting principles; (ii) inventory shall be included only if and to the extent that the same shall be marketable in the ordinary course of business; and (iii) cash and marketable securities shall be excluded.

Consolidated Current Liabilities.  All liabilities and other Indebtedness of the Borrowers and their Subsidiaries on a consolidated basis maturing on demand or within one (1) year from the date as of which Consolidated Current Liabilities are to be determined, and such other liabilities as may properly be classified as current liabilities in accordance with generally accepted accounting principles, but excluding, in any event, (a) any current maturities of any Indebtedness of the Borrowers and their Subsidiaries on a consolidated basis with a maturity one (1) year or more from the date as of which Consolidated Current Liabilities are to be determined and (b) payments due in the final year of any Capitalized Lease.

Consolidated EBITDA.  For any period, the sum of (a) the Consolidated Pre-Tax Income of the Borrowers and their Subsidiaries for such period, plus (b) to the extent not otherwise included in the calculation of Consolidated Pre-Tax Income of the Borrowers and their Subsidiaries, income of a Person in which any Borrower holds a minority equity interest to the extent such income is properly attributable to such minority interest held by such Borrower and such income has been distributed to such Borrower in cash, plus (c) Consolidated Total Interest Expense for such period, plus (d) to the extent deducted in the calculation of Consolidated Pre-Tax Income, Consolidated Restaurant Pre-Opening Costs and depreciation and amortization expenses of the Borrowers and their Subsidiaries for such period, plus (e) to the extent deducted in the calculation of Consolidated Pre-Tax Income and without duplication, other non-cash charges (including non-cash extraordinary losses) of the Borrowers and their Subsidiaries for such period, plus (f) to the extent deducted in the calculation of Consolidated Pre-Tax Income and without duplication, Transaction Costs in an aggregate amount not to exceed $8,000,000, plus (g) to the extent deducted in the calculation of Consolidated Pre-Tax Income and without duplication, payments to restricted stockholders of Real Mex pursuant to the Merger Agreement in an aggregate amount not to exceed $2,400,000, plus (h) to the extent deducted in the calculation of Consolidated Pre-Tax Income and without duplication, any fees and expenses paid pursuant to the Management Services Agreement, plus (i) to the extent deducted in the calculation of Consolidated Pre-Tax Income and without duplication, non-recurring expenses incurred in connection with (x) certain class action lawsuits set forth on Schedule 8.7 hereto, (y) any litigation claims consolidated with any of the litigation matters set forth on Schedule 8.7 hereto and (z) any claims alleged against the Borrowers and/or their Subsidiaries that are asserted which arise in whole or in part from the conduct or alleged conduct of business or any other action allegedly taken or omitted to be taken by the Borrowers or any of their Subsidiaries prior to the consummation of the Merger and that assert substantially the same or substantially similar legal theories as those relating to the litigation described above (collectively, the “Existing Litigation”) up to $8,500,000 in the aggregate, plus (j) to the extent deducted in the calculation of Consolidated Pre-Tax Income and without duplication, option payments pursuant to the Merger Agreement in an aggregate amount not to exceed $6,000,000, minus (k) to the extent included in the calculation of Consolidated Pre-Tax Income, extraordinary non-recurring gains, including without limitation, gains from asset dispositions.

Consolidated EBITDAR.  For any period, the sum of (a) the Consolidated EBITDA of the Borrowers and their Subsidiaries for such period, plus (b) Consolidated Rental Expense for such period.

Consolidated Financial Obligations.  For any period, the sum of (a) all scheduled payments of principal on Indebtedness of the Borrowers and their Subsidiaries, including Capitalized Leases and including Synthetic Leases during such period (but not including Consolidated Rental Expense), plus (b) Consolidated Cash Interest Expense.  Demand obligations shall be deemed to be due and payable during any period during which such obligations are outstanding.  Notwithstanding the foregoing, the parties agree that for any Measurement Period ending after the Closing Date, Consolidated Financial Obligations shall be determined by annualizing the actual Consolidated Financial Obligations of the Borrowers and their Subsidiaries for such Measurement Period by multiplying such amount by a number obtained by dividing 365 by the number of days in the period from the first day of such Measurement Period to the last day of such Measurement Period.

Consolidated Funded Indebtedness.  At any time, the sum of (a) the aggregate amount of Indebtedness of the Borrowers and their Subsidiaries, on a consolidated basis, relating to the borrowing of money or the obtaining of credit (but not including the Maximum Drawing Amount still available under Letters of Credit or trade credit obtained in the ordinary course of business) or in respect of Capitalized Leases, other than any interest in respect thereto (but not including Indebtedness consisting of deferred tax liability), plus (b) without duplication, all Indebtedness of the type described in clause (a) above guaranteed by the Borrowers or any of their Subsidiaries.

Consolidated Net Income (or Deficit).  The consolidated net income (or deficit) of the Borrowers and their Subsidiaries, after deduction of all expenses, taxes, and other proper charges, determined in accordance with generally accepted accounting principles.

Consolidated Pre-Tax Income.  For any period, Consolidated Net Income for such period plus, to the extent deducted from the calculation of Consolidated Net Income, income tax expenditures for such period, determined in accordance with generally accepted accounting principles.

Consolidated Rental Expense.  For any period, all rental expense of the Borrowers and their Subsidiaries during such period, determined on a consolidated basis in accordance with generally accepted accounting principles, incurred under any rental agreements or leases of real or personal property, including space leases and ground leases, other than obligations in respect of any Capitalized Leases or any Synthetic Leases.

Consolidated Restaurant Pre-Opening Costs.  “Start-up costs” (such term used herein as defined in SOP 98-5 published by the American Institute of Certified Public Accountants) related to the opening and organizing or conversion of new Stores, such costs including, without limitation, the cost of feasibility studies, staff-training, and recruiting and travel costs for employees engaged in such start-up activities.

Consolidated Total Interest Expense.  For any period, the aggregate amount of interest required to be paid or accrued by the Borrowers and their Subsidiaries during such period on all Indebtedness of the Borrowers and their Subsidiaries outstanding during all or any part of such period, whether such interest was or is required to be reflected as an item of expense or capitalized, including payments consisting of interest in respect of Capitalized Leases, or any Synthetic Lease and including commitment fees, agency fees, facility fees, balance deficiency fees and similar fees or expenses (but not including the one-time up-front “Underwriting Fee” referred to in the Fee Letter) in connection with the borrowing of money, but excluding transaction expenses associated with the Refinancing.

Consolidated Working Capital.  The excess of Consolidated Current Assets over Consolidated Current Liabilities.

Contribution Agreement.  The Contribution Agreement, dated as of September 11, 2006, by and between Sun Cantinas and the Parent.

Control Investment Affiliates.  As to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person or any Person controlling such Person primarily for the purpose of making equity or debt investments in one or more companies.  For the purpose of this definition “control” of a Person means the power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

Conversion Request.  A notice given by the Borrowers to the Agent of the Borrowers’ election to convert or continue a Loan in accordance with §2.7.

Credit Agreement.  This Amended and Restated Revolving Credit Agreement, including the Schedules and Exhibits hereto.

Credit Suisse.  Credit Suisse in its capacity as administrative agent under the Parent Debt Documents or the Unsecured Term Loan Documents or in its capacity as purchaser of the Notes (as defined in the Indenture).

Default.  See §14.1.

Delinquent Lender.  See §16.5.3.

Distribution.  The declaration or payment of any dividend or other distribution on or in respect of any Equity Interests of a Person, other than dividends or distributions payable solely in Equity Interests of such Person of the same class; the purchase, redemption, or other retirement of any Equity Interests of a Person, directly or indirectly through a Subsidiary of such Person or otherwise; the return of capital by a Person to the holders of its Equity Interests as such; or any other distribution on or in respect of any Equity Interests of a Person.

Dollars or $.  Dollars in lawful currency of the United States of America.

Domestic Lending Office.  Initially, the office of each Lender designated as such in Schedule 1 hereto; thereafter, such other office of such Lender, if any, located within the United States of America that will be making or maintaining Base Rate Loans.

Drawdown Date.  The date on which any Loan is made or is to be made, and the date on which any Revolving Credit Loan is converted or continued in accordance with §2.7.

El Torito Companies.  Collectively, ETFI and ETRI.

El Torito Concept.  The method of operation used by and the intellectual property associated with those Stores that as of the Closing Date operate under any trade name that contains the words “El Torito”.

El Torito Grill Concept.  The method of operation used by and the intellectual property associated with those Stores that as of the Closing Date operate under any trade name that contains the words “El Torito Grill”.

Eligible Assignee.  Any of (a) a commercial bank or finance company organized under the laws of the United States of America, or any State thereof or the District of Columbia, and having total assets in excess of $1,000,000,000; (b) a savings and loan association or savings bank organized under the laws of the United States of America, or any State thereof or the District of Columbia, and having a net worth of at least $100,000,000, calculated in accordance with generally accepted accounting principles; (c) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the “OECD”), or a political subdivision of any such country, and having total assets in excess of $1,000,000,000, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD; (d) the central bank of any country which is a member of the OECD; (e) any mutual fund, insurance company, or investment fund that is an “accredited investor” (as defined in Regulation D of the Securities Act of 1933, as amended); and (f) if, but only if, any Event of Default has occurred and is continuing, any other bank, insurance company, commercial finance company or other financial institution or other Person approved by the Agent, such approval not to be unreasonably withheld.

Employee Benefit Plan.  Any employee benefit plan within the meaning of §3(3) of ERISA maintained or contributed to by any Borrower or any ERISA Affiliate other than a Multiemployer Plan.

Environmental Laws.  See §8.17(a).

EPA.  See §8.17(b).

EPC.  As defined in the preamble hereto.

Equity Documents. Collectively, (a) the Stockholders Agreement, (b) the Subscription Agreement, (c) the Contribution Agreement, and (d) the Registration Rights Agreement.

Equity Interests.  All equity interests of a Person, including, without limitation, any (a) common or preferred stock, (b) limited or general partnership interests, (c) limited liability company membership interests, (d) options, warrants, or other rights to purchase or acquire any Equity Interest, or (e) securities convertible into any Equity Interest.

ERISA.  The Employee Retirement Income Security Act of 1974.

ERISA Affiliate.  Any Person which is treated as a single employer with any of the Borrowers under §414 of the Code.

ERISA Reportable Event.  A reportable event with respect to a Guaranteed Pension Plan within the meaning of §4043 of ERISA and the regulations promulgated thereunder.

Escrow Agreement.  The Escrow Agreement, dated as of August 21, 2006, by and among J.P. Morgan Trust Company, National Association, as Escrow Agent thereunder, Real Mex, Parent and Sellers.

ETFI.  As defined in the preamble hereto.

ETRI.  As defined in the preamble hereto.

Eurocurrency Reserve Requirements.  For any Interest Period and for any Eurodollar Rate Loan, a rate per annum equal to the aggregate, without duplication, of the maximum rates (expressed as a decimal number) of reserve requirements in effect 2 Business Days prior to the first day of such Interest Period (including basic, supplemental, marginal and emergency reserves) under any regulations of the Federal Reserve Board or other governmental agency or authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “eurocurrency liabilities” in Regulation D of the Federal Reserve Board) maintained by a member bank of the United States Federal Reserve System.

Eurodollar Business Day.  Any day on which commercial banks are open for international business (including dealings in Dollar deposits) in London or such other eurodollar interbank market as may be selected by the Agent in its sole discretion acting in good faith.

Eurodollar Lending Office.  Initially, the office of each Lender designated as such in Schedule 1 hereto; thereafter, such other office of such Lender, if any, that shall be making or maintaining Eurodollar Rate Loans.

Eurodollar Base Rate.  For any Interest Period with respect to a Eurodollar Rate Loan, the rate determined by the Agent to be the offered rate per annum for deposits of Dollars for the applicable Interest Period that appears on page BBAM on the Bloomberg Terminal (successor to the Dow Jones Markets Telerate Page 3750) (“Page BBAM”) as of 11:00 a.m. (London, England time) two Eurodollar Business Days prior to the first day in such Interest Period. In the event that such rate does not appear on the Page BBAM (or otherwise on the Bloomberg Terminal) at such time, such rate will be the rate of interest per annum, as determined by the Agent (rounded upwards, if necessary, to the nearest 1/100 of 1%) at which deposits of Dollars in immediately available funds are offered at 11:00 a.m. (London, England time) two (2) Business Days prior to the first day in such Interest Period by major financial institutions reasonably satisfactory to the Agent in the London interbank market for such Interest Period for the applicable principal amount on such date of determination.

Eurodollar Rate.  For any Interest Period and for any Eurodollar Rate Loan, an interest rate per annum determined as the ratio of (a) the Eurodollar Base Rate with respect to such Interest Period for such Eurodollar Rate Loan to (b) the difference between the number one and the Eurodollar Reserve Requirements with respect to such Interest Period and for such Eurodollar Rate Loan.

Eurodollar Rate Loans.  Revolving Credit Loans bearing interest calculated by reference to the Eurodollar Rate.

Event of Default.  See §14.1.

Excess Cash Flow.  As defined in the Unsecured Credit Agreement as in effect on the Closing Date.

Existing Credit Agreement.  As defined in the preamble hereto.

Facilities.  Collectively, the Revolving Credit Loan Facility and the Letter of Credit Facility.

Federal Funds Rate.  For any day, the rate per annum (rounded upward to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Agent on such day on such transactions as determined by the Agent in a commercially reasonable manner.

Fee Letter.  The letter agreement dated on or prior to the Closing Date among GE Capital and the Borrowers.

Financial Affiliate.  A Subsidiary of the bank holding company controlling any Lender, which Subsidiary is engaging in any of the activities permitted by §4(e) of the Bank Holding Company Act of 1956 (12 U.S.C. §1843).

generally accepted accounting principles.  (a) When used in §11, whether directly or indirectly through reference to a capitalized term used therein, means (i) principles that are consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, in effect for the fiscal year ended on the Balance Sheet Date, and (ii) to the extent consistent with such principles, the accounting practice of Real Mex reflected in its financial statements for the year ended on the Balance Sheet Date, and (b) when used in general, other than as provided above, means principles that are (i) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time, and (ii) consistently applied with past financial statements of Real Mex adopting the same principles, provided that in each case referred to in this definition of “generally accepted accounting principles” a certified public accountant would, insofar as the use of such accounting principles is pertinent, be in a position to deliver an unqualified opinion (other than a qualification regarding changes in generally accepted accounting principles) as to financial statements in which such principles have been properly applied.

Growth Capital Expenditures.  (a) Capital Expenditures relating to the construction, acquisition or opening of new Stores or the remodeling or conversion of existing Stores to the extent that such remodeling or conversion is not mere maintenance but is designed to result in a significant increase in the revenue generated by such Store, in each case operated by the Borrowers and their Subsidiaries after the Closing Date, plus (b) to the extent not included in the calculation of such Capital Expenditures, Consolidated Restaurant Pre-Opening Costs.

Guadala Harry’s Concept.  The method of operation used by and the intellectual property associated with those Stores that as of the Closing Date operate under any trade name that contains the words “Guadala Harry’s”.

Guaranteed Pension Plan.  Any employee pension benefit plan within the meaning of §3(2) of ERISA maintained or contributed to by any Borrower or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

Hazardous Substances.  See §8.17(b).

Hola Amigos Concept.  The method of operation used by and the intellectual property associated with those Stores that as of the Closing Date operate under any trade name that contains the words “Hola Amigos”.

Indebtedness.  As to any Person and whether recourse is secured by or is otherwise available against all or only a portion of the assets of such Person and whether or not contingent, but without duplication:

(i)            every obligation of such Person for money borrowed,

(ii)           every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses,

(iii)          every reimbursement obligation of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person,

(iv)          every obligation of such Person issued or assumed as the deferred purchase price of property or services (including securities repurchase agreements but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue by more than sixty (60) days or which are being contested in good faith and for which the Borrowers maintain sufficient reserves in accordance with generally accepted accounting principles),

(v)           every obligation of such Person under any Capitalized Lease,

(vi)          every obligation of such Person under any lease treated as an operating lease under generally accepted accounting principles and as a loan or financing for U.S. income tax purposes (a “Synthetic Lease”),

(vii)         all sales by such Person of (A) accounts or general intangibles for money due or to become due, (B) chattel paper, instruments or documents creating or evidencing a right to payment of money or (C) other receivables (collectively “receivables”), whether pursuant to a purchase facility or otherwise, other than in connection with the disposition of the business operations of such Person relating thereto or a disposition of defaulted receivables for collection and not as a financing arrangement, and together with any obligation of such Person to pay any discount, interest, fees, indemnities, penalties, recourse, expenses or other amounts in connection therewith,

(viii)        every obligation of such Person (an “equity related purchase obligation”) to purchase, redeem, retire or otherwise acquire for value any shares of capital stock of any class issued by such Person, any warrants, options or other rights to acquire any such shares, or any rights measured by the value of such shares, warrants, options or other rights,

(ix)           every obligation of such Person under any forward contract, futures contract, swap, option or other financing agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements), the value of which is dependent upon interest rates, currency exchange rates, commodities or other indices (a “derivative contract”),

(x)            every obligation in respect of Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent that such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor and such terms are enforceable under applicable law,

(xi)           every obligation, contingent or otherwise, of such Person guaranteeing, or having the economic effect of guarantying or otherwise acting as surety for, any obligation of a type described in any of clauses (i) through (x) (the “primary obligation”) of another Person (the “primary obligor”), in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person (A) to purchase or pay (or advance or supply funds for the purchase of) any security for the payment of such primary obligation, (B) to purchase property, securities or services for the purpose of assuring the payment of such primary obligation, or (C) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such primary obligation.

The “amount” or “principal amount” of any Indebtedness at any time of determination represented by (u) any Indebtedness issued at a price that is less than the principal amount at maturity thereof, shall be the amount of the liability in respect thereof determined in accordance with generally accepted accounting principles, (v) any Capitalized Lease shall be the principal component of the aggregate of the rentals obligation under such Capitalized Lease payable over the term thereof that is not subject to termination by the lessee, (w) any sale of receivables shall be the amount of unrecovered capital or principal investment of the purchaser (other than any of the Borrowers or any of their wholly-owned Subsidiaries) thereof, excluding amounts representative of yield or interest earned on such investment, (x) any synthetic lease shall be the stipulated loss value, termination value or other equivalent amount, (y) any derivative contract shall be the maximum amount of any termination or loss payment required to be paid by such Person if such derivative contract were, at the time of determination, to be terminated by reason of any event of default or early termination event thereunder, whether or not such event of default or early termination event has in fact occurred and (z) any equity related purchase obligation shall be the maximum fixed redemption or purchase price thereof inclusive of any accrued and unpaid dividends to be comprised in such redemption or purchase price.

The obligation of such Person to pay current year insurance premiums in an amount not to exceed $3,500,000 shall be excluded from Indebtedness.

Ineligible Securities.  Securities which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1993 (12 U.S.C. §24, Seventh), as amended.

Intercreditor Agreement.  The Intercreditor Agreement among the Borrowers, Wells Fargo Bank, N.A. as collateral agent and as trustee under the Senior Secured Debt Documents, and the Agent, dated as of March 31, 2004, as amended and in effect from time to time, pursuant to which, among other things, the liens securing the Senior Secured Debt are subordinated to the liens securing the Obligations.

Intercreditor Agreement (Unsecured Term Loan).  The Subordination and Intercreditor Agreement among the Parent, the Borrowers, Credit Suisse, as administrative agent under the Unsecured Term Loan Documents, and the Agent, dated as of or prior to the Closing Date, as amended and in effect from time to time, pursuant to which, among other things, the Unsecured Term Loan and other obligations incurred pursuant to or evidenced by the Unsecured Term Loan Documents are subordinated to the Obligations.

Intercreditor Agreement (Parent Debt).  The Subordination and Intercreditor Agreement among the Parent, the Borrowers, Credit Suisse, as administrative agent under the Parent Debt Documents, and the Agent, dated as of or prior to the Closing Date, as amended and in effect from time to time, pursuant to which, among other things, Parent Debt and other obligations incurred pursuant to or evidenced by the Parent Debt Documents are subordinated to the Obligations.

Interest Payment Date.  (a) As to any Base Rate Loan, the last day of each calendar month with respect to interest accrued during such calendar month, including, without limitation, the calendar month which includes the Drawdown Date of such Base Rate Loan; and (b) as to any Eurodollar Rate Loan in respect of which the Interest Period is (i) 3 months or less, the last day of such Interest Period, and (ii) more than 3 months, the date that is 3 months from the first day of such Interest Period and, in addition, the last day of such Interest Period.

Interest Period.  With respect to each Revolving Credit Loan (a) initially, the period commencing on the Drawdown Date of such Loan and ending on the last day of one of the periods set forth below, as selected by the Borrowers in a Revolving Credit Loan Request (i) for any Base Rate Loan, the last day of the calendar month; and (ii) for any Eurodollar Rate Loan, 1, 2, 3 or 6 months; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Revolving Credit Loan and ending on the last day of one of the periods set forth above, as selected by the Borrowers in a Conversion Request; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(a)           if any Interest Period with respect to a Eurodollar Rate Loan would otherwise end on a day that is not a Eurodollar Business Day, that Interest Period shall be extended to the next succeeding Eurodollar Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Eurodollar Business Day;

(b)           if any Interest Period with respect to a Base Rate Loan would end on a day that is not a Business Day, that Interest Period shall end on the next succeeding Business Day;

(c)           if the Borrowers shall fail to give notice as provided in §2.7 as applicable, the Borrowers shall be deemed to have requested a conversion of the affected Eurodollar Rate Loan to a Base Rate Loan and the continuance of all Base Rate Loans as Base Rate Loans on the last day of the then current Interest Period with respect thereto;

(d)           any Interest Period relating to any Eurodollar Rate Loan that begins on the last Eurodollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Eurodollar Business Day of a calendar month; and

(e)           any Interest Period that would otherwise extend beyond the Revolving Credit Loan Maturity Date.

International Standby Practices.  With respect to any standby Letter of Credit, International Standby Practices (ISP98), International Chamber of Commerce Publication No. 590, or any successor code of standby letter of credit practices among banks adopted by the Agent in the ordinary course of its business as a standby letter of credit issuer and in effect at the time of issuance of such Letter of Credit.

Investments.  All expenditures made and all liabilities incurred (contingently or otherwise) for the acquisition of stock or Indebtedness of, or for loans, advances, capital contributions or transfers of property to, or in respect of any guaranties (or other commitments described under Indebtedness) or obligations of any Person.  In determining the aggregate amount of Investments outstanding at any particular time: (a) the amount of any Investment represented by a guaranty shall be taken at not less than the principal amount of the obligations guaranteed and still outstanding; (b) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid; (c) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution); (d) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (b) may be deducted when paid; and (e) there shall not be deducted from the aggregate amount of Investments any decrease in the value thereof.

Joinder Agreement.  See §9.18.

Keystone Grill Concept.  The method of operation used by and the intellectual property associated with those Stores that as of the Closing Date operate under any trade name that contains the words “Keystone Grill”.

Las Brisas Concept.  The method of operation used by and the intellectual property associated with those Stores that as of the Closing Date operate under any trade name that contains the words “Las Brisas”.

L/C Issuer. means GE Capital or a Subsidiary thereof or a bank or other legally authorized Person selected by or acceptable to the Agent in its sole discretion, in such Person’s capacity as an issuer of Letters of Credit hereunder.

Lenders.  GE Capital and the other lending institutions listed on Schedule 1 hereto and any other Person who becomes an assignee of any rights and obligations of a Lender pursuant to §20.

Letter of Credit.  See §5.1.1.

Letter of Credit Application.  See §5.1.1.

Letter of Credit Facility.  The letter of credit facility established pursuant to this Credit Agreement in an aggregate amount of $25,000,000.

Letter of Credit Fee.  See §5.6.

Letter of Credit Participation.  See §5.1.4.

Leverage Ratio.  As at the end of any fiscal quarter of the Borrowers, the ratio of (a) Consolidated Funded Indebtedness at such date to (b) Consolidated EBITDA for the period of the four (4) consecutive fiscal quarters ending on such date.

Loan Documents.  This Credit Agreement, the Notes, the Letter of Credit Applications, the Letters of Credit, the Fee Letter and the Security Documents.

Loans.  The Revolving Credit Loans.

Maintenance Capital Expenditures.  Capital Expenditures that are not Growth Capital Expenditures.

Majority Lenders.  As of any date, any combination of Lenders the sum of whose aggregate Revolving Credit Commitments constitute at least sixty-six and two-thirds percent (66 2/3%) of the Total Revolving Credit Commitment, or, if the Total Revolving Credit Commitment has been terminated or if the Revolving Credit Loan Maturity Date has occurred, any combination of Lenders holding at least sixty-six and two-thirds percent (66 2/3%) of the total outstanding principal amount of the Loans on such date; provided, however, so long as there are two (2) Lenders or less, Majority Lenders shall be all Lenders.

Management Agreement.  The Management Services Agreement, dated as of August 21, 2006, by and between Real Mex and Sun Capital Partners Management IV, LLC.

Materially Adverse Effect.  A materially adverse effect on the business, assets or financial condition of the Borrowers and their Subsidiaries taken as a whole.

Maximum Drawing Amount.  The maximum aggregate amount that the beneficiaries may at any time draw under outstanding Letters of Credit, as such aggregate amount may be reduced from time to time pursuant to the terms of the Letter of Credit; provided, however, that the Maximum Drawing Amount shall not include the amount of any Letter of Credit to the extent any such Letter of Credit has been cash collateralized in an amount not less than 105% of the aggregate amount that the beneficiary may at any time draw under such Letter of Credit.

Measurement Period.  The period of one (1) fiscal quarter ending March 31, 2007, the period of two (2) fiscal quarters ending June 30, 2007, the period of three (3) fiscal quarters ending September 30, 2007, and each period of four (4) consecutive fiscal quarters ending thereafter.

Merger.  The consummation of the merger of RM Integrated with and into Real Mex pursuant to the Merger Documents.

Merger Documents.  (i) The Agreement and Plan of Merger, dated August 17, 2006 (the “Merger Agreement”), by and among Real Mex, the Parent, RM Integrated, Inc., and joined by Bruckman, Rosser, Sherrill & Co., Inc., as representative for the Sellers solely for the purposes of Sections 2.10 and 9.1 thereof; (ii) the Certificate of Merger (as defined in the Merger Agreement); and (iii) all other agreements and documents entered into in connection with the Merger and the other transactions contemplated thereby, in each case as amended and in effect from time to time.

Mortgaged Property.  Any Real Estate which is subject to a Mortgage.

Mortgages.  The several mortgages and deeds of trust, dated or to be dated on or prior to the Closing Date and listed on Schedule 2, and each of the mortgages and deeds of trust which may be delivered after the Closing Date in accordance with §9.13, from one of the Borrowers to the Agent with respect to the interests of the Borrowers in certain parcels of the Real Estate consisting of fee properties and leases and in form and substance satisfactory to the Agent.

MP.  As defined in the preamble hereto.

Multiemployer Plan.  Any multiemployer plan within the meaning of §3(37) of ERISA maintained or contributed to by any Borrower or any ERISA Affiliate that is subject to Title IV of ERISA.

Net Cash Proceeds.  In connection with any sale or other disposition of assets, any Sale-Leaseback or any issuance of equity after the Closing Date, the cash proceeds received from such sale or other disposition or such issuance, net of all costs of sale, underwriting or brokerage costs, and taxes paid or payable as a result thereof by the Borrowers or any of their Subsidiaries.

Note(s).  The Revolving Credit Notes and the Collateral Notes.

Non-Sale-Leaseback Properties.  The eight (8) fee and leasehold real properties constituting Real Estate that are listed in part A of Schedule 12.8 attached hereto.

Obligations.  All indebtedness, obligations and liabilities of any of the Borrowers and their Subsidiaries to any of the Lenders, and the Agent, individually or collectively, existing or arising on the date of this Credit Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Credit Agreement or any of the other Loan Documents or in respect of any of the Loans made or Reimbursement Obligations incurred or any of the Notes, Letter of Credit Applications, Letters of Credit or other instruments at any time evidencing any thereof or arising or incurred under any Rate Protection Agreements entered into by any of the Borrowers or their Subsidiaries with any of the Lenders.

Original Closing Date.  As defined in the Recitals hereto.

Other Taxes.  Any present or future stamp or documentary taxes or capital taxes or any other excise or property taxes, charges or similar duties or levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Credit Agreement or any of the other Loan Documents.

Outstanding.  With respect to the Loans, the aggregate unpaid principal thereof as of any date of determination.

Parent.  RM Restaurant Holding Corp., a Delaware corporation.

Parent Debt.  Unsecured Indebtedness of the Parent in an aggregate principal amount not to exceed $115,000,000 evidenced by the Parent Debt Documents and any Permitted Subordinated Refinancing (as defined in the Intercreditor Agreement (Parent Debt)) thereof.

Parent Debt Documents.  The Credit Agreement, dated as of October 5, 2006, among Parent, Credit Suisse and the lenders referred to therein pursuant to which up to $115,000,000 aggregate principal amount of Parent Debt has been issued to the Parent and each of the notes and other documents delivered pursuant thereto, in each case, as amended in accordance with this Credit Agreement and in effect from time to time.

Parent Guaranty.  The Amended and Restated Guaranty, amended and restated as of January 29, 2007, by the Parent, in form and substance satisfactory to the Agent.

Patriot Act.  The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56, as amended.

PBGC.  The Pension Benefit Guaranty Corporation created by §4002 of ERISA and any successor entity or entities having similar responsibilities.

Perfection Certificate.  The Perfection Certificate dated as of the Closing Date delivered by each of the Borrowers to the Agent on the Closing Date.

Permitted Holder Affiliate  With respect to a specified Person, another Person that directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such Person.  For purposes of this definition, a Person shall be deemed to “control” or be “controlled by” a Person if such Person possesses, directly or indirectly, power either (a) to vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

Permitted Holders.  Collectively, (a) Sun Capital and the other Sun Capital Affiliates, (b) the Co-Investors, and (c) any Related Parties of (i) the Sun Capital Affiliates or (ii) the Co-Investors.

Permitted LC Purposes.  See §8.15.1.

Permitted Liens.  Liens, security interests and other encumbrances permitted by §10.2.

Permitted Parent Debt.  Collectively, (a) the Parent Debt and (b) any other Indebtedness at any time incurred by Parent in an aggregate principal amount not to exceed $25,000,000 at any one time outstanding, provided that, in the case of any Indebtedness referred to in clause (b) of this definition, (i) 100% of the proceeds of such Indebtedness are contributed by the Parent in cash to Real Mex as common equity, (ii) such Indebtedness is unsecured and not guaranteed by any Borrower or any Subsidiary of a Borrower, (iii) such Indebtedness is not exchangeable or convertible into any Indebtedness of the Parent or any of its Subsidiaries (other than Indebtedness permitted under this clause (b)), (iv) such Indebtedness is subordinated to the Indebtedness incurred by Parent under the Parent Debt Documents on terms satisfactory to the Majority Lenders, (v) interest on such Indebtedness shall be payable only in kind, (vi) such Indebtedness does not mature, and is not subject to mandatory repurchase, redemption or amortization, in each case prior to the maturity date of the Parent Debt, and (vii) to the extent such Indebtedness contains covenants and events of default, such covenants and events of default shall be determined by the Agent to be no more restrictive, when taken as a whole, than the covenants and events of default in the Parent Debt Documents.

Person.  Any individual, corporation, partnership, trust, unincorporated association, limited liability company, business, or other legal entity, and any government or any governmental agency or political subdivision thereof.

Rate Adjustment Period.  As defined in the definition of “Applicable Margin”.

Rate Protection Agreement.  Any interest rate swap, cap, collar or similar agreement or arrangement entered into, from time to time, by any of the Borrowers or their Subsidiaries and any of the Lenders or any of their respective affiliates to protect such Borrower or such Subsidiary against fluctuations in interest rates on Indebtedness of such Borrower or such Subsidiary.

RCRA.  See §8.17(a).

Real Estate.  All real property at any time owned or leased (as lessee or sublessee) by any of the Borrowers or their Subsidiaries.

Real Estate Documentation.  See §9.13.

Real Estate Leases.  Leases, including ground leases and space leases, pursuant to which any Borrower leases Real Estate.

Real Mex.  As defined in the preamble hereto.

Record.  The grid attached to a Note, or the continuation of such grid, or any other similar record, including computer records, maintained by any Lender with respect to any Loan referred to in such Note.

Refinancing.  The refinancing on the Closing Date of certain of the obligations outstanding under the Existing Credit Agreement with the proceeds of the amendment and restatement effected pursuant to this Credit Agreement.

Register.  See §20.3.

Registration Rights Agreement.  The Registration Rights Agreement, dated as of August 21, 2006, by and among the Parent, Sun Cantinas, and the other parties thereto.

Reimbursement Obligation.  The Borrowers’ obligation to reimburse the Agent and the Lenders on account of any drawing under any Letter of Credit as provided in §5.2.

Related Parties.  With respect to any Permitted Holder, the Permitted Holder Affiliates of such Permitted Holder and the members, partners, directors, officers, employees, agents, trustees and advisors of such Permitted Holder and of the Permitted Holder Affiliates of such Permitted Holder.

Restricted Payments.  In relation to the Borrowers, any (a) Distribution, (b) payment by any of the Borrowers to Sun Capital or any Sun Capital Affiliate other than payments to any Sun Capital Affiliate for goods and services in the ordinary course of business on terms equivalent to those obtainable in arms length transactions, (c) payment in respect of or purchase of the Senior Secured Debt, or (d) payment in respect of or purchase of the Unsecured Term Loan.

Revolving Credit Commitment.  With respect to each Lender, the amount set forth on Schedule 1 hereto as the amount of such Lender’s commitment to make Revolving Credit Loans and participate in letters of credit pursuant to the letter of credit commitment to the Borrowers, as the same may be reduced from time to time in accordance with the provisions hereof; or if such commitment is terminated pursuant to the provisions hereof, zero.

Revolving Credit Commitment Percentage.  With respect to each Lender, the percentage set forth on Schedule 1 hereto as such Lender’s percentage of the aggregate Revolving Credit Commitments of all of the Lenders.

Revolving Credit Loan Facility.  The revolving credit loan facility established pursuant to this Credit Agreement in the aggregate amount of $15,000,000 on the Closing Date (with unlimited availability for letters of credit).

Revolving Credit Loan Maturity Date.  The earliest to occur of (a) January 29, 2009, (b) the payment or defeasance in full of the Senior Secured Debt, (c) the payment in full in cash of the Unsecured Term Loan or (d) the date upon which interest on the Permitted Parent Debt is required to be paid in cash pursuant to the terms thereof.

Revolving Credit Loan Request.  See §2.6.

Revolving Credit Loans.  Revolving credit loans made or to be made by the Lenders to the Borrowers pursuant to §2.

Revolving Credit Note Record.  A Record with respect to a Revolving Credit Note.

Revolving Credit Note(s).  See §2.4.

RMF.  As defined in the preamble hereto.

RM Integrated.  RM Integrated, Inc., a Delaware corporation and wholly-owned subsidiary of Parent.

Sale-Leaseback.  See §10.6.

Sale-Leaseback Properties.  The five (5) fee and leasehold real properties constituting Real Estate that are listed in part B of Schedule 12.8 attached hereto.

SARA.  See §8.17(a).

Security Agreement.  The Second Amended and Restated Security Agreement, amended and restated as of January 29, 2007, among the Borrowers and the Agent, and in form and substance satisfactory to the Lenders and the Agent.

Security Documents.  The Intercreditor Agreement, the Parent Guaranty, the Security Agreement, the Mortgages, the Trademark Security Agreement, the Stock Pledge Agreements, the Assignment and Agency Account Agreement, the Agency Account Agreements and all other instruments and documents, including, without limitation, Uniform Commercial Code financing statements, required to be executed or delivered pursuant to any Security Document, in each case, as amended, restated, supplemented or otherwise modified from time to time.

Sellers.  The Former Securities Holders (as defined in the Merger Agreement).

Senior Secured Debt.  Indebtedness of the Borrowers in an aggregate principal amount not to exceed $105,000,000 evidenced by senior secured notes due 2010 issued pursuant to the Senior Secured Debt Documents and that is expressly subject to the provisions of the Intercreditor Agreement.

Senior Secured Debt  Documents.  (i) The Indenture, dated as of the Original Closing Date, among Real Mex and Wells Fargo Bank Minnesota, National Association, pursuant to which up to $105,000,000 original principal amount of Senior Secured Debt has been issued by the Borrowers, as amended (to the extent permitted by §10.13) and in effect from time to time, and each of the notes, security documents and other documents delivered pursuant thereto, and (ii) the Intercreditor Agreement.

Stockholders Agreement.  The Stockholders Agreement, dated as of August 21, 2006, by and among Sun Cantinas, the Parent, and the other stockholders party thereto.

Stock Pledge Agreements.  (i) The Second Amended and Restated Stock Pledge Agreement, amended and restated as of January 29, 2007, among certain of the Borrowers, the Parent and the Agent and (ii) the Amended and Restated Membership Interest Pledge Agreement, amended and restated as of January 29, 2007, by and between CKR Acquisition Corp. and the Agent.

Store.  A particular restaurant at a particular location that is owned or operated by a Borrower or a Borrower’s Subsidiary.

Subscription Agreement.  The Subscription Agreement, dated as of August 16, 2006, by and between Sun Cantinas and the Parent.

Subsidiary.  Any corporation, partnership, association, trust, limited liability company or other business entity of which the designated parent shall at any time own directly or indirectly through a Subsidiary or Subsidiaries at least a majority (by number of votes) of the outstanding Voting Stock.

Sun Cantinas.  Sun Cantinas, LLC, a Delaware limited liability company.

Sun Capital.  Sun Capital Partners Group IV, Inc.

Sun Capital Affiliates.  Sun Capital and any of its Control Investment Affiliates.

Synthetic Leases.  As defined in clause (vi) of the definition of the term “Indebtedness”.

TARV.  As defined in the preamble hereto.

Taxes.  Any and all present or future taxes, levies, imposts, deductions, duties, charges, fees, compulsory loans, withholdings and restrictions or conditions of any nature imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, such taxes (including income taxes or franchise taxes) as are imposed on or measured by each Lender’s or (in case of payments made to the Agent for its own account) the Agent’s net income by any jurisdiction (whether federal, state or local and including any political subdivision thereof) under the laws of which such Lender or the Agent, as the case may be, is organized or maintains a lending office.

Tender Offer.  The offer to purchase the Notes (as defined in the Indenture), made by Real Mex on September 19, 2006, upon the terms and conditions set forth in the Tender Offer Documents.

Tender Offer Documents.  The Notice of Change of Control and Offer to Purchase for Cash Any and All Outstanding 10% Senior Secured Notes due 2010, each dated September 19, 2006.

Title Insurance Company.  (i) with respect to the Sale-Leaseback Properties, First American Title Insurance Company, and (ii) with respect to the Non-Sale-Leaseback Properties, Commonwealth Land Title Insurance Company, Lawyers Title Insurance Corporation or Transnation Title Insurance Company.

Title Policy.  In relation to each Mortgaged Property, an ALTA standard form title insurance policy issued by the Title Insurance Company (with such reinsurance or co-insurance as the Agent may require, any such reinsurance to be with direct access endorsements) in such amount as may be determined by the Agent insuring the priority of the Mortgage of such Mortgaged Property and that one of the Borrowers or one of their Subsidiaries holds marketable fee simple or, as the case may be, leasehold title to such Mortgaged Property, subject only to the encumbrances permitted by such Mortgage and which shall not contain exceptions for mechanics liens, persons in occupancy or matters which would be shown by a survey (except as may be permitted by such Mortgage), shall not insure over any matter except to the extent that any such affirmative insurance is equal to (a) with respect to each fee property, the fair market value thereof, (b) with respect to each ground lease, $500,000 and (c) with respect to each other leasehold property, $250,000, and in all cases shall contain such endorsements and affirmative insurance as the Agent in its discretion may reasonably require, including but not limited to (i) variable rate of interest endorsement, (ii) usury endorsement, (iii) revolving credit endorsement, (iv) tie-in endorsement, (v) doing business endorsement, (vi) last dollar endorsement, (vii) first-loss endorsement and (viii) anti-taint endorsement; provided for any leased property (other than ground lease property) no endorsement is required which would necessitate a survey.

Total Revolving Credit Commitment.  The sum of the Revolving Credit Commitments of the Lenders, as in effect from time to time.  On the Closing Date, the Total Revolving Credit Commitment shall include the $15,000,000 revolving credit loan commitment (with unlimited availability for letters of credit) and the $25,000,000 letter of credit commitment.

Trademark Security Agreement.  The Trademark Collateral Security and Pledge Agreements, among one or more Borrowersand the Agent, each in form and substance satisfactory to the Lenders and the Agent.

Transaction Costs.  Fees and expenses incurred by the Parent and/or Borrowers in connection with the Merger and related financing transactions.

Type.  As to any Revolving Credit Loan, its nature as a Base Rate Loan or a Eurodollar Rate Loan.

Uniform Customs.  With respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 or any successor version thereto adopted by the Agent in the ordinary course of its business as a letter of credit issuer and in effect at the time of issuance of such Letter of Credit  or, in the case of a standby Letter of Credit, either the Uniform Customs or the International Standby Practices (ISP98), International Chamber of Commerce Publication No. 590, or any successor code of standby letter of credit practices among banks adopted by the Agent in the ordinary course of its business as a standby letter of credit issuer and in effect at the time of issuance of such Letter of Credit.

Unpaid Reimbursement Obligation.  Any Reimbursement Obligation for which the Borrowers have not reimbursed the Agent and the Lenders on the date specified in, and in accordance with, §5.2.

Unprofitable Store.  At the relevant time of reference thereto, any Store whose net income (without deduction or adjustment for expenses related to interest, income taxes, depreciation or amortization or other non-cash charges, gains or losses on the sale of Capital Assets or corporate overhead that may be attributable to such Store) on an individual Store basis is less than $1 for the twelve most recently ended fiscal months, provided that, solely for the purposes of determining whether any Store is an Unprofitable Store, it shall be assumed that the net income of each Store shall be greater than $1 for each of its first six months’ of operation.

Unsecured Term Loan.  The incurrence by Real Mex of a $65,000,000 senior unsecured term loan in accordance with the Unsecured Term Loan Documents.

Unsecured Term Loan Documents.  (i) The Amended and Restated Credit Agreement, dated as of October 5, 2006 (the “Unsecured Credit Agreement”), by and among Real Mex, Parent, the lenders party thereto, Credit Suisse, as administrative agent, sole book runner and sole lead arranger, (ii) the Guarantee Agreement (as defined in the Unsecured Credit Agreement, and (iii) the Term Notes (as defined in the Unsecured Credit Agreement), in each case as amended (to the extent permitted by §10.15) and in effect from time to time.

Unsecured Term Loan Maturity Date.  October 5, 2010.

Ventura Property.  That certain real property owned by ETRI and located at 770 Seaward Avenue, Ventura, California 93001.

Voting Stock.  Stock or similar interests, of any class or classes (however designated), the holders of which are at the time entitled, as such holders, to vote for the election of the directors (or persons performing similar functions) of the corporation, partnership, association, limited liability company, trust or other business entity involved, whether or not the right so to vote exists by reason of the happening of a contingency.

Weekly Cash Flow Projection.  See §9.4(j).

Who Song & Larry’s Concept.  The method of operation used by and the intellectual property associated with those Stores that as of the Closing Date operate under any trade name that contains the words “Who Song & Larry’s”.

1.2          Rules of Interpretation.

(a)           A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Credit Agreement unless explicitly specified to the contrary, either in the defined term referring to such document and agreement or otherwise.

(b)           The singular includes the plural and the plural includes the singular.

(c)           A reference to any law includes any amendment or modification to such law.

(d)           A reference to any Person includes its permitted successors and permitted assigns.

(e)           Accounting terms not otherwise defined herein have the meanings assigned to them by generally accepted accounting principles applied on a consistent basis by the accounting entity to which they refer.

(f)            The words “include”, “includes” and “including” are not limiting.

(g)           All terms not specifically defined herein or by generally accepted accounting principles, which terms are defined in the Uniform Commercial Code as in effect in the Commonwealth of Massachusetts, have the meanings assigned to them therein, with the term “instrument” being that defined under Article 9 of the Uniform Commercial Code.

(h)           Reference to a particular “§” refers to that section of this Credit Agreement unless otherwise indicated.

(i)            The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Credit Agreement as a whole and not to any particular section or subdivision of this Credit Agreement.

(j)            Unless otherwise expressly indicated, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.”

(k)           This Credit Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters.  All such limitations, tests and measurements are, however, cumulative and are to be performed in accordance with the terms thereof.

(l)            This Credit Agreement and the other Loan Documents are the result of negotiation among, and have been reviewed by counsel to, among others, the Agent and the Borrowers and are the product of discussions and negotiations among all parties.  Accordingly, this Credit Agreement and the other Loan Documents are not intended to be construed against the Agent or any of the Lenders merely on account of the Agent’s or any Lender’s involvement in the preparation of such documents.

2.             THE REVOLVING CREDIT FACILITY.

2.1          Commitment to Lend.  Subject to the terms and conditions set forth in this Credit Agreement, each of the Lenders severally agrees to lend to the Borrowers and the Borrowers may borrow, repay, and reborrow on a joint and several basis from time to time from the Closing Date up to and including the Revolving Credit Loan Maturity Date upon notice by the Borrowers to the Agent given in accordance with §2.6, such sums as are requested by the Borrowers up to a maximum aggregate amount Outstanding (after giving effect to all amounts requested) at any one time equal to such Lender’s Revolving Credit Commitment, minus such Lender’s Revolving Credit Commitment Percentage of the sum of the Maximum Drawing Amount and all Unpaid Reimbursement Obligations provided that (a) the Outstanding amount of the Revolving Credit Loans (after giving effect to all amounts requested), plus the Maximum Drawing Amount, plus all Unpaid Reimbursement Obligations shall not at any time exceed the Total Revolving Credit Commitment, and (b) the Outstanding amount of Revolving Credit Loans (after giving effect to all amounts requested) shall not at any time exceed $15,000,000.  The Revolving Credit Loans shall be made pro rata in accordance with each Lender’s Revolving Credit Commitment Percentage.  Each request for a Revolving Credit Loan hereunder shall constitute a representation and warranty by the Borrowers that the conditions set forth in §12 and §13, in the case of the initial Revolving Credit Loans to be made on the Closing Date, and §13, in the case of all other Revolving Credit Loans, have been satisfied on the date of such request.

2.2          Commitment Fee.  The Borrowers jointly and severally agree to pay to the Agent for the accounts of the Lenders in accordance with their respective Revolving Credit Commitment Percentages a commitment fee in an amount equal to one-half of one percent (0.50%) per annum on the average daily amount during each calendar quarter or portion thereof fromthe Closing Date to the Revolving Credit Loan Maturity Date by which the Total Revolving Credit Commitment exceeds the sum of (a) the Outstanding amount of Revolving Credit Loans plus (b) the Maximum Drawing Amount, plus (c) all Unpaid Reimbursement Obligations during such calendar quarter.  The commitment fee shall be payable quarterly in arrears on the last day of each calendar quarter for the calendar quarter then ending, commencing on the first such date after the Closing Date, with a final payment on the Revolving Credit Loan Maturity Date or any earlier date on which the Revolving Credit Commitments shall terminate.

2.3          Reduction of Total Revolving Credit Commitment.  Subject to §6.9, the Borrowers shall have the right at any time and from time to time upon three (3) Business Days prior written notice (confirmed telephonically on the date of delivery of such written notice) or telephonic notice  (confirmed in writing on the date of such telephonic notice) to the Agent to reduce by $1,000,000 or an integral multiple of $500,000 in excess thereof, or terminate entirely, the Total Revolving Credit Commitment, whereupon the Revolving Credit Commitments of the Lenders shall be reduced pro rata in accordance with their respective Revolving Credit Commitment Percentages of the amount specified in such notice or, as the case may be, terminated.  Promptly after receiving any notice of the Borrowers delivered pursuant to this §2.3, the Agent will notify the Lenders of the substance thereof.  Upon the effective date of any such reduction or termination, the Borrowers shall pay to the Agent for the respective accounts of the Lenders, in accordance with their Revolving Credit Commitment Percentages, the full amount of any commitment fee then accrued on the amount of the reduction.  No reduction or termination of the Revolving Credit Commitments may be reinstated.

2.4          The Revolving Credit Notes.  The Revolving Credit Loans shall be evidenced by separate joint and several promissory notes of the Borrowers in substantially the form of Exhibit A hereto (each a “Revolving Credit Note”), dated as of the Closing Date and completed with appropriate insertions.  One Revolving Credit Note shall be payable to the order of each Lender in a principal amount equal to such Lender’s Revolving Credit Commitment or, if less, the Outstanding amount of all Revolving Credit Loans made by such Lender, plus interest accrued thereon, as set forth below.  Each of the Borrowers irrevocably authorizes each Lender to make or cause to be made, at or about the time of the Drawdown Date of any Revolving Credit Loan or at the time of receipt of any payment of principal on such Lender’s Revolving Credit Note, an appropriate notation on such Lender’s Revolving Credit Note Record reflecting the making of such Revolving Credit Loan or (as the case may be) the receipt of such payment.  The Outstanding amount of the Revolving Credit Loans set forth on such Lender’s Revolving Credit Note Record shall be prima facie evidence of the principal amount thereof owing and unpaid to such Lender, but the failure to record, or any error in so recording, any such amount on such Lender’s Revolving Credit Note Record shall not limit or otherwise affect the obligations of the Borrowers hereunder or under any Revolving Credit Note to make payments of principal of or interest on any Revolving Credit Note when due.

2.5          Interest on Revolving Credit Loans.  Except as otherwise provided in §6.10,

(a)           Each Revolving Credit Loan that is a Base Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at an annual rate equal to the sum of (i) the Base Rate plus (ii) the Applicable Margin with respect to Revolving Credit Loans which are Base Rate Loans, as in effect from time to time while such Base Rate Loan is Outstanding.

(b)           Each Revolving Credit Loan that is a Eurodollar Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at an annual rate equal to the sum of (i) the Eurodollar Rate plus (ii) the Applicable Margin with respect to Revolving Credit Loans which are Eurodollar Rate Loans, as in effect from time to time while such Eurodollar Rate Loan is Outstanding.

(c)           The Borrowers jointly and severally promise to pay interest on each Revolving Credit Loan in arrears on each Interest Payment Date with respect thereto.

2.6          Requests for Revolving Credit Loans.  The Borrowers shall give to the Agent telephonic and written notice (such written notice to be in the form of Exhibit B hereto) of each Revolving Credit Loan requested hereunder (a “Revolving Credit Loan Request”) (a) prior to noon (Chicago time) on the proposed Drawdown Date of any Base Rate Loan equal to or less than $5,000,000, (b) prior to noon (Chicago time) on the date which is one (1) Business Day prior to the proposed Drawdown Date of any Base Rate Loan in excess of $5,000,000 and (c) prior to noon (Chicago time) on the third Eurodollar Business Day prior to the proposed Drawdown Date of any Eurodollar Rate Loan.  Each such written notice shall specify (w) the principal amount of the Revolving Credit Loan requested, (x) the proposed Drawdown Date of such Revolving Credit Loan, (y) if a Eurodollar Rate Loan, the Interest Period for such Revolving Credit Loan and (z) the Type of such Revolving Credit Loan.  Upon receipt of any such notices, the Agent shall promptly notify each of the Lenders thereof.  Each Revolving Credit Loan Request shall be irrevocable and binding on the Borrowers and shall obligate the Borrowers to accept the Revolving Credit Loan requested from the Lenders on the proposed Drawdown Date.  Each Revolving Credit Loan Request shall be in a minimum aggregate amount of $100,000 or an integral multiple of $100,000 in excess thereof.  Unless the Agent is otherwise directed in writing by the Borrowers, the proceeds of each requested borrowing after the Closing Date will be made available to the Borrowers by the Agent by wire transfer of such amount to the Borrowers pursuant to the wire transfer instructions specified on the signature page hereto in relation to the Borrowers.

2.7          Conversion Options.

2.7.1       Conversion to Different Type of Revolving Credit Loan.  The Borrowers may elect from time to time to convert any Outstanding Revolving Credit Loan to a Revolving Credit Loan of another Type, provided that (a) with respect to any such conversion of a Eurodollar Rate Loan to a Base Rate Loan, the Borrowers shall give the Agent at least one (1) Business Day prior written notice (confirmed telephonically on the date of delivery of such written notice) or telephonic notice (confirmed in writing on the date of such telephonic notice) of such election; (b) with respect to any such conversion of a Base Rate Loan to a Eurodollar Rate Loan, the Borrowers shall give the Agent written notice (confirmed telephonically on the date of delivery of such written notice) or telephonic notice (confirmed in writing on the date of such telephonic notice) of such election by noon (Chicago time) on the 3rd Eurodollar Business Day prior to the date on which the Borrowers wish to convert any Base Rate Loan to a Eurodollar Rate Loan for an Interest Period designated by the Borrowers in such election; (c) with respect to any such conversion of a Eurodollar Rate Loan into a Base Rate Loan, such conversion shall only be made on the last day of the Interest Period with respect thereto and (d) no Loan may be converted into a Eurodollar Rate Loan when any Default or Event of

Default has occurred and is continuing.  On the date on which such conversion is being made each Lender shall take such action as is necessary to transfer its Revolving Credit Commitment Percentage of such Revolving Credit Loans to its Domestic Lending Office or its Eurodollar Lending Office, as the case may be.  All or any part of Outstanding Revolving Credit Loans of any Type may be converted into a Revolving Credit Loan of another Type as provided herein, provided that any partial conversion shall be in an aggregate principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.  Each Conversion Request relating to the conversion of a Revolving Credit Loan to a Eurodollar Rate Loan shall be irrevocable by the Borrowers.

2.7.2       Continuation of Type of Revolving Credit Loan.  Any Revolving Credit Loan of any Type may be continued as a Revolving Credit Loan of the same Type upon the expiration of an Interest Period with respect thereto by compliance by the Borrowers with the notice provisions contained in §2.7.1; provided that no Eurodollar Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Base Rate Loan on the last day of the first Interest Period relating thereto ending during the continuance of any Default or Event of Default of which officers of the Agent active upon the Borrowers’ account have actual knowledge.  In the event that the Borrowers fail to provide any such notice with respect to the continuation of any Eurodollar Rate Loan as such, then such Eurodollar Rate Loan shall be automatically converted to a Base Rate Loan on the last day of the Interest Period relating thereto.  The Agent shall notify the Lenders promptly when any such automatic conversion contemplated by this §2.7.2 is scheduled to occur.

2.7.3       Eurodollar Rate Loans.  Any conversion to or from Revolving Credit Loans that are Eurodollar Rate Loans shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of all Revolving Credit Loans that are Eurodollar Rate Loans having the same Interest Period shall not be less than $500,000 or a whole multiple of $100,000 in excess thereof.  At no time shall there be more than three (3) Revolving Credit Loans that are Eurodollar Rate Loans having different Interest Periods.

2.8          Funds for Revolving Credit Loans.

2.8.1       Funding Procedures.  Not later than 1:00 p.m. (Chicago time) on the proposed Drawdown Date of any Revolving Credit Loans, each of the Lenders will make available to the Agent, at the Agent’s Office, in immediately available funds, the amount of such Lender’s Revolving Credit Commitment Percentage of the amount of the requested Revolving Credit Loans.  Upon receipt from each Lender of such amount, and upon receipt of the documents required by §§12 and 13 and the satisfaction of the other conditions set forth therein, to the extent applicable, the Agent will make available to the Borrowers the aggregate amount of such Revolving Credit Loans made available to the Agent by the Lenders.  The failure or refusal of any Lender to make available to the Agent at the aforesaid time and place on any Drawdown Date the amount of its Revolving Credit Commitment Percentage of the requested Revolving Credit Loans shall not relieve any other Lender from its several obligation hereunder to make available to the Agent the amount of such other Lender’s Revolving Credit Commitment Percentage of any requested Revolving Credit Loans.

2.8.2       Advances by Agent.  The Agent may, unless notified to the contrary by any Lender prior to a Drawdown Date, assume that such Lender has made available to the Agent on such Drawdown Date the amount of such Lender’s Revolving Credit Commitment Percentage of the Revolving Credit Loans to be made on such Drawdown Date, and the Agent may (but it shall not be required to), in reliance upon such assumption, make available to the Borrowers a corresponding amount.  If any Lender makes available to the Agent such amount on a date after such Drawdown Date, such Lender shall pay to the Agent on demand an amount equal to the product of (a) the average computed for the period referred to in clause (c) below, of the weighted average interest rate paid by the Agent for federal funds acquired by the Agent during each day included in such period, times (b) the amount of such Lender’s Revolving Credit Commitment Percentage of such Revolving Credit Loans, times (c) a fraction, the numerator of which is the number of days that elapse from and including such Drawdown Date to the date on which the amount of such Lender’s Revolving Credit Commitment Percentage of such Revolving Credit Loans shall become immediately available to the Agent, and the denominator of which is 360.  A statement of the Agent submitted to such Lender with respect to any amounts owing under this paragraph shall be prima facie evidence of the amount due and owing to the Agent by such Lender.  If the amount of such Lender’s Revolving Credit Commitment Percentage of such Revolving Credit Loans is not made available to the Agent by such Lender within three (3) Business Days following such Drawdown Date, the Agent shall be entitled to recover such amount from the Borrowers on demand, with interest thereon at the rate per annum applicable to the Revolving Credit Loans made on such Drawdown Date.

3.             REPAYMENT OF THE REVOLVING CREDIT LOANS.

3.1          Maturity.  The Borrowers jointly and severally promise to pay on the Revolving Credit Loan Maturity Date, or at such earlier time as the Revolving Credit Loans become due and payable as set forth herein, and there shall become absolutely due and payable on the Revolving Credit Loan Maturity Date, or at such earlier time as the Revolving Credit Loans become due and payable as set forth herein, all of the Revolving Credit Loans Outstanding on such date, together with any and all accrued and unpaid interest thereon.

3.2          Mandatory Repayments of Revolving Credit Loans.  If at any time the sum of the Outstanding amount of the Revolving Credit Loans, plus the Maximum Drawing Amount, plus all Unpaid Reimbursement Obligations exceeds the Total Revolving Credit Commitment, then the Borrowers shall immediately pay the amount of such excess to the Agent for the respective accounts of the Lenders for application to the Revolving Credit Loans.  Each prepayment of Revolving Credit Loans shall be allocated among the Lenders, in proportion, as nearly as practicable, to the respective unpaid principal amount of each Lender’s Revolving Credit Note, with adjustments to the extent practicable to equalize any prior payments or repayments not exactly in proportion.  Each prepayment pursuant to this §3.2 shall be made in accordance with the provisions of §6.9.

3.3          Optional Repayments of Revolving Credit Loans.  The Borrowers shall have the right, at their election, to repay the Outstanding amount of the Revolving Credit Loans, as a whole or in part, at any time without penalty or premium, provided that any full or partial prepayment of the outstanding amount of any Eurodollar Rate Loans pursuant to this §3.3 that is not made on the last day of the Interest Period relating thereto shall be accompanied by any amounts due under §6.9 hereunder.  The Borrowers shall give the Agent, no later than noon (Chicago time), on the date of any proposed prepayment prior written notice (confirmed telephonically on the date of delivery of such written notice, but in any case such confirmation to occur no later than noon (Chicago time) time, on the date of any such proposed prepayment) or telephonic notice (confirmed in writing on the date of such telephonic notice) of any proposed prepayment pursuant to this §3.3 of Base Rate Loans, and no later than noon (Chicago time), two (2) Eurodollar Business Days prior to the date of any proposed repayment, prior written notice (confirmed telephonically on the date of delivery of such written notice) or telephonic notice (confirmed in writing on the date of such telephonic notice) of any proposed prepayment pursuant to this §3.3 of Eurodollar Rate Loans, in each case specifying the proposed date of prepayment of Revolving Credit Loans and the principal amount to be prepaid.  Each such partial prepayment of the Revolving Credit Loans shall be in a minimum amount of $100,000 or an integral multiple thereof, shall be accompanied by the payment of accrued interest on the principal prepaid to the date of prepayment and shall be applied, in the absence of instruction by the Borrowers, first to the principal of Base Rate Loans and then to the principal of Eurodollar Rate Loans.  Each partial prepayment shall be allocated among the Lenders, in proportion, as nearly as practicable, to the respective unpaid principal amount of each Lender’s Revolving Credit Note, with adjustments to the extent practicable to equalize any prior repayments not exactly in proportion.

4.             [INTENTIONALLY OMITTED]

5.             LETTERS OF CREDIT.

5.1          Letter of Credit Commitment.

5.1.1       Commitment to Issue Letters of Credit.  Subject to the terms and conditions hereof and the execution and delivery by the Borrowers of a letter of credit application on the applicable L/C Issuer’s customary form (a “Letter of Credit Application”), each L/C Issuer on behalf of the Lenders and in reliance upon the agreement of the Lenders set forth in §5.1.4 and upon the representations and warranties of the Borrowers contained herein, agrees, in its individual capacity, to issue, extend and renew for the account of the Borrowers, in accordance with such L/C Issuer’s usual and customary business practices, one or more standby or documentary letters of credit (denominated in Dollars) (individually, a “Letter of Credit”), in such form as may be requested from time to time by the Borrowers and agreed to by such L/C Issuer; provided, however, that, after giving effect to such request, (a) the sum of the aggregate Maximum Drawing Amount and all Unpaid Reimbursement Obligations shall not exceed $40,000,000 at any one time and (b) the sum of the aggregate Maximum Drawing Amount and all Unpaid Reimbursement Obligations plus the Outstanding amount of the Revolving Credit Loans shall not, at any time, exceed the Total Revolving Credit Commitment.  Notwithstanding the foregoing, no L/C Issuer shall have any obligation to issue any Letter of Credit:

(a)           to support or secure any Indebtedness of any of the Borrowers or their Subsidiaries to the extent that such Indebtedness was incurred prior to the proposed issuance date of such Letter of Credit, unless in any such case the Borrowers demonstrate to the satisfaction of such L/C Issuer and the Agent that (x) such prior incurred Indebtedness was then fully secured by a prior perfected and unavoidable security interest in collateral provided by the Borrowers or such Subsidiary to the proposed beneficiary of such Letter of Credit or (y) such prior incurred Indebtedness were then secured or supported by a letter of credit issued for the account of such Borrower or such Subsidiary and the reimbursement obligation with respect to such letter of credit was fully secured by a prior perfected and unavoidable security interest in collateral provided to the issuer of such letter of credit by such Borrower or such Subsidiary; and

(b)           upon the occurrence of any of the following: (i) any fee due in connection with, and on or prior to, such issuance has not been paid, (ii) such Letter of Credit is requested to be issued in a form that is not acceptable to such L/C Issuer or (iii) such L/C Issuer shall not have received, each in form and substance reasonably acceptable to it and duly executed by the Borrowers the documents that such L/C Issuer generally uses in the ordinary course of its business for the issuance of letters of credit of the type of such Letter of Credit (collectively, the “L/C Reimbursement Agreement”).

For each issuance, extension of the expiration date of, or renewal of a Letter of Credit, the applicable L/C Issuer may, but shall not be required to, determine that, or take notice whether, the conditions precedent set forth in §13 have been satisfied or waived in connection with the issuance, extension or renewal of any Letter of Credit; provided, however, that no Letter of Credit shall be issued, extended or renewed during the period starting on the first Business

Day after the receipt by such L/C Issuer of notice from the Agent or the Majority Lenders that any condition precedent contained in §13 is not satisfied and ending on the date all such conditions are satisfied or duly waived.

For the avoidance of doubt, the Backstop Letter of Credit is a Letter of Credit issued pursuant to the terms of this Credit Agreement, including, without limitation, Section 5 hereof.

5.1.2       Letter of Credit Applications.  Each Letter of Credit Application shall be completed to the satisfaction of the applicable L/C Issuer.  In the event that any provision of any Letter of Credit Application shall be inconsistent with any provision of this Credit Agreement, then the provisions of this Credit Agreement shall, to the extent of any such inconsistency, govern.

5.1.3       Terms of Letters of Credit.  Each Letter of Credit issued, extended or renewed hereunder shall, among other things, (a) provide for the payment of sight drafts for honor thereunder when presented in accordance with the terms thereof and when accompanied by the documents described therein, and (b) have an expiry date no later than (i) the first anniversary of the issue date thereof (although Letters of Credit may provide for automatic renewals upon the expiration thereof for additional periods not exceeding one year as long as (x) the Borrowers and such L/C Issuer each have the option to prevent such renewal before the expiration of such term or any such period and (y) neither the L/C Issuer nor the Borrowers shall permit any such renewal to extend such expiration date beyond the date set forth in the immediately succeeding clause (ii)) hereof and (ii) the date which is fourteen (14) days (or, if the Letter of Credit is confirmed by a confirmer or otherwise provides for one or more nominated persons, thirty (30) days) prior to the Revolving Credit Loan Maturity Date.  Each Letter of Credit so issued, extended or renewed shall be subject to the Uniform Customs.

5.1.4       Reimbursement Obligations of Lenders.  Each Lender severally agrees that it shall be absolutely liable, without regard to the occurrence of any Default or Event of Default or any other condition precedent whatsoever, to the extent of such Lender’s Revolving Credit Commitment Percentage, to reimburse each L/C Issuer on demand for the amount of each draft paid by such L/C Issuer under each Letter of Credit to the extent that such amount is not reimbursed by the Borrowers pursuant to §5.2 (such agreement for a Lender being called herein the “Letter of Credit Participation” of such Lender).

5.1.5       Participations of Lenders.  Each such payment made by a Lender shall be treated as the purchase by such Lender of a participating interest in the Borrowers’ Reimbursement Obligation under §5.2 in an amount equal to such payment.  Each Lender shall share in accordance with its participating interest in any interest which accrues pursuant to §5.2.

5.1.6       Cash Collateral Demand.  At any time during the term of this Credit Agreement, the Agent or any L/C Issuer may require that the Borrowers deliver to the Agent on demand, and the Borrowers hereby agree to deliver to the Agent at any such time, cash collateral to secure the Maximum Drawing Amount or Unpaid Reimbursement Obligation with respect to any Letter of Credit in an amount not less than 105% of the amount of the Maximum Drawing Amount and Unpaid Reimbursement Obligations under any Letter of Credit outstanding at such time.

5.1.7       Reporting Obligations of L/C Issuers.  Each L/C Issuer agrees to provide the Agent (which, after receipt, the Agent shall provide to each Lender), in form and substance satisfactory to the Agent, each of the following on the following dates: (A) (i) on or prior to any issuance, extension and renewal, as the case may be, of any Letter of Credit by such L/C Issuer, (ii) immediately after any drawing under any such Letter of Credit or (iii) immediately after any payment (or failure to pay when due) by the Borrowers of any related reimbursement obligation as provided in §5.2), notice thereof, which shall contain a reasonably detailed description of such issuance, extension and renewal, as the case may be, drawing or payment; (B) upon the request of the Agent (or any Lender through the Agent), copies of any Letter of Credit issued, extended or renewed by such L/C Issuer and any related L/C Reimbursement Agreement and such other documents and information as may reasonably be requested by the Agent; and (C) on the first Business Day of each calendar week, a schedule of the Letters of Credit issued, extended and renewed, as the case may be, by such L/C Issuer, in form and substance reasonably satisfactory to the Agent, setting forth the Maximum Drawing Amount for such Letters of Credit outstanding on the last Business Day of the previous calendar week.

5.2          Reimbursement Obligation of the Borrowers.  In order to induce each L/C Issuer to issue, extend and renew each Letter of Credit and the Lenders to participate therein, the Borrowers hereby jointly and severally agree to reimburse or pay to the Agent, for the account of such L/C Issuer or (as the case may be) the Lenders, with respect to each Letter of Credit issued, extended or renewed by such L/C Issuer hereunder,

(a)           on the day following each date that any draft presented under such Letter of Credit is honored by such  L/C Issuer, or such L/C Issuer otherwise makes a payment with respect thereto, (i) the amount paid by such L/C Issuer under or with respect to such Letter of Credit, and (ii) the amount of any taxes, fees, charges or other costs and expenses whatsoever incurred by such L/C Issuer or any Lender in connection with any payment made by such L/C Issuer or any Lender under, or with respect to, such Letter of Credit,

(b)           upon the reduction (but not termination) of the Total Revolving Credit Commitment to an amount less than the Maximum Drawing Amount, an amount equal to such difference, which amount shall be held by the Agent for the benefit of the Lenders and the L/C Issuers as cash collateral for all Reimbursement Obligations, and

(c)           upon the termination of the Total Revolving Credit Commitment, or the acceleration of the Reimbursement Obligations with respect to all Letters of Credit in accordance with §14, an amount equal to the then Maximum Drawing Amount on all Letters of Credit, which amount shall be held by the Agent for the benefit of the Lenders and the L/C Issuers as cash collateral for all Reimbursement Obligations.

Each such payment shall be made to the Agent at the Agent’s Office in immediately available funds.  Interest on any and all amounts remaining unpaid by the Borrowers under this §5.2 at any time from the date such amounts become due and payable (whether as stated in this §5.2, by acceleration or otherwise) until payment in full (whether before or after judgment) shall be payable to the Agent on demand at the rate specified in §6.10 for overdue principal on the Revolving Credit Loans.

5.3          Letter of Credit Payments.  If any draft shall be presented or other demand for payment shall be made under any Letter of Credit, the applicable L/C Issuer shall notify the Borrowers of the date and amount of the draft presented or demand for payment and of the date and time when it expects to pay such draft or honor such demand for payment.  If the Borrowers fail to reimburse the Agent, for the account of such L/C Issuer or (as the case may be) the Lenders, as provided in §5.2 on or before the date that such draft is paid or other payment is made by such L/C Issuer, the Agent may at any time thereafter notify the Lenders of the amount of any such Unpaid Reimbursement Obligation.  No later than 2:00 p.m. (Chicago time) on the Business Day next following the receipt of such notice, each Lender shall make available to the Agent, at the Agent’s Office, in immediately available funds, such Lender’s Revolving Credit Commitment Percentage of such Unpaid Reimbursement Obligation, together with an amount equal to the product of (i) the average, computed for the period referred to in clause (iii) below, of the weighted average interest rate paid by the Agent for federal funds acquired by the Agent during each day included in such period, times (ii) the amount equal to such Lender’s Revolving Credit Commitment Percentage of such Unpaid Reimbursement Obligation, times (iii) a fraction, the numerator of which is the number of days that elapse from and including the date such L/C Issuer paid the draft presented for honor or otherwise made payment to the date on which such Lender’s Revolving Credit Commitment Percentage of such Unpaid Reimbursement obligation shall become immediately available to the Agent, and the denominator of which is 360.  The responsibility of any L/C Issuer to the Borrowers and the Lenders shall be only to determine that the documents (including each draft) delivered under each Letter of Credit in connection with such presentment shall be in conformity in all material respects with such Letter of Credit.

5.4          Obligations Absolute.  (a)     The Borrowers’ obligations under this §5 shall be absolute and unconditional under any and all circumstances and irrespective of the occurrence of any Default or Event of Default or any condition precedent whatsoever or any setoff, counterclaim or defense to payment which any of the Borrowers may have or have had against the Agent, any L/C Issuer any Lender or any beneficiary of a Letter of Credit, other than claims arising due to the gross negligence or willful misconduct of the Agent, any L/C Issuer or any Lender.  Each of the Borrowers further agrees with the Agent, the L/C Issuers and the Lenders that neither the Agent, any L/C Issuer nor any Lender shall be responsible for, and the Borrowers’ Reimbursement Obligations under §5.2 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrowers, the beneficiary of any Letter of Credit or any financing institution or other party to which any Letter of Credit may be transferred or any claims or defenses whatsoever of any of the Borrowers against the beneficiary of any Letter of Credit or any such transferee.  The Agent, the L/C Issuers and the Lenders shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit.  Each of the Borrowers agrees that any action taken or omitted by the Agent, any L/C Issuer or any Lender under or in connection with each Letter of Credit and the related drafts and documents, if done in good faith, shall be binding upon the Borrowers and shall not result in any liability on the part of the Agent, any L/C Issuer or any Lender to the Borrowers.

(b)           The obligations of the Lenders under §5.1.4 and §5.1.5 above shall be absolute, unconditional and irrevocable and performed strictly in accordance with the terms of this Agreement irrespective of (A) (i) the invalidity or unenforceability of any term or provision in any Letter of Credit, any document transferring or purporting to transfer a Letter of Credit, any Loan Document (including the sufficiency of any such instrument), or any modification to any provision of any of the foregoing, (ii) any document presented under a Letter of Credit being forged, fraudulent, invalid, insufficient or inaccurate in any respect or failing to comply with the terms of such Letter of Credit or (iii) any loss or delay, including in the transmission of any document, (B) the existence of any setoff, claim, abatement, recoupment, defense or other right that any Person (including any Borrower) may have against the beneficiary of any Letter of Credit or any other Person, whether in connection with any Loan Document or any other contractual obligation or transaction, or the existence of any other withholding, abatement or reduction, (C) (i) the failure of any condition precedent set forth in §13 to be satisfied (each of which conditions precedent the Lenders hereby irrevocably waive) or (ii) any adverse change in the condition (financial or otherwise) of any Borrower and (D) any other act or omission to act or delay of any kind of Agent or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this clause (b), constitute a legal or equitable discharge of any obligation of any Lender hereunder.

5.5          Reliance by Issuer.  To the extent not inconsistent with §5.4, each L/C Issuer shall be entitled to rely, and shall be fully protected in relying upon, any Letter of Credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel, independent accountants and other experts selected by such L/C Issuer.  The Agent shall be fully justified in failing or refusing to take any action under this Credit Agreement unless it shall first have received such advice or concurrence of the Majority Lenders as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Credit Agreement in accordance with a request of the Majority Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and all future holders of the Revolving Credit Notes or of a Letter of Credit Participation.

5.6          Letter of Credit Fee.  The Borrower agrees to pay to Agent for the ratable benefit of the Lenders, as compensation to such Lenders for obligations incurred by Lenders at the request of the Borrowers, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance of Letters of Credit by L/C Issuers hereunder or in connection with the reimbursement obligations and the purchase of a participation as set forth in §5.1.4 and §5.1.5 above with respect to Letters of Credit issued hereunder (collectively, “Letter of Credit Obligations”), (i) without duplication of costs and expenses otherwise payable to Agent or

Lenders hereunder or fees otherwise paid by the Borrowers, all reasonable costs and expenses incurred by Agent or any Lender on account of such obligations with respect to any Letter of Credit issued hereunder, and (ii) for each month during which any Letter of Credit Obligation shall remain outstanding, a fee (the “Letter of Credit Fee”) in an amount equal to the product of the average daily undrawn face amount of all Letters of Credit issued, guaranteed or supported by risk participation agreements multiplied by a per annum rate equal to the Applicable Margin with respect to Loans which are Eurodollar Rate Loans; provided, however, at Agent’s or Majority Lenders’ option, while an Event of Default exists (or automatically while an Event of Default specified in §§14.1(g), 14.1(h) or 14.1(j) exists), such rate shall be increased by two percent (2.00%) per annum.  Such fee shall be paid to Agent for the benefit of the Lenders in arrears, on the first day of each calendar month and on the Revolving Credit Loan Maturity Date.  In addition, the Borrower shall pay to each L/C Issuer, on demand, such reasonable fees, without duplication of fees otherwise payable hereunder (including all per annum fees), charges and expenses of such L/C Issuer in respect of the issuance, negotiation, acceptance, amendment, transfer and payment of such Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is issued.

6.             CERTAIN GENERAL PROVISIONS.

6.1          Fees.  The Borrowers jointly and severally agree to pay the Agent all fees described in the Fee Letter in accordance with the term thereof.

6.2          Funds for Payments.

6.2.1       Payments to Agent.  All payments of principal, interest, Reimbursement Obligations, commitment fees, Letter of Credit Fees and any other amounts due hereunder or under any of the other Loan Documents shall be made to the Agent (for the ratable account of the Persons entitled thereto), at the Agent’s Office at the address for payment specified in the signature page hereof in relation to the Agent or at such other location that the Agent may from time to time designate, in each case at or about 12:00 p.m. (Chicago time) in immediately available funds.

6.2.2       No Offset, etc.

(a)           Any and all payments by the Borrowers hereunder and under any of the other Loan Documents shall be made without setoff or counterclaim and free and clear of and without deduction or withholding for any Taxes.  In addition, each Borrower shall pay all Other Taxes.
(b)           Subject to §6.2.2(f), the Borrowers agree, jointly and severally, to indemnify and hold harmless each Lender and the Agent for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this §6.2.2) paid by such Lender or the Agent and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted.  Payment under this indemnification shall be made within thirty (30) days after the date any Lender (through the Agent) or the Agent makes written demand therefor.
(c)           If any Borrower shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to any Lender or the Agent, then, subject to §6.2.2(f):
(i)            the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this §6.2.2) such Lender or the Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made;
(ii)           such Borrower shall make such deductions and withholdings;
(iii)          such Borrower shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and
(iv)          such Borrower shall also pay to such Lender or the Agent for the account of such Lender, at the time interest is paid, all additional amounts which the respective Lender specifies as necessary to preserve the after-tax yield such Lender would have received if such Taxes or Other Taxes had not been imposed.
(d)           Within thirty (30) days after the date of any payment by any Borrower of Taxes or Other Taxes, such Borrower shall furnish the Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment reasonably satisfactory to the Agent.
(e)           If any Borrower is required to pay additional amounts to any Lender or the Agent pursuant to subsection (b) or (c) of this §6.2.2, then such Lender shall use commercially reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its lending office so as to eliminate any such additional payment by such Borrower which may thereafter accrue, if such change in the judgment of such Lender is not otherwise disadvantageous to such Lender.
(f)            No Borrower shall be obligated to indemnify any Lender or the Agent pursuant to §6.2.2(b) or gross up any payments to any Lender or the Agent pursuant to §6.2.2(c) in respect of United States federal withholding taxes to the extent such Lender or the Agent is organized under the laws of a jurisdiction outside the  United States and to the extent imposed as a result of (i) the failure of such Lender or the Agent to deliver the relevant form or forms prescribed by the Internal Revenue Service of the United States referred to in §20.2(j) if the Agent or such Lender is entitled under the Code to deliver such forms, (ii) the information or certifications made in such forms being untrue or inaccurate on the date delivered or such form or forms not establishing a complete exemption for United States withholding taxes (except by reason of a change in United States tax laws or regulations occurring after the Closing Date) or (iii) such Lender or the Agent designating a successor lending office which has the effect of causing such Lender or Agent to become obligated for tax payments (or being subject to added United States federal withholding taxes) in excess of those in effect immediately prior to such designation, unless such designation is made at the request of a Borrower.
(g)           If a Lender or the Agent receives the benefit of a refund or credit which it determines in its sole discretion is attributable to any Taxes or Other Taxes as to which it has been indemnified by a Borrower, or with respect to which a Borrower has paid increased amounts hereunder, it shall within 30 days after the date of such receipt pay over the amount of such refund or credit (to the extent so attributable) to such Borrower, net of all reasonable out-of-pocket expenses of such Lender or the Agent related to claiming such refund or credit; provided, however, that (i) any Lender or the Agent may determine, in its sole discretion consistent with the policies of such Lender or the Agent, whether to seek such a refund or credit; (ii) any Taxes or Other Taxes that are imposed on a Lender or the Agent as a result of a disallowance or reduction (including through the expiration of any tax credit carryover or carryback of such lender or the Agent that otherwise would not have expired) of any such refund or credit with respect to which such Lender or the Agent has made a payment to a Borrower pursuant to this §6.2.2(g) shall be treated as a Tax for which a Borrower is obligated to indemnify such Lender or the Agent pursuant to this §6.2.2 without any setoff, counterclaims, exclusions or defenses; and (iii) nothing in this §6.2.2(g) shall require the Lenders or the Agent to disclose any confidential information to a Borrower (including, without limitation, its tax returns).

6.3          Computations.  All computations of interest on Base Rate Loans shall be based on a 365-day year and the actual number of days elapsed.  All computations of interest on the Eurodollar Rate Loans and of commitment fees, Letter of Credit Fees or other fees shall be based on a 360-day year and paid for the actual number of days elapsed.  Except as otherwise provided in the definition of the term “Interest Period” with respect to Eurodollar Rate Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension.  The outstanding amount of the Loans as reflected on the Revolving Credit Note Records from time to time shall be considered correct and binding on the Borrowers absent manifest error.

6.4          Inability to Determine Eurodollar Rate.  In the event, prior to the commencement of any Interest Period relating to any Eurodollar Rate Loan, the Agent shall determine or be notified by the Majority Lenders that adequate and reasonable methods do not exist for ascertaining the Eurodollar Rate that would otherwise determine the rate of interest to be applicable to any Eurodollar Rate Loan during any Interest Period, the Agent shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrowers and the Lenders) to the Borrowers and the Lenders.  In such event (i) any Revolving Credit Loan Request or Conversion Request with respect to Eurodollar Rate Loans shall be automatically withdrawn and shall be deemed a request for Base Rate Loans, (ii) each Eurodollar Rate Loan will automatically, on the last day of the then current Interest Period relating thereto, become a Base Rate Loan, and (iii) the obligations of the Lenders to make Eurodollar Rate Loans shall be suspended until the Agent or the Majority Lenders determine that the circumstances giving rise to such suspension no longer exist, whereupon the Agent or, as the case may be, the Agent upon the instruction of the Majority Lenders, shall so notify the Borrowers and the Lenders.

6.5          Illegality.  Notwithstanding any other provisions herein, if any present or future law, regulation, treaty or directive or change in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Rate Loans, such Lender shall forthwith give notice of such circumstances to the Borrowers and the other Lenders and thereupon (i) the commitment of such Lender to make Eurodollar Rate Loans or convert Loans of another Type to Eurodollar Rate Loans shall forthwith be suspended and (ii) such Lender’s Revolving Credit Loans then outstanding as Eurodollar Rate Loans, if any, shall be converted automatically to Base Rate Loans on the last day of each Interest Period applicable to such Eurodollar Rate Loans or within such earlier period as may be required by law.  Each of the Borrowers hereby agrees promptly to pay the Agent for the account of such Lender, upon demand by such Lender, any additional amounts necessary to compensate such Lender for any costs incurred by such Lender in making any conversion in accordance with this §6.5, including any interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its Eurodollar Rate Loans hereunder.

6.6          Additional Costs, etc.

(a)           If any future applicable law or any change in interpretation of any present law, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to any Lender or the Agent by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:

(i)            subject any Lender or the Agent to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Credit Agreement, the other Loan Documents, any Letters of Credit, such Lender’s Revolving Credit Commitment or the Loans (other than taxes based upon or measured by the income or profits of such Lender or the Agent and taxes covered by §6.2.2), or
(ii)           impose or increase or render applicable (other than to the extent specifically provided for elsewhere in this Credit Agreement) any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by, or letters of credit issued by, or commitments of an office of any Lender, or
(iii)          impose on any Lender or the Agent any other conditions or requirements with respect to this Credit Agreement, the other Loan Documents, any Letters of Credit, the Loans, such Lender’s Revolving Credit Commitment, or any class of loans, letters of credit or commitments of which any of the Loans or such Lender’s Revolving Credit Commitment forms a part;

and the result of any of the foregoing is:

(A)          to increase the cost to any Lender of making, funding, issuing, renewing, extending or maintaining any of the Loans or such Lender’s Revolving Credit Commitment or any Letter of Credit, or

(B)           to reduce the amount of principal, interest, Reimbursement Obligation or other amount payable to such Lender or the Agent hereunder on account of such Lender’s Revolving Credit Commitment, any Letter of Credit or any of the Loans, or

(C)           to require such Lender or the Agent to make any payment or to forego any interest or Reimbursement Obligation or other sum payable hereunder, the amount of which payment or foregone interest or Reimbursement Obligation or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Lender or the Agent from the Borrowers hereunder, then, and in each such case, the Borrowers will, upon demand made by such Lender or (as the case may be) the Agent at any time and from time to time and as often as the occasion therefor may arise, pay to such Lender or the Agent such additional amounts as will be sufficient to compensate such Lender or the Agent for such additional cost, reduction, payment or foregone interest or Reimbursement Obligation or other sum.

(b)           Failure or delay on the part of any Lender to demand compensation for any increased costs or reductions in amounts received or receivable or reductions in return on capital shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrowers shall not be under any obligation to compensate any Lender under subclause (a) above with respect to increased costs or reductions with respect to any period prior to the date that is one year prior to such request if such Lender knew or could reasonably have been expected to know of the circumstances giving rise to such increased costs or reductions and of the fact that such circumstances would in fact result in a claim for increased compensation by reason of such increased costs or reductions; provided, further, that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any law, regulation, rule, guideline or directive as aforesaid within such one year period.

6.7          Capital Adequacy.

(a)           If after the date hereof any Lender or the Agent determines that (i) the adoption of or change in any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) regarding capital requirements for banks or bank holding companies or any change in the interpretation or application thereof by a court or governmental authority with appropriate jurisdiction, or (ii) compliance by such Lender or the Agent or any corporation controlling such Lender or the Agent with any such law, governmental rule, regulation, policy, guideline or directive issued after the date hereof (whether or not having the force of law) of any such entity regarding capital adequacy, has the effect of reducing the return on such Lender’s or the Agent’s commitment with respect to any Loans to a level below that which such Lender or the Agent could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or the Agent’s then existing policies with respect to capital adequacy and assuming full utilization of such entity’s capital) by any amount deemed by such Lender or (as the case may be) the Agent to be material, then such Lender or the Agent may notify the Borrowers of such fact.  To the extent that the amount of such reduction in the return on capital is not reflected in the Base Rate, the Borrowers agree to pay such Lender or (as the case may be) the Agent for the amount of such reduction in the return on capital as and when such reduction is determined upon presentation by such Lender or (as the case may be) the Agent of a certificate in accordance with §6.8 hereof.  Each Lender shall allocate such cost increases among its customers in good faith and on an equitable basis.

(b)           Each Lender agrees that, upon the occurrence of any event giving rise to the operation of §§ 6.2.2, 6.6 or 6.7 with respect to such Lender, it will, if requested in writing by the Borrowers, use commercially reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage; provided, further, that nothing in this §6.7 shall affect or postpone any of the obligations of the Borrowers or the rights of any Lender or the Agent pursuant to §§ 6.2.2, 6.6 or 6.7.

(c)           Upon receipt by the Borrowers from any Lender (an “Affected Lender”) of a claim under §§ 6.2.2, 6.6 or 6.7, the Borrowers may:

(i)            request one or more of the other Lenders to acquire and assume all or part of such Affected Lender’s Loans and Revolving Credit Commitment, provided that no Lender shall be required to accede to any such request; or
(ii)           replace such Affected Lender with another Lender or an Eligible Assignee; provided that (A) such other Lender or Eligible Assignee agrees to be the replacement Lender, (B) such replacement does not conflict with any requirement of law, (C) no Default or Event of Default shall have occurred and be continuing at the time of such replacement, (D) the Borrowers shall repay (or the replacement Lender shall purchase, at par) all Loans, accrued interest and other amounts owing to such replaced Lender prior to the date of replacement, (E) the Borrowers shall be liable to such replaced Lender in accordance with §6.9 with respect to any prepayment or purchase of Eurodollar Rate Loans, (F) the replacement Lender, if not already a Lender, shall be an Eligible Assignee and reasonably satisfactory to the Agent, (G) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of §20 (provided that the Borrowers or the replacement Lender shall be obligated to pay the registration and processing fee) and (H) the Borrowers shall pay all additional amounts (if any) required pursuant to §§ 6.2.2, 6.6 or 6.7, as the case may be, to the extent such additional amounts were incurred on or prior to the consummation of such replacement.

6.8          Certificate.  A certificate setting forth any additional amounts payable pursuant to §§6.6 or 6.7 and a brief explanation of such amounts which are due including the calculation thereof in reasonable detail, submitted by any Lender or the Agent to the Borrowers, shall be conclusive, absent manifest error, that such amounts are due and owing.

6.9          Indemnity.  The Borrowers jointly and severally agree to indemnify each Lender and to hold each Lender harmless from and against any loss, cost or expense (including loss of anticipated profits) that such Lender may sustain or incur as a consequence of (i) default by the Borrowers in payment of the principal amount of or any interest on any Eurodollar Rate Loans as and when due and payable, including any such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain its Eurodollar Rate Loans, (ii) default by the Borrowers in making a borrowing or conversion after the Borrowers have given (or are deemed to have given) a Revolving Credit Loan Request, or a Conversion Request relating thereto in accordance with §2.6 or §2.7 or (iii) the making of any payment of a Eurodollar Rate Loan or the making of any conversion of any such Loan to a Base Rate Loan on a day that is not the last day of the applicable Interest Period with respect thereto, including interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain any such Loans.

6.10        Interest After Default.

6.10.1     Overdue Amounts.  Overdue principal and (to the extent permitted by applicable law) interest on the Loans and all other overdue amounts payable hereunder or under any of the other Loan Documents shall bear interest compounded monthly and payable on demand at a rate per annum equal to the Base Rate plus the Applicable Margin for Base Rate Loans then in effect with respect to Revolving Credit Loans plus two percent (2%) per annum until such amount shall be paid in full (after as well as before judgment).

6.10.2     Amounts Not Overdue.  During the continuance of an Event of Default the principal of the Loans not overdue shall, until such Event of Default has been cured or remedied or such Event of Default has been waived by the Lenders pursuant to §27, bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin for Base Rate Loans then in effect with respect to Revolving Credit Loansplus two percent (2%) per annum.

6.10.3     Letters of Credit.  The Unpaid Reimbursement Obligations and (to the extent permitted by law) unpaid interest thereon (as provided in this sentence) shall bear interest compounded monthly and payable on demand at a rate per annum equal to the Base Rate plus the Applicable Margin for Base Rate Loans then in effect with respect to Revolving Credit Loansplus two percent (2%) per annum until such amount shall be paid in full (after as well as before judgment).

6.11        Concerning Joint and Several Liability of the Borrowers.

(a)           Each of the Borrowers is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lenders and the Agent under this Credit Agreement, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of each other Borrower to accept joint and several liability for the Obligations.

(b)           Each of the Borrowers, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this §6.11), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each of the Borrowers without preferences or distinction among them.

(c)           If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligation.

(d)           The Obligations of each of the Borrowers under the provisions of this §6.11 constitute the full recourse Obligations of each of the Borrowers enforceable against each such Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Credit Agreement or the other Loan Documents or any other circumstance whatsoever as to any other Borrower.

(e)           Except as otherwise expressly provided herein, each Borrower hereby waives promptness, diligence, presentment, demand, protest, notice of acceptance of its joint and several liability, notice of any and all advances of the Loans made under this Credit Agreement and the Notes, notice of occurrence of any Default or Event of Default (except to the extent notice is expressly required to be given pursuant to the terms of this Credit Agreement or any of the other Loan Documents), or of any demand for any payment under this Credit Agreement, notice of any action at any time taken or omitted by the Agent or the Lenders under or in respect of any of the Obligations hereunder, any requirement of diligence and, generally, all demands, notices and other formalities of every kind in connection with this Credit Agreement and the other Loan Documents.  Each Borrower hereby waives all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshaling of assets of the Borrowers and any other entity or Person primarily or secondarily liable with respect to any of the Obligations, and all suretyship defenses generally.  Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment, or place or manner for payment, compromise, refinancing, consolidation or renewals of any of the Obligations hereunder, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Agent and the Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Credit Agreement and the other Loan Documents, any and all other indulgences whatsoever by the Agent and the Lenders in respect of any of the Obligations hereunder, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of such Obligations or the addition, substitution or release, in whole or in part, of any Borrower or any other entity or Person primarily or secondarily liable for any Obligation.  Such Borrower further agrees that its Obligations shall not be released or discharged, in whole or in part, or otherwise affected by the adequacy of any rights which the Agent or any Lender may have against any collateral security or other means of obtaining repayment of any of the Obligations, the impairment of any collateral security securing the Obligations, including, without limitation, the failure to protect or preserve any rights which the Agent or any Lender may have in such collateral security or the substitution, exchange, surrender, release, loss or destruction of any such collateral security, any other act or omission which might in any manner or to any extent vary the risk of such Borrower, or otherwise operate as a release or discharge of such Borrower, all of which may be done without notice to such Borrower; provided, however, that the foregoing shall in no way be deemed to create commercially unreasonable standards as to the Agent’s duties as secured party under the Loan Documents (as such rights and duties are set forth therein).  If for any reason any of the other Borrowers has no legal existence or is under no legal obligation to discharge any of the Obligations, or if any of the Obligations have become irrecoverable from any of the other Borrowers by reason of such other Borrower’s insolvency, bankruptcy or reorganization or by other operation of law or for any reason, this Credit Agreement and the other Loan Documents to which it is a party shall nevertheless be binding on such Borrower to the same extent as if such Borrower at all times had been the sole obligor on such Obligations.  Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of the Agent and the Lenders, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder which might, but for the provisions of this §6.11, afford grounds for terminating, discharging or relieving such Borrower, in whole or in part, from any of its obligations under this §6.11, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the obligations of such Borrower under this §6.11 shall not be discharged except by performance and then only to the extent of such performance.  The Obligations of each Borrower under this §6.11 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any reconstruction or similar proceeding with respect to any other Borrower, or any of the Lenders.  The joint and several liability of the Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, ownership, membership, constitution or place of formation of any Borrower or the Lenders.  Each of the Borrowers acknowledges and confirms that it has itself established its own adequate means of obtaining from each of the other Borrowers on a continuing basis all information desired by such Borrower concerning the financial condition of each of the other Borrowers and that each such Borrower will look to each of the other Borrowers and not to the Agent or any Lender in order for such Borrower to keep adequately informed of changes in each of the other Borrowers’ respective financial conditions.

(f)            The provisions of this §6.11 are made for the benefit of the Lenders and the Agent and their respective permitted successors and assigns, and may be enforced by it or them from time to time against any or all of the Borrowers as often as occasion therefor may arise and without requirement on the part of the Lenders or the Agent or such successor or assign first to marshall any of its or their claims or to exercise any of its or their rights against any of the other Borrowers or to exhaust any remedies available to it or them against any of the other Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy.  The provisions of this §6.11 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied.  If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by any Lender or the Agent upon the insolvency, bankruptcy or reorganization of any of the Borrowers, or otherwise, the provisions of this §6.11 will forthwith be reinstated in effect, as though such payment had not been made.

(g)           Each of the Borrowers hereby agrees that it will not enforce any of its rights of reimbursement, contribution, subrogation or the like against the other Borrowers with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to any of the Lenders or the Agent with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been irrevocably paid in full in cash.  Any claim which any Borrower may have against any other Borrower with respect to any payments to the Lenders or the Agent hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.

(h)           Each of the Borrowers hereby agrees that the payment of any amounts due with respect to the indebtedness owing by any Borrower to any other Borrower is hereby subordinated to the prior payment in full in cash of the Obligations.  Each Borrower hereby agrees that after the occurrence and during the continuance of any Default or Event of Default, such Borrower will not demand, sue for or otherwise attempt to collect any indebtedness of any other Borrower owing to such Borrower until the Obligations shall have been paid in full in cash.  If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Borrower as trustee for the Agent and be paid over to the Agent for the pro rata accounts of the Lenders to be applied to repay the Obligations.

7.             GUARANTY; COLLATERAL SECURITY; COLLATERAL NOTES.

7.1          Security of Borrowers.  The Obligations shall be guaranteed by the Parent pursuant to the terms of the Parent Guaranty.  The Obligations shall be secured by a perfected first priority security interest (subject only to Permitted Liens entitled to priority under applicable law) in all of the assets (except as otherwise provided herein or in the Loan Documents) of each of the Borrowers (including, without limitation, accounts and notes receivable, inventory, equipment, real property (to the extent permitted with respect to leased property under the applicable Real Estate Lease), stock of each of the Borrowers, intangible property, licenses and intellectual property), whether now owned or hereafter acquired, pursuant to the terms of the Security Documents to which each such Borrower is a party.  Each of the Security Documents executed and delivered pursuant to the Existing Credit Agreement prior to the Closing Date shall continue to secure the Obligations under this Credit Agreement from and after the Closing Date.

7.2          Collateral Notes.  In addition to the Revolving Credit Notes, each of the Borrowers agrees that with respect to any of the Real Estate to be mortgaged by it or any of its Subsidiaries hereunder, it will execute and deliver or cause such Subsidiary to execute and deliver to the Agent such collateral notes (the “Collateral Notes”) in such form as the Agent and the Borrowers may from time to time agree.  The parties hereto hereby agree that (a) the aggregate amount of the Outstanding Obligations shall not be increased by the issuance of the Collateral Notes and (b) any payment or recovery on the Collateral Notes shall be applied to the Obligations pursuant to §14.4.  All Collateral Notes shall be payable to the order of the Agent, on demand; provided that the Agent hereby agrees that it shall not demand payment on any Collateral Note unless the Obligations shall have become immediately due and payable pursuant to §14.1.

8.             REPRESENTATIONS AND WARRANTIES.

The Borrowers represent and warrant to the Lenders and the Agent as follows:

8.1          Corporate Authority.

8.1.1       Incorporation; Good Standing.  Each of the Borrowers and each of their Subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, (ii) has all requisite corporate power to own or lease its property as the case may be and conduct its business as now conducted and as presently contemplated, and (iii) is in good standing as a foreign corporation and is duly authorized to do business in each jurisdiction where such qualification is necessary except where a failure to be so qualified would not have a Materially Adverse Effect.

8.1.2       Authorization.  Except where a failure thereof would not have a Materially Adverse Effect, the execution, delivery and performance of this Credit Agreement, the other Loan Documents, the Equity Documents, the Senior Secured Debt Documents and the Unsecured Term Loan Documents to which each of the Borrowers or any of their Subsidiaries is or is to become a party and the transactions contemplated hereby and thereby (i) are within the corporate authority of such Person, (ii) have been duly authorized by all necessary corporate proceedings, (iii) do not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which any of the Borrowers or any of their Subsidiaries is subject or any judgment, order, writ, injunction, license or permit applicable to any of the Borrowers or any of their Subsidiaries and (iv) do not conflict with any provision of the corporate charter or bylaws of, or any agreement or other instrument binding upon, any of the Borrowers or any of their Subsidiaries.

8.1.3       Enforceability.  The execution and delivery of this Credit Agreement and the other Loan Documents to which any of the Borrowers or any of their Subsidiaries is or is to become a party will result in valid and legally binding obligations of such Person enforceable against it in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

8.2          Governmental Approvals.  Except as set forth on Schedule 8.2 and where a failure thereof would not have a Materially Adverse Effect, the execution, delivery and performance by each of the Borrowers and their Subsidiaries of this Credit Agreement, the other Loan Documents, the Senior Secured Debt Documents, the Equity Documents and the Unsecured Term Loan Documents to which each is or is to become a party and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing with, any governmental agency or authority other than those already obtained.

8.3          Title to Properties; Leases.  Attached hereto as Schedule 8.3, as such Schedule 8.3 may be updated from time to time in accordance with the provisions of §9.5.7, is a complete list of Real Estate owned or leased by the Borrowers.  The Borrowers own or lease all of the assets reflected in the consolidated balance sheet of the Borrowers and their Subsidiaries as at the Balance Sheet Date or acquired since that date (except property and assets sold or otherwise disposed of in the ordinary course of business since the Closing Date or as permitted hereunder since the Closing Date), subject to no rights of others, including any mortgages, leases, conditional sales agreements, title retention agreements, liens or other encumbrances except Permitted Liens.

8.4          Financial Statements.

8.4.1       Fiscal Year.  Each of the Borrowers and their Subsidiaries will have a fiscal year which ends on the last Sunday in December of each calendar year.

8.4.2       Financial Statements.  There has been furnished to each of the Lenders (a) a consolidated balance sheet of the Borrowers and their Subsidiaries as at the Balance Sheet Date, and a consolidated statement of income of the Borrowers and their Subsidiaries for the fiscal year then ended, certified by Ernst & Young L.L.P., and (b) unaudited balance sheets and statements of income and cash flow for that portion of the fiscal year ending on September 24, 2006.  Such financial statements described in the preceding sentence have been prepared in accordance with generally accepted accounting principles and fairly present the financial condition of the Borrowers and their Subsidiaries as at the close of business on the date thereof and the results of operations for the fiscal period then ended subject to year end adjustments in the case of interim statements.  There are no contingent liabilities of any of the Borrowers or their Subsidiaries as of such date involving material amounts, known to the officers of the Borrowers, which were not disclosed in such balance sheet and the notes related thereto.

8.4.3       [Intentionally Omitted]

8.5          No Material Changes, etc.

(a)           From the Balance Sheet Date through the Closing Date, there has occurred no materially adverse change in the financial condition or business of the Borrowers as shown on or reflected in the balance sheet of the Borrowers as at the Balance Sheet Date, or the consolidated statement of income for the fiscal year then ended, other than (i) the Merger, (ii) a Restricted Payment in the amount of $10,000,000 occurring on August 24, 2006 and (iii) changes in the ordinary course of business that have not had any materially adverse effect either individually or in the aggregate on the business or financial condition of the Borrowers.  From the Balance Sheet Date through the Closing Date, no Borrower has made any Restricted Payment, except Restricted Payments of the kind described in §10.4(d).

(b)           Since the Closing Date, there has occurred no materially adverse change in the financial condition or business of the Borrowers other than changes in the ordinary course of business that have not had any materially adverse effect either individually or in the aggregate on the business or financial condition of the Borrowers.

8.6          Laws, Licenses; Franchises, Patents, Copyrights, etc.

8.6.1       Laws, Licenses.  None of the Borrowers or their Subsidiaries is in violation of or delinquent with respect to, any decree, order, or arbitration award of any court or governmental authority, or any agreement with, or any license or permit from, any governmental authority, or any statute, law, license, rule or regulation including, without limitation, laws and regulations relating to food or liquor, occupational health and safety, equal employment opportunities, fair employment practices, and sex, race, religious or age discrimination, in any of the foregoing cases in a manner that could reasonably be expected to result in the imposition of substantial penalties or materially and adversely affect the financial condition, properties or business of the Borrowers and their Subsidiaries taken as a whole.  Any and all approvals by any federal, state or local liquor authority necessary for the continued operation of any restaurant operated by any of the Borrowers or their Subsidiaries with full liquor service have been received and remain in full force and effect except where the failure thereof would not have a Materially Adverse Effect.

8.6.2       Franchises, Patents, Copyrights, etc.  Except as set forth on Schedule 8.6.2 and where a failure thereof would not have a Materially Adverse Effect, each of the Borrowers and their Subsidiaries possesses all franchises, patents, copyrights, trademarks, trade names, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of the business of the Borrowers and their Subsidiaries, substantially as such business is now conducted without known conflict with any rights of others.

8.7          Litigation.  Except as set forth in Schedule 8.7 hereto, there are no actions, suits, proceedings or investigations of any kind pending or, to the knowledge of the Borrowers or their Subsidiaries, threatened against any of the Borrowers or their Subsidiaries before any court, tribunal or administrative agency or board that could be reasonably expected to, either in any case or in the aggregate, materially adversely affect the properties, assets, financial condition or business of the Borrowers and their Subsidiaries or materially impair the right of the Borrowers and their Subsidiaries, taken as a whole, to carry on business substantially as now conducted by them, or result in any substantial liability not adequately covered by insurance, or for which adequate reserves are not maintained on the consolidated balance sheet of the Borrowers and their Subsidiaries, or which question the validity of this Credit Agreement, any of the other Loan Documents, the Senior Secured Debt Documents, the Equity Documents, the Unsecured Term Loan Documents, or any action taken or to be taken pursuant hereto or thereto.

8.8          No Materially Adverse Contracts, etc.  None of the Borrowers or their Subsidiaries is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation that has or could reasonably be expected in the future to have a materially adverse effect on the business, assets or financial condition of the Borrowers and their Subsidiaries.  None of the Borrowers or their Subsidiaries is a party to any contract or agreement that has or is, in the judgment of the Borrowers’ officers, to have any Materially Adverse Effect either individually or in the aggregate.

8.9          Compliance with Other Instruments, etc.  None of the Borrowers or their Subsidiaries is in violation of any provision of its charter documents, bylaws, or any agreement or instrument to which it may be subject or by which it or any of its properties may be bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that could result in the imposition of substantial penalties or have a Materially Adverse Effect.

8.10        Tax Status.  Each of the Borrowers and their Subsidiaries (a) has made or filed, or have filed valid extensions of time to file, all federal and state income tax returns and all other material tax returns, reports and declarations required by any jurisdiction to which it is subject, (b) has paid all material taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings and (c) has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply.  There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Borrowers know of no basis for any such claim.

8.11        No Event of Default.  No Default or Event of Default has occurred and is continuing.

8.12        Investment Company Acts.  None of the Borrowers and their Subsidiaries is an “investment company”, or an “affiliated company” or a “principal underwriter” of an “investment company”, as such terms are defined in the Investment Company Act of 1940.

8.13        Absence of Financing Statements; Perfection of Security Interests.  Except with respect to Permitted Liens, there is no financing statement, security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any filing records, registry or other public office, that purports to cover, affect or give notice of any present or possible future lien on, or security interest in, any assets or property of any of the Borrowers or their Subsidiaries or any rights relating thereto.  All filings, assignments, pledges and deposits of documents or instruments have been made and all other actions have been taken that are necessary or advisable, under applicable law, to establish and perfect the Agent’s security interest in the Collateral.  The Collateral and the Agent’s rights with respect to the  Collateral are not subject to any setoff, claims, withholdings or other defenses, except for Permitted Liens.  The Borrowers are the owners of the Collateral free from any lien, security interest, encumbrance and any other claim or demand, except for Permitted Liens.

8.14        Employee Benefit Plans.

8.14.1     In General.  Each Employee Benefit Plan and each Guaranteed Pension Plan has been maintained and operated in compliance in all material respects with the provisions of ERISA and, to the extent applicable, the Code, including but not limited to the provisions thereunder respecting prohibited transactions and the bonding of fiduciaries and other persons handling plan funds as required by §412 of ERISA.  The Borrowers have heretofore delivered to the Agent the most recently filed annual report, Form 5500, with all required attachments, and actuarial statement required to be submitted under §103(d) of ERISA, with respect to each Guaranteed Pension Plan.

8.14.2     Terminability of Welfare Plans.  Except as set forth in Schedule 8.14.2, (a) no Employee Benefit Plan maintained or contributed to by the Borrowers or their Subsidiaries which is an employee welfare benefit plan within the meaning of §3(1) or §3(2)(B) of ERISA, provides benefit coverage subsequent to termination of employment, except as required by Title I, Part 6 of ERISA or the applicable state insurance laws and (b) the Borrowers, or their Subsidiaries, as the case may be, may terminate each such Plan at any time (or at any time subsequent to the expiration of any applicable bargaining agreement) in the discretion of the Borrowers or their Subsidiaries without liability to any Person other than for claims arising prior to termination.

8.14.3     Guaranteed Pension Plans.  Each contribution required to be made to a Guaranteed Pension Plan, whether required to be made to avoid the incurrence of an accumulated funding deficiency, the notice or lien provisions of §302(f) of ERISA, or otherwise, has been timely made.  No waiver of an accumulated funding deficiency or extension of amortization periods under §412 of the Code or §302 of ERISA has been received with respect to any Guaranteed Pension Plan, and neither any of the Borrowers nor any ERISA Affiliate is obligated to post or has posted security in connection with an amendment to a Guaranteed Pension Plan pursuant to §307 of ERISA or §401(a)(29) of the Code.  No liability to the PBGC (other than required insurance premiums, all of which have been paid) has been incurred by any Borrower or any ERISA Affiliate with respect to any Guaranteed Pension Plan and no ERISA Reportable Event (other than an ERISA Reportable Event as to which the requirement of 30 days notice has been waived), nor any other event or condition which presents a material risk of termination of any Guaranteed Pension Plan by the PBGC, has occurred.  Based on the latest valuation of each Guaranteed Pension Plan (which in each case occurred within twelve months of the date of this representation), and on the actuarial methods and assumptions employed for that valuation, the aggregate benefit liabilities of all such Guaranteed Pension Plans within the meaning of §4001 of ERISA did not exceed the aggregate value of the assets of all such Guaranteed Pension Plans, disregarding for this purpose the benefit liabilities and assets of any Guaranteed Pension Plan with assets in excess of benefit liabilities.

8.14.4     Multiemployer Plans.  Neither any of the Borrowers nor any ERISA Affiliate has incurred any material liability (including secondary liability) to any Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan under §4201 of ERISA or as a result of a sale of assets described in §4204 of ERISA.  Neither any of the Borrowers nor any ERISA Affiliate has been notified that (a) any Multiemployer Plan is in reorganization or insolvent under and within the meaning of §4241 or §4245 of ERISA or is at risk of entering reorganization or becoming insolvent, or (b) that any Multiemployer Plan intends to terminate or has been terminated under §4041A of ERISA.

8.15        Use of Proceeds.

8.15.1     General.  The Revolving Credit Loans shall be used for payment of costs and expenses associated with the Refinancing, and the acquisition and/or construction of new Stores and to upgrade existing Stores, in each case in accordance with the terms hereof, and for working capital and general corporate purposes.  The Borrowers will obtain Letters of Credit for self-insurance and voluntary disability insurance programs and purchases of supplies in the ordinary course of business (“Permitted LC Purposes”); provided that the Borrowers may obtain Letters of Credit for purposes other than Permitted LC Purposes so long as (x) such Letters of Credit are obtained solely for working capital and general corporate purposes and (y) the aggregate principal amount of the outstanding Revolving Credit Loans and Letters of Credit obtained for purposes other than Permitted LC Purposes does not exceed $15,000,000.

8.15.2     Regulations U and X.  No portion of any Loan is to be used, and no portion of any Letter of Credit is to be obtained, for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.

8.15.3     Ineligible Securities. No portion of the proceeds of any Loans is to be used, and no portion of any Letter of Credit is to be obtained, for the purpose of knowingly purchasing, or providing credit support for the purchase of, during the underwriting or placement period or within thirty (30) days thereafter, any Ineligible Securities underwritten or privately placed by a Financial Affiliate.

8.16        Disclosure.  Neither this Credit Agreement, nor any of the other Loan Documents, nor any other written information provided to the Lenders by any Borrower or any of the Borrowers’ Subsidiaries contains any untrue statement of a material fact or omits to state a material fact (known to any of the Borrowers or their Subsidiaries in the case of any document or information not furnished by it or any of its Subsidiaries) necessary in order to make the statements herein or therein not misleading at the time made.  There is no fact known to any of the Borrowers or their Subsidiaries which materially adversely affects, or which could reasonably be expected to materially adversely affect, the business, assets, financial condition or prospects of the Borrowers and their Subsidiaries taken as a whole, exclusive of effects resulting from changes in general economic conditions, legal standards or regulatory conditions.

8.17        Environmental Compliance.  The Borrowers have taken all steps reasonably deemed necessary by the Borrowers to investigate the past and present condition and usage of the Real Estate and the operations conducted thereon and, based upon such diligent investigation, have determined that, except as disclosed on Schedule 8.17:

(a)           none of the Borrowers or their Subsidiaries is in violation, or, to the knowledge of the Borrowers or their Subsidiaries, alleged violation, of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under the Resource Conservation and Recovery Act (“RCRA”), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any state or local statute, regulation, ordinance, order or decree relating to health, safety or the environment (hereinafter “Environmental Laws”), which violation could be reasonably expected to have a Materially Adverse Effect;

(b)           none of the Borrowers or their Subsidiaries has received written notice from any third party including, without limitation, any federal, state or local governmental authority, (i) that any one of them has been identified by the United States Environmental Protection Agency (“EPA”) as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B; (ii) that any hazardous waste, as defined by 42 U.S.C. §6903(5), any hazardous substances as defined by 42 U.S.C. §9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) and any toxic substances, petroleum products or hazardous materials or other chemicals or substances regulated by any Environmental Laws (“Hazardous Substances”) which any one of them has generated, transported or disposed of has been found at any site at which a federal, state or local agency or other third party has conducted or has ordered that any of the Borrowers or their Subsidiaries conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party’s incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances;

(c)           (i) no portion of the Real Estate has been used for the handling, processing, storage or disposal of Hazardous Substances except in accordance with applicable Environmental Laws, and no underground tank or other underground storage receptacle for Hazardous Substances owned or used by, or which the Borrowers or their Subsidiaries are or could be reasonably expected to be liable is located on any portion of the Real Estate, except for such handling, storage, disposal or use which could not be reasonably expected to have a Materially Adverse Effect; (ii) in the course of any activities conducted by the Borrowers, their Subsidiaries or operators of their properties, no Hazardous Substances have been generated or are being used on the Real Estate except in substantial compliance with applicable Environmental Laws; (iii) there have been no releases (i.e. any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) or threatened releases of Hazardous Substances on, upon, into or from the properties of any of the Borrowers or their Subsidiaries, which releases would have a Materially Adverse Effect; (iv) to the best of the Borrowers’ knowledge, there have been no releases on, upon, from or into any real property in the vicinity of any of the Real Estate which, through soil or groundwater contamination, may have come to be located on, and which would have a Materially Adverse Effect; and (v) in addition, any Hazardous Substances that have been generated on any of the Real Estate while owned or leased by the Borrowers or their Subsidiaries have been transported offsite in compliance with applicable Environmental Law, treated or disposed of only by treatment or disposal facilities maintaining valid permits at the time of such treatment or disposal as required under applicable Environmental Laws, which transporters and facilities have been and are, to the best of the Borrowers’ knowledge, operating in compliance with such permits and applicable Environmental Laws; and

(d)           none of the Borrowers, their Subsidiaries, any Mortgaged Property or any of the other Real Estate is subject to any applicable Environmental Law requiring the performance of Hazardous Substances site assessments, or the removal or remediation of Hazardous Substances, or the giving of notice to any governmental agency or the recording or delivery to other Persons of an environmental disclosure document or statement by virtue of the transactions set forth and contemplated in the Loan Documents, or as a condition to the recording of any Mortgage or to the effectiveness of any other transactions contemplated hereby except where the existence thereof would not have a Materially Adverse Effect.

8.18        Subsidiaries, etc.  Schedule 8.18, as such Schedule 8.18 may be updated from time to time in accordance with the provisions of §9.18, lists all Subsidiaries of each Borrower, together with information on their jurisdictions of incorporation, the number and class of authorized and issued capital stock and the owners of all issued capital stock. Such capital stock constitutes, of record, 100% of the outstanding capital stock of each such Borrower and, on a fully-diluted basis, 100% of such outstanding capital stock.  Except as set forth on Schedule 8.18 hereto, none of the Borrowers or their Subsidiaries is engaged in any joint venture or partnership with any other Person.

8.19        Senior Secured Debt Documents; Equity Documents; Unsecured Term Loan Documents and Parent Debt Documents.

(a)           The Borrowers have heretofore furnished to the Agent true, complete and correct copies of the Senior Secured Debt Documents (including schedules, exhibits and annexes thereto).  The Senior Secured Debt Documents have not subsequently been amended, supplemented, or modified (other than the amendments, if any, delivered to the

Agent on or prior to the Closing Date and consented to or approved on or prior to the Closing Date by the Agent or as expressly permitted hereunder) and constitute the complete understanding among the parties thereto in respect of the matters and transactions covered thereby.  To the best knowledge of the Borrowers, as of the Closing Date, all of the representations and warranties contained in the Senior Secured Debt Documents were true and correct in all material respects when made or deemed to be made except as would not have a Materially Adverse Effect after giving effect to the transactions contemplated thereby, and the Agent and the Lenders may rely on such representations and warranties as if they were incorporated herein on the Closing Date; provided, that nothing contained herein shall prejudice in any way any rights of the Borrowers under or in respect of the Senior Secured Debt Documents, all of which are expressly hereby reserved.  The requirements of §12.23 have been satisfied as of the Closing Date (subject to the satisfaction of the Agent as to the matters set forth therein which expressly require such satisfaction).

(b)           On or prior to the Closing Date, the Borrowers have furnished to the Agent true, complete and correct copies of the Equity Documents (including schedules, exhibits and annexes thereto).  As of the Closing Date, the Equity Documents have not been amended, supplemented, or modified (other than the amendments, if any, delivered to the Agent on or prior to the Closing Date and consented to or approved on or prior to the Closing Date by the Agent or as expressly permitted hereunder) and constitute the complete understanding among the parties thereto in respect of the matters and transactions covered thereby.  As of the Closing Date, the representations and warranties of the Borrowers and their Affiliates contained in the Equity Documents were true and correct in all material respects when made or deemed to be made except as would not have a Materially Adverse Effect and the Agent and the Lenders may rely on such representations and warranties as if they were incorporated herein on the Closing Date; provided, that nothing contained herein shall prejudice in any way any rights of the Borrowers under or in respect of the Equity Documents, all of which are expressly hereby reserved.

(c)           On or prior to the Closing Date, the Borrowers have furnished to the Agent true, complete and correct copies of the Unsecured Term Loan Documents (including schedules, exhibits and annexes thereto).  As of the Closing Date, the Unsecured Term Loan Documents have not been amended, supplemented, or modified (other than the amendments, if any, delivered to the Agent on or prior to the Closing Date and consented to or approved on or prior to the Closing Date by the Agent or as expressly permitted hereunder) and constitute the complete understanding among the parties thereto in respect of the matters and transactions covered thereby.  To the best knowledge of the Borrowers, as of the Closing Date, all of the representations and warranties contained in the Unsecured Term Loan Documents were true and correct in all material respects when made or deemed to be made except as would not have a Materially Adverse Effect after giving effect to the transactions contemplated thereby, and the Agent and the Lenders may rely on such representations and warranties as if they were incorporated herein on the Closing Date; provided, that nothing contained herein shall prejudice in any way any rights of the Borrowers under or in respect of the Unsecured Term Loan Documents, all of which are expressly hereby reserved.

(d)           On or prior to the Closing Date, the Borrowers have furnished to the Agent true, complete and correct copies of the Parent Debt Documents (including schedules, exhibits and annexes thereto).  As of the Closing Date, the Parent Debt Documents have not been amended, supplemented, or modified (other than the amendments, if any, delivered to the Agent on or prior to the Closing Date and consented to or approved on or prior to the Closing Date by the Agent or as expressly permitted hereunder) and constitute the complete understanding among the parties thereto in respect of the matters and transactions covered thereby.

8.20        Solvency.  Both before and after giving effect to this Credit Agreement and the other Loan Documents and the Refinancing, all of the Borrowers and their Subsidiaries on a consolidated basis are Solvent.  As used herein, “Solvent” shall mean that each of the Borrowers and their Subsidiaries (i) have assets having a fair value in excess of their liabilities, (ii) have assets having a fair value in excess of the amount required to pay their liabilities on existing debts as such debts become absolute and matured, and (iii) have, and expect to continue to have, access to adequate capital for the conduct of their business and the ability to pay their debts from time to time incurred in connection with the operation of their business as such debts mature.

8.21        Certain Transactions.  Except for transactions listed on Schedule 8.21 and arm’s length transactions pursuant to which any of the Borrowers or their Subsidiaries makes payments in the ordinary course of business upon terms no less favorable than such Borrower or such Subsidiary could obtain from third parties, none of the officers, directors, or employees of any of the Borrowers or their Subsidiaries is presently a party to any transaction with any of the Borrowers or their Subsidiaries (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Borrowers, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

8.22        Bank Accounts.  Schedule 8.22, as such Schedule 8.22 may be updated from time to time in accordance with the provisions of §9.5.6, sets forth the account numbers and location of all bank accounts of the Borrowers and their Subsidiaries.

8.23        Stores.  Schedule 8.23 sets forth, as of the Closing Date, the names, addresses and Concepts of each Store and identifies, as of the Closing Date, which of those Stores are operated under a franchise agreement between a Borrower as franchisor and a franchisee.

8.24        Franchise Agreements.  The Borrowers have delivered to the Agent as at the Closing Date and pursuant to §9.5.5 true and complete copies of any franchise agreements to which the Borrowers or any of the Borrowers’ Subsidiaries is party.

8.25        Leases.  Neither the execution, delivery and performance of this Credit Agreement, the other Loan Documents, the Equity Documents, the Senior Secured Debt Documents and the Unsecured Term Loan Documents to which the Borrowers or any of their Subsidiaries is a party, including a pledge by the Borrowers to the Agent of all the Equity Interests of the Borrowers nor the realization by the Agent on such pledge, will create a default under any Real Estate Lease under which the Borrowers or any of their Subsidiaries is presently a lessee or sublessee, which is likely to have a materially adverse effect on the business or financial condition of the Borrowers and their Subsidiaries, taken as a whole.

8.26        Foreign Assets Control Regulations.  None of the requesting or borrowing of the Loans, the requesting or issuance, extension or renewal of any Letters of Credit or the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56)).  Furthermore, neither the Borrower nor any of its Subsidiaries or other Affiliates (a) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person”.

9.             AFFIRMATIVE COVENANTS.

Each of the Borrowers covenants and agrees that, so long as any Loan, Unpaid Reimbursement Obligation, Letter of Credit or Note is Outstanding or any Lender has any obligation to make any Loans or the Agent has any obligation to issue, extend or renew any Letters of Credit:

9.1          Punctual Payment.  The Borrowers will duly and punctually pay or cause to be paid the principal and interest on the Loans, all Reimbursement Obligations, the Letter of Credit Fees, the commitment fees and all other fees or other amounts provided for in this Credit Agreement and the other Loan Documents to which any of the Borrowers or their Subsidiaries is a party, all in accordance with the terms of this Credit Agreement and such other Loan Documents.

9.2          Maintenance of Office.  Each of the Borrowers will maintain its chief executive office at the location identified in the Perfection Certificate delivered by it pursuant to the Security Agreement, or at such other place in the United States of America as such Borrower shall designate upon written notice to the Agent, where notices, presentations and demands to or upon such Borrower in respect of the Loan Documents to which such Borrower is a party may be given or made.

9.3          Records and Accounts.  Each of the Borrowers will (i) keep, and cause each of its Subsidiaries to keep, true and accurate records and books of account in which full, true and correct entries will be made in accordance with generally accepted accounting principles, (ii) maintain adequate accounts and reserves for all taxes (including income taxes), depreciation, depletion, obsolescence and amortization of its properties and the properties of its Subsidiaries, contingencies, and other reserves, and (iii) at all times engage Ernst & Young L.L.P. or other independent nationally recognized certified public accountants reasonably satisfactory to the Agent as the independent certified public accountants of the Borrowers and their Subsidiaries and will not permit more than thirty (30) days to elapse between the cessation of such firm’s (or any successor firm’s) engagement as the independent certified public accountants of the Borrowers and their Subsidiaries and the appointment in such capacity of a successor firm as shall be reasonably satisfactory to the Agent.

9.4          Financial Statements, Certificates and Information.  The Borrowers will deliver to each of the Lenders:

(a)           as soon as practicable, but in any event not later than ninety (90) days after the end of each fiscal year of the Borrowers and their Subsidiaries, the consolidated balance sheet of the Borrowers and their Subsidiaries, as at the end of such year, and the related consolidated statement of income and consolidated statement of cash flow for such year, each setting forth in comparative form the figures for the previous fiscal year and the projections from the current fiscal year and all such consolidated statements to be in reasonable detail, prepared in accordance with generally accepted accounting principles, and certified without qualification and without an expression of uncertainty as to the ability of any Borrower and any of their Subsidiaries to continue as a going concern, by Ernst & Young L.L.P. or by other independent nationally recognized certified public accountants reasonably satisfactory to the Agent, together with a written statement from such accountants to the effect that they have read a copy of this Credit Agreement, and that, in making the examination necessary to said certification, they have obtained no knowledge of any Default or Event of Default, or, if such accountants shall have obtained knowledge of any then existing Default or Event of Default they shall disclose in such statement any such Default or Event of Default; provided that such accountants shall not be liable to the Lenders for failure to obtain knowledge of any Default or Event of Default;

(b)           as soon as practicable, but in any event not later than forty-five (45) days after the end of each of the fiscal quarters of the Borrowers and their Subsidiaries, copies of the unaudited consolidated balance sheet of the Borrowers and their Subsidiaries as at the end of such quarter, and the related consolidated statement of income and consolidated statement of cash flow for such fiscal quarter and the portion of the such Persons’ fiscal year then elapsed, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet as of the end of) the previous fiscal year and the comparisons to the projections for such period, all in reasonable detail and prepared in accordance with generally accepted accounting principles, together with a certification by the principal financial or accounting officer of the Borrowers that the information contained in such financial statements fairly presents the financial position of the Borrowers and their Subsidiaries on the date thereof (subject to year-end adjustments);

(c)           as soon as practicable, but in any event within thirty (30) days after the end of each month in each fiscal year of the Borrowers and their Subsidiaries, unaudited monthly consolidated financial statements of the Borrowers and their Subsidiaries for such month and the portion of the Borrowers’ fiscal year then ending setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year and the projections for such period, each prepared in accordance with generally accepted accounting principles, together with a certification by the principal financial or accounting officer of the Borrowers that the information contained in such financial statements fairly presents the financial condition of the Borrowers and their Subsidiaries on the date thereof (subject to year-end adjustments);

(d)           as soon as practicable, but in any event not (i) later than thirty (30) days after the end of each month in each fiscal year of the Borrowers and their Subsidiaries sales and Consolidated EBITDA statements on an individual Store-by-Store basis for each Store operated by a Borrower or a Borrower’s Subsidiary and comparing such amounts to the previous fiscal year period, and (ii) forty-five (45) days after the end of each of the fiscal quarters of the Borrowers and their Subsidiaries sales and Consolidated EBITDA statements on an individual Store-by-Store basis for each Store operated by a Borrower or a Borrower’s Subsidiary and comparing such amounts to the previous fiscal year period, all such statements to be in a form satisfactory to the Majority Lenders;

(e)           simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, a statement certified by the principal financial or accounting officer of the Borrowers (and in the case of delivery of the financial statements referred to in subsection (a) above, the accountants of the Borrowers), in substantially the form of Exhibit C hereto (a “Compliance Certificate”) and setting forth in reasonable detail computations evidencing compliance with the covenants contained in §11 and (if applicable) reconciliations to reflect changes in generally accepted accounting principles since the Balance Sheet Date;

(f)            promptly after the filing or mailing thereof, copies of all material of a financial nature filed with the Securities and Exchange Commission or sent to the stockholders of the Borrowers;

(g)           within forty-five (45) days after the beginning of each fiscal year of the Borrowers and from time to time upon request of the Agent (but not more frequently than annually so long as no Default or Event of Default is continuing), projections of the Borrowers and their Subsidiaries broken down for the next fiscal year on a month by month and quarter by quarter basis updating those projections and budgets delivered to the Lenders and referred to in §8.4.3 or, if applicable, updating any later such projections delivered in response to a request pursuant to this §9.4(g);

(h)           all information sent to the directors of any Borrower regarding the opening of new Stores;

(i)            all notices and other information sent to any holder of any obligations under the Senior Secured Debt Documents and Unsecured Term Loan Documents in its capacity as such;

(j)            on or before Wednesday of each week, a thirteen week rolling cash flow forecast in form satisfactory to the Agent which shall detail all sources and uses of cash on a weekly basis and shall report any variances from the prior week, and which shall be reforecast in its entirety as of the end of each month (the “Weekly Cash Flow Projection”); and

(k)           from time to time such other financial data and information (including accountants’ management letters) as the Agent or any Lender may reasonably request.

9.5          Notices.

9.5.1       Defaults.  Each of the Borrowers will promptly notify the Agent in writing of the occurrence of any Default or Event of Default.  If any Person shall give any notice or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Credit Agreement or any other note, evidence of Indebtedness, indenture or other such obligation to which or with respect to which any of the Borrowers or their Subsidiaries is a party or obligor in excess of $1,000,000, whether as principal, guarantor, surety or otherwise, the Borrowers shall forthwith give written notice thereof to the Agent, describing the notice or action and the nature of the claimed default.

9.5.2       Environmental Events.  Each of the Borrowers will promptly give notice to the Agent (a) of any violation of any Environmental Law that any of the Borrowers or their Subsidiaries reports in writing to, or is required by Environmental Law to report (or for which any written report supplemental to any oral report is made) to, any federal, state or local environmental agency, and (b) upon becoming aware thereof, of any inquiry, proceeding, investigation, or other action, including a notice from any agency of potential environmental liability, of any federal, state or local environmental agency or board, that has the potential to have a Materially Adverse Effect, or have a materially adverse effect on the Agent’s mortgages, deeds of trust or security interests pursuant to the Security Documents.

9.5.3       Notification of Claim against Collateral.  Each of the Borrowers will, immediately upon becoming aware thereof, notify the Agent in writing of any setoff, claim (including, with respect to the Real Estate, environmental claims), withholding or other defense to which any of the Collateral having a value in excess of $500,000, or the Agent’s rights with respect to the Collateral, are subject.

9.5.4       Notice of Litigation and Judgments.  Each of the Borrowers will, and will cause each of its Subsidiaries to, give notice to the Agent in writing within fifteen (15) days of becoming aware of any litigation or proceedings threatened in writing or any significant development in any pending litigation and proceedings affecting the Borrowers or any of their Subsidiaries or to which any of the Borrowers or their Subsidiaries is or becomes a party involving an uninsured claim against any of the Borrowers or their Subsidiaries that could reasonably be expected to have a materially adverse effect on the Borrowers and their Subsidiaries and stating the nature and status of such litigation or proceedings.  Each of the Borrowers will, and will cause each of its

Subsidiaries to, give notice to the Agent, in writing, in form and detail satisfactory to the Agent, within ten (10) days of any judgment not covered by insurance, final or otherwise, against any of the Borrowers or their Subsidiaries in an amount in excess of $500,000.

9.5.5       Notice of Franchise Agreements.  Each of the Borrowers will, and will cause each of its Subsidiaries to, give notice to the Agent in writing of any such Person entering into, or modifying any material provisions relating to compensation, term or advertising requirements under any franchise agreement with any franchisee simultaneously with the delivery of the financial statements referred to in §9.4(c) but in any event no later than one month after such event.

9.5.6       Notice of Bank Accounts.  Each of the Borrowers will, and will cause each of its Subsidiaries to, give notice to the Agent in writing of any such Person creating or opening any additional bank accounts simultaneously with the delivery of the financial statements referred to in § 9.4(c) but in any event no later than one month after the opening of such account.  In such event, the Agent is hereby authorized by the parties hereto to amend Schedule 8.22 to include each such new bank account.

9.5.7       Notice of Real Estate.  Without prejudice to §9.13, each of the Borrowers will, and will cause each of its Subsidiaries to, give notice to the Agent in writing of any such Person acquiring any additional owned or leased Real Estate simultaneously with the delivery of the financial statements referred to in § 9.4(c) but in any event no later than one month after such acquisition.  In such event, the Agent is hereby authorized by the parties hereto to amend Schedule 8.3 to include each such additional Real Estate.

9.6          Corporate Existence; Maintenance of Properties.  Each of the Borrowers will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and rights and those of its Subsidiaries and will not, and will not cause or permit any of its Subsidiaries to, convert to a limited liability company.  It (i) will cause all of its properties and those of its Subsidiaries used or useful in the conduct of its business or the business of its Subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment, (ii) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of such Borrower may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times, and (iii) will, and will cause each of its Subsidiaries to, continue to engage primarily in the businesses now conducted by them and in related businesses; provided that nothing in this §9.6 shall prevent any of the Borrowers from discontinuing the operation and maintenance of any of its properties or any of those of its Subsidiaries if such discontinuance is, in the judgment of such Borrower, desirable in the conduct of its or their business and that do not in the aggregate materially adversely affect the business of the Borrowers and their Subsidiaries on a consolidated basis.

9.7          Insurance.

9.7.1       Required Insurance.  Each of the Borrowers will, and will cause each of its Subsidiaries to, maintain with financially sound and reputable insurers insurance with respect to its properties and business against such casualties and contingencies as shall be in accordance with the general practices of businesses engaged in similar activities in similar geographic areas and in amounts, containing such terms, in such forms and for such periods as may be reasonable and prudent.  Without limiting the foregoing, (a) such insurance shall be in such minimum amounts that such Person will not be deemed a co-insurer under applicable insurance laws, regulations and policies and otherwise shall be in such amounts, contain such terms, be in such forms and be for such periods as may be reasonably satisfactory to the Agent, (b) all such insurance shall be payable to the Agent as loss payee under a “standard” or “New York” loss payee clause for the benefit of the Lenders and the Agent (c) each such Person will (i) keep all of its physical property insured with casualty or physical hazard insurance on an “all risks” basis, with broad form flood and earthquake coverages and electronic data processing coverage, with a full replacement cost endorsement and an “agreed amount” clause in an amount equal to 100% of the full replacement cost of such property, with deductibles equal to those generally maintained by businesses engaged in similar activities in similar geographic areas, subject to aggregate sublimits for flood and earthquake equal to those generally maintained by businesses engaged in similar activities in similar geographic areas, (ii) maintain all such workers’ compensation or similar insurance as may be required by law and (iii) maintain, in amountsand with deductibles and “stop loss” provisions equal to those generally maintained by businesses engaged in similar activities in similar geographic areas, general public liability insurance against claims of bodily injury, death or property damage occurring, on, in or about the properties of such Person; business interruption insurance; and product liability insurance.  Each of the Borrowers will, and will cause each of its Subsidiaries to, maintain insurance on the Mortgaged Properties in accordance with the terms of the Mortgages.

9.7.2       Insurance Proceeds.  The proceeds of any casualty insurance in respect of any casualty loss of any of the Collateral shall, subject to the rights, if any, of other parties with a prior interest in the property covered thereby, (i) so long as no Event of Default has occurred and is continuing and to the extent that the amount of such proceeds is less than $1,000,000, be disbursed to the applicable Borrower for reinvestment in such Borrower’s business and (ii) in all other circumstances, be held by the Agent as cash collateral for the Obligations.  The Agent may, so long as no Event of Default has occurred and is continuing, disburse from time to time all or any part of such proceeds so held as cash collateral, upon such terms and conditions as the Agent may reasonably prescribe, for direct application by such Borrower solely to the repair or replacement of such Borrower’s property so damaged or destroyed or other reinvestment in the Borrowers’ business.  In the event that such proceeds have not been reinvested in the Borrowers’ business with two hundred and seventy (270) days after the earlier to occur of receipt thereof by the Borrowers or receipt thereof by the Agent, the Agent shall apply all or any part of such proceeds to the Obligations.

9.7.3       Notice of Cancellation.  All policies of insurance shall provide for at least 30 days prior written cancellation notice to the Agent.  In the event of failure by any Borrower to provide and maintain insurance as herein provided, the Agent may, at its option, provide such insurance and charge the amount thereof to such Borrower.  Each Borrower shall furnish the Agent with certificates of insurance and policies evidencing compliance with the foregoing insurance provision.

9.8          Taxes.  Each of the Borrowers will, and will cause each of its Subsidiaries to, duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all taxes, assessments and other governmental charges imposed upon it and its real properties, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies that if unpaid might by law become a lien or charge upon any of its property; provided that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if such Borrower or such Subsidiary shall have set aside on its books adequate reserves with respect thereto; and provided further that each of the Borrowers and their Subsidiaries will pay all such taxes, assessments, charges, levies or claims forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor.

9.9          Inspection of Properties and Books, etc.

9.9.1       General.  Each of the Borrowers shall permit the Lenders, if accompanied by the Agent, to visit and inspect any of the properties of any of the Borrowers or their Subsidiaries, to examine the books of account of the Borrowers and their Subsidiaries (and to make copies thereof and extracts therefrom), and shall permit the Lenders to discuss the affairs, finances and accounts of the Borrowers and their Subsidiaries with, and to be advised as to the same by, its and their officers, all at such reasonable times and intervals as the Agent or any Lender may reasonably request, provided that any such visits shall occur no more frequently than twice per year if no Event of Default has occurred and is continuing.  The Agent shall notify the Lenders of any such visit or inspection by the Agent, and the Lenders shall have the right to participate therein.

9.9.2       Environmental Assessments.  If the Agent reasonably suspects that an Event of Default has occurred and is continuing, the Agent may, from time to time, in its discretion for the purpose of assessing and ensuring the value of any Mortgaged Property, obtain one or more environmental assessments or audits of such Mortgaged Property prepared by a hydrogeologist, an independent engineer or other qualified consultant or expert approved by the Agent to evaluate or confirm (a) whether any Hazardous Substances are present in the soil or water at such Mortgaged Property in violation of Environmental Laws and (b) whether the use and operation of such Mortgaged Property complies with all Environmental Laws.  Such environmental assessments or audits shall be conducted, to the extent reasonably practicable, in a manner that does not unreasonably interfere with the Borrowers’ or their Subsidiaries’ use of the Mortgaged Property.  The Agent’s right to conduct such environmental assessment or audit shall be subject to all related restrictions in any applicable lease.  Environmental assessments may include without limitation detailed visual inspections of such Mortgaged Property including any and all storage areas, storage tanks, drains, dry wells and leaching areas, and the taking of soil samples, surface water samples and ground water samples, as well as such other investigations or analyses as the Agent deems reasonably appropriate.  All such environmental assessments shall be conducted and made at the expense of the Borrowers.

9.9.3       Communications with Accountants.  Each of the Borrowers authorizes the Lenders, if accompanied by the Agent, to communicate directly with the Borrowers’ independent certified public accountants and authorizes such accountants to disclose to the Agent any and all financial statements and other supporting financial documents and schedules including copies of any management letter with respect to the business, financial condition and other affairs of any of the Borrowers or their Subsidiaries.  At the request of the Agent, the Borrowers shall deliver a letter addressed to such accountants instructing them to comply with the provisions of this §9.9.3.

9.10        Compliance with Laws, Contracts, Licenses, and Permits.  Each of the Borrowers will, and will cause each of its Subsidiaries to, comply in all material respects with (a) the applicable laws and regulations wherever its business is conducted, including all Environmental Laws, (b) the provisions of its charter documents and by-laws, (c) all agreements and instruments by which it or any of its properties may be bound and (d) all applicable decrees, orders, and judgments.  If any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that any of the Borrowers or their Subsidiaries may fulfill any of its obligations hereunder or any of the other Loan Documents to which such Borrower or such Subsidiary is a party, such Borrower will, or (as the case may be) will cause such Subsidiary to, immediately take or cause to be taken all reasonable steps within the power of such Borrower or such Subsidiary to obtain such authorization, consent, approval, permit or license and furnish the Agent and the Lenders with evidence thereof.  Without limiting the foregoing, each of the Borrowers will, and will cause each of its Subsidiaries to, obtain any and all approvals by any federal, state or local liquor authority necessary for the continued operation at all times of any Store operated by any of the Borrowers or their Subsidiaries with full liquor service unless the failure to obtain such approvals would not have a Materially Adverse Effect.

9.11        Employee Benefit Plans.  The Borrowers will (i) promptly upon filing the same with the Department of Labor or Internal Revenue Service and upon request of the Agent, furnish to the Agent a copy of the most recent actuarial statement required to be submitted under §103(d) of ERISA and Annual Report, Form 5500, with all required attachments, in respect of each Guaranteed Pension Plan and (ii) promptly upon receipt or dispatch by the Borrowers or any ERISA affiliate, furnish to the Agent any notice, report or demand sent or received in respect of a Guaranteed Pension Plan under §§302, 4041, 4042, 4043, 4063, 4065, 4066 and 4068 of ERISA, or in respect of a Multiemployer Plan, under §§4041A, 4202, 4219, 4242, or 4245 of ERISA.

9.12        Use of Proceeds.  The Borrowers will use the proceeds of the Loans and the Letters of Credit for the purposes described in §8.15.1, and none other.

9.13        Additional Mortgaged Property; Notice of Leases.

(a)           If, after the Closing Date, any of the Borrowers or their Subsidiaries acquires real estate, such Borrower shall, or shall cause such Subsidiary to deliver forthwith to the Agent for the benefit of the Lenders and the Agent a fully executed valid and enforceable first priority mortgage or deed of trust over such acquired real estate free and clear of all defects and encumbrances except for Permitted Liens.

(b)           If, after the Closing Date, any of the Borrowers or their Subsidiaries intends to leasefor a term in excess of five (5) years real estate, such Borrower shall use reasonable best efforts to ensure that such lease permits the Agent to obtain a first priority leasehold mortgage over such leased real estate.  Upon the execution of such lease such Borrower or such Subsidiary shall promptly deliver to the Agent a copy of such lease, and, to the extent permitted by the applicable lease, such Borrower or such Subsidiary shall deliver forthwith to the Agent for the benefit of the Lenders and the Agent a fully executed, valid and enforceable first priority leasehold mortgage over such leased real estate, free and clear of all defects and encumbrances except for Permitted Liens.

(c)           Each such mortgage, leasehold mortgage or deed of trust referred to in §9.13(a) and §9.13(b) shall be in form and substance satisfactory to the Agent, together with title insurance policies, surveys, evidences of insurances with the Agent named as loss payee and additional insured, legal opinions and other documents and certificates with respect to such real estate (such policies, surveys, evidence of insurance, opinions and other documents and certificates referred to in this §9.13 as “Real Estate Documentation”) as was required for Real Estate of the Borrowers as of the Closing Date or as otherwise required by the Agent.

(d)           If, after the Closing Date, any of the Borrowers or their Subsidiaries leases real estate or any lease of Real Estate is extended or otherwise modified in any respect, the applicable Borrower shall, or shall cause the applicable Subsidiary to, use its best efforts to cause the relevant lessor to execute and deliver a notice of lease (to the extent that a notice of lease is not already recorded in respect of such lease) in form meeting all statutory and recording requirements of the jurisdiction in which the relevant real property is located.

9.14        Further Assurances.  Each of the Borrowers will, and will cause each of its Subsidiaries to, cooperate with the Lenders and the Agent and execute such further instruments and documents as the Lenders or the Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Credit Agreement and the other Loan Documents.  Upon receipt of an affidavit of any officer of any Lender as to the loss, theft, destruction or mutilation of the any Note or other Loan Document, the Borrowers will issue, in lieu thereof, a replacement Note or other Loan Document in the same principal amount thereof and otherwise of like tenor.

9.15        Conduct of Business; Stores.  Each of the Borrowers will, and will cause its Subsidiaries to, continue to engage only in the business of owning and operating casual dining restaurants and in businesses and activities closely related thereto.  The Borrowers shall inform the Agent of any new Store locations simultaneously with the delivery of the financial statements referred to in §9.4(c) but in any event no later than one month after the opening of a new Store location and the entering into a lease for, or the acquisition of, the premises for a new Store.

9.16        Additional Mortgages Post Default.  If at any time an Event of Default has occurred and is continuing, each of the Borrowers will, and will cause each of its Subsidiaries to, cooperate with the Lenders and the Agent to take all actions of the kind described in Section 9.13 with respect to each parcel of Real Estate which it owns or leases and for which the Agent has not previously been granted a Mortgage.

9.17        Bank Accounts.  On or prior to the Closing Date, each of the Borrowers will, and will cause each of its Subsidiaries to cause all cash receipts, checks and cash proceeds of accounts receivable and other Collateral of the Borrowers and their Subsidiaries to be deposited only into (x) depository accounts with financial institutions that have entered into agency account agreements in a form satisfactory to the Agent (such agency account agreements referred to herein as “Agency Account Agreements” and such depository accounts with financial institutions that have entered into such Agency Account Agreements referred to herein as “Agency Accounts”), (y) the Concentration Accounts or (z) deposit accounts number 686365909 and number 628376030 each maintained at JPMorgan Chase Bank, National Association and deposit account number 3084386826 maintained at Washington Mutual Bank, NA that are not Agency Accounts (each an “Excluded Account”) as long as all funds in (A) each Excluded Account maintained at JPMorgan Chase Bank, National Association in excess of $3,000 and (B) the Excluded Account maintained at Washington Mutual Bank, NA in excess of $8,000 are transferred to the Concentration Accounts on a daily basis on each Business Day.  The Agency Account Agreements shall provide that at any time following the occurrence of a Default or an Event of Default, the Agent shall be entitled to direct the financial institutions party thereto to cause all funds of the Borrowers and their Subsidiaries held in the Agency Accounts at such financial institutions to be transferred immediately and at any time thereafter to the Agent to be applied to the Obligations or held as Collateral, as the Agent deems appropriate.  The Borrowers shall cause (a) all cash receipts and checks in excess of $50,000 at each Store to be deposited into an Agency Account, a Concentration Account or, subject to the satisfaction of conditions set forth in clause (z) above, an Excluded Account, on at least two separate Business Days during each week (a “week,” for the purposes of this §9.17, being deemed to begin at the beginning of each Monday and end at the end of the following Friday) and (b) all funds in (A) each Agency Account or any other account of the Borrowers or their Subsidiaries (other than Excluded Accounts) in excess of $2,000, (B) each Excluded Account maintained at JPMorgan Chase Bank, National Association in excess of $3,000 and (C) the Excluded Account maintained at Washington Mutual Bank, NA in excess of $8,000 to be transferred to the Concentration Accounts on a daily basis on each Business Day.  The Borrowers shall at all times maintain a Concentration Account with a financial institution that has entered into an Agency Account Agreement with the Agent and the Borrowers that is in all respects satisfactory to the Agent.  Notwithstanding the foregoing to the contrary, (i) Chevys may maintain deposit account number 3039022607 at Union Bank of California that is not an Agency Account as long as (A) the balance of funds on deposit in such account shall not exceed $50,000 at any time and (B) such deposit account and such funds on deposit therein are pledged as security to the California State Board of Equalization and (ii) Chevys may maintain deposit account number 8759883641 at Wells Fargo Bank that is not an Agency Account as long as (A) the balance of funds on deposit in such account shall not exceed $169,000 plus any interest accrued thereon at any time and (B) such deposit account and such funds on deposit therein are pledged as security to the Nevada Department of Taxation.

9.18        New Subsidiaries; Ownership of Borrowers by Real Mex.

(a)           Any new Subsidiary of any Borrower created or acquired shall become a Borrower hereunder and become a party to the Security Documents by (i) signing a joinder agreement, (ii) signing allonges to the Revolving Credit Notes in form and substance satisfactory to the Agent, and (iii) providing such other documentation as the Agent may reasonably request, including, without limitation, amendments to the Stock Pledge Agreement or new pledge agreements in substantially the same form, mortgages or deeds of trust required by §9.13 above, Uniform Commercial Code searches and filings, legal opinions and corporate authorization documentation with respect to such new Subsidiary and other documentation with respect to the conditions specified in §12 hereof, and 100% of the equity interests and assets of each such new Subsidiary shall be pledged to the Agent for the benefit of the Lenders and the Agent.  In such event, the Agent is hereby authorized by the parties hereto to amend Schedule 8.18 to include each such new Subsidiary.

(b)           Real Mex shall at all times directly or indirectly through a Subsidiary own all of the shares, interests or units of Equity Interests of each of the Borrowers, and such shares, interests or units shall at all times be pledged to the Agent pursuant to Stock Pledge Agreement or other pledge agreements in substantially the same form entered into from time to time by Subsidiaries of the Borrowers which are the direct owners of such Equity Interests of any Borrower.

10.          CERTAIN NEGATIVE COVENANTS.

Each of the Borrowers covenants and agrees that, so long as any Loan, Unpaid Reimbursement Obligation, Letter of Credit or Note is Outstanding or any Lender has any obligation to make any Loans or the Agent has any obligations to issue, extend or renew any Letters of Credit:

10.1        Restrictions on Indebtedness.  None of the Borrowers will, and none will permit any of its Subsidiaries to, create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:

(a)           Indebtedness to the Lenders and the Agent arising under any of the Loan Documents;

(b)           endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

(c)           Indebtedness of such Borrower or such Subsidiary in respect of Rate Protection Agreements entered into in order to hedge interest rate fluctuations on Indebtedness for borrowed money of the Borrowers or their Subsidiaries and not for speculative purposes;

(d)           Indebtedness incurred in connection with the acquisition after the date hereof of any real or personal property by such Borrower or such Subsidiary or under any Capitalized Lease, provided that the aggregate principal amount of such Indebtedness of the Borrowers and their Subsidiaries outstanding at any time shall not exceed the aggregate amount of $5,000,000 and provided, further, that no Default or Event of

Default shall exist (i) prior to the incurrence of such Indebtedness or (ii) as a result of the incurrence of such Indebtedness; and provided further that the outstanding principal amount of the promissory note dated March 22, 2000 in the original principal amount of $1,000,000 made by Chevys, Inc. (and assumed by Chevys Restaurants, LLC) in favor of General Electric Capital Business Asset Funding Corporation shall constitute Indebtedness incurred under this clause (d) and shall reduce amounts available hereunder by such amount;

(e)           Indebtedness of one Borrower to another then existing Borrower; provided that all such intercompany Indebtedness permitted by this §10.1(e), and all instruments evidencing any thereof, shall be pledged and delivered to the Agent, for the benefit of the Lenders and the Agent, as security for the Obligations pursuant to the provisions of the applicable Security Documents, and the Agent shall have a first priority perfected lien and security interest therein; and provided, further, that all such intercompany Indebtedness shall be subordinated to the Obligations on terms satisfactory to the Agent;

(f)            Indebtedness existing on the date hereof and listed and described on Schedule 10.1 hereto and any refinancings thereof not to exceed such original principal amount and on terms and conditions substantially similar thereto;

(g)           Indebtedness in an original principal amount not in excess of $105,000,000 evidenced by the Senior Secured Debt Documents;

(h)           Indebtedness consisting of contingent obligations of any Borrower or any of its Subsidiaries to repurchase or otherwise redeem capital stock of a Borrower from former employees of the Borrowers and their Subsidiaries pursuant to the terms of employee stock ownership employee stock option or other employee compensation plans of the Borrowers and their Subsidiaries and matured obligations to repurchase or otherwise redeem such stock to the extent such repurchase or redemption is permitted under §10.4(c);

(i)            Indebtedness consisting of any Borrower or any of its Subsidiaries guarantying the Indebtedness of another Borrower so long as such Indebtedness is otherwise permitted hereunder;

(j)            other Indebtedness in an aggregate principal amount at any time outstanding not to exceed $500,000; provided that no Event of Default shall exist (i) prior to the incurrence of such Indebtedness or (ii) as a result of the incurrence of such Indebtedness; provided further that such limitation shall be increased up to an amount not to exceed $3,000,000 in the aggregate (i) if the Leverage Ratio is less than 3.50:1 for two consecutive fiscal quarters, as set forth in the most recent Compliance Certificate delivered pursuant to § 9.4(e) hereof, and (ii) to the extent that, after giving effect to such additional Indebtedness, the Leverage Ratio would not exceed 3.50:1; and

(k)           Indebtedness in an original principal amount not in excess of $65,000,000 evidenced by the Unsecured Term Loan Documents and any Permitted Subordinated Refinancing (as defined in the Intercreditor Agreement (Unsecured Term Loan)) thereof.

10.2        Restrictions on Liens.  None of the Borrowers will, and none will permit any of its Subsidiaries to, (i) create or incur or suffer to be created or incurred or to exist any lien, encumbrance, mortgage, pledge, charge, restriction or other security interest of any kind upon any of its property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (ii) transfer any of such property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (iii) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; (iv) suffer to exist for a period of more than thirty (30) days after the same shall have been incurred any Indebtedness or claim or demand against it that if unpaid might by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over its general creditors; (v) sell, assign, pledge or otherwise transfer any “receivables” as defined in clause (vii) of the definition of the term “Indebtedness,” with or without recourse; or (vi) enter into or permit to exist any arrangement or agreement, enforceable under applicable law, which directly or indirectly prohibits any Borrower or any of its Subsidiaries from creating or incurring any lien, encumbrance, mortgage, pledge, charge, restriction or other security interest other than (1) the restrictions under the Loan Documents in favor of the Agent for the benefit of the Lenders and the Agent, (2) the restrictions under the Senior Debt Documents as in effect on the Closing Date and as amended to the extent permitted by §10.13, and (3) customary anti-assignment provisions in leases and licensing agreements entered into by such Borrower or such Subsidiary in the ordinary course of its business, provided that any of the Borrowers or their Subsidiaries may create or incur or suffer to be created or incurred or to exist:

(a)           liens to secure taxes, assessments and other government charges in respect of obligations not overdue or liens on properties to secure claims for labor, material or supplies in respect of obligations not overdue or which are being contested in good faith and for which an adequate reserve or other appropriate provisions shall have been made to the extent required by generally accepted accounting principles;

(b)           deposits or pledges made in connection with, or to secure payment of, workmen’s compensation, unemployment insurance, old age pensions or other social security obligations;

(c)           liens in respect of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as execution is not levied thereunder or in respect of which such Borrower or such Subsidiary shall at the time in good faith be prosecuting an appeal or proceedings for review and in respect of which a stay of execution shall have been obtained pending such appeal or review;

(d)           liens of carriers, warehousemen, mechanics and materialmen, and other like liens in existence less than 120 days from the date of creation thereof in respect of obligations not overdue or which are being contested in good faith and for which an adequate reserve or other appropriate provisions shall have been made to the extent required by generally accepted accounting principles;

(e)           encumbrances on Real Estate other than the Mortgaged Property consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord’s or lessor’s liens under leases or subleases to which any Borrower or a Subsidiary of any Borrower is a party, and other minor liens or encumbrances none of which in the opinion of the Borrowers interferes materially with the use of the property affected in the ordinary conduct of the business of the Borrowers and their Subsidiaries, which defects do not individually or in the aggregate have a materially adverse effect on the business of the Borrowers and their Subsidiaries on a consolidated basis;

(f)            liens existing on the date hereof and listed and described on Schedule 10.2 hereto;

(g)           purchase money security interests in or purchase money mortgages on real or personal property other than Mortgaged Properties acquired after the date hereof to secure purchase money Indebtedness of the type and amount permitted by §10.1(d), incurred in connection with the acquisition of such property, which security interests or mortgages cover only the real or personal property so acquired;

(h)           other liens and encumbrances on each Mortgaged Property as and to the extent permitted by the Mortgage applicable thereto;

(i)            liens in favor of the Agent for the benefit of the Lenders and the Agent under the Loan Documents;

(j)            liens on tenant improvements securing Indebtedness incurred with respect thereto and which is permitted under §10.1(d) or §10.1(j); and

(k)           liens created under, or evidenced or governed by, the Senior Secured Debt Documents securing Indebtedness permitted by §10.1(g) and other Note Obligations (as defined in the Senior Secured Debt Documents, as in effect on the Closing Date), so long as such liens are subject to, and subordinated pursuant to, all of the terms of the Intercreditor Agreement.

10.3        Restrictions on Investments.  None of the Borrowers will, and none will permit any of its Subsidiaries to, make or permit to exist or to remain outstanding any Investment except Investments in:

(a)           marketable direct or guaranteed obligations of the United States of America that mature within one (1) year from the date of purchase by such Borrower;

(b)           receivables owing to a Borrower or any of its Subsidiaries if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(c)           demand deposits, certificates of deposit, bankers acceptances and time deposits of United States banks having total assets in excess of $1,000,000,000;

(d)           securities commonly known as “commercial paper” issued by a corporation organized and existing under the laws of the United States of America or any state thereof that at the time of purchase have been rated and the ratings for which are not less than “P 1” if rated by Moody’s Investors Service, Inc., and not less than “A 1” if rated by Standard and Poor’s Rating Group;

(e)           Investments existing on the date hereof and listed on Schedule 10.3 hereto;

(f)            loans, investments and advances by any Borrower in or to another Borrower to the extent permitted by §§ 10.1(e) or 10.1(f) and equity investments made by a Borrower in another Borrower;

(g)           Investments by the Borrowers and their Subsidiaries in respect of any Rate Protection Agreement which is permitted by §10.1(c);

(h)           securities (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(i)            Investments consisting of promissory notes received as proceeds of asset dispositions permitted by §10.5.2, provided that the aggregate value of such promissory notes received in connection with any such asset disposition shall not exceed 50% of the aggregate value of the proceeds of such asset disposition;

(j)            Investments consisting of loans and advances to employees for moving, entertainment, travel and other similar expenses in the ordinary course of business not to exceed $250,000 in the aggregate at any time outstanding; and

(k)           Investments consisting of loans and advances to stockholders to finance the purchase by such stockholder of capital stock of Real Mex;

provided, however, that, with the exception of demand deposits referred to in §10.3(b) and loans and advances referred to in §10.3(h), such Investments will be considered Investments permitted by this §10.3 only if all actions have been taken to the satisfaction of the Agent to provide to the Agent, for the benefit of the Lenders and the Agent, a first priority perfected security interest in all of such Investments free of all encumbrances other than Permitted Liens.

10.4        Restricted Payments.  None of the Borrowers will make any Restricted Payments except for the following:

(a)           Distributions payable by any of the Borrowers to any of the Borrowers;

(b)           cash payment obligations with respect to interest and costs and expenses on the Senior Secured Debt to the extent required by the Senior Secured Debt Documents;

(c)           so long as no Event of Default is then continuing, Distributions in an amount not to exceed $500,000 per annum and $2,000,000 in the aggregate after March 31, 2004 to be used to repurchase or otherwise redeem capital stock of a Borrower from former employees of the Borrowers and their Subsidiaries pursuant to the terms of employee stock ownership, employee stock option or other employee compensation plans of the Borrowers and their Subsidiaries; provided that that portion of such Distributions equal to cash payments received by any Borrower from the subsequent sale of such repurchased or redeemed capital stock for cash to any employee of the Borrowers and their Subsidiaries at the commencement of such Person’s employment shall not be deemed to be a Distribution for purposes of this §10.4(c);

(d)           (i) reasonable expenses (other than fees and expenses of outside counsel) of Sun Capital or the other Sun Capital Affiliates (including reasonable travel expense and outside director fees) in an aggregate amount not to exceed $150,000 in any fiscal year, (ii) so long as no Default or Event of Default is continuing, management fees payable to Sun Capital or any other Sun Capital Affiliate in accordance with the Management Agreement, in an aggregate amount not to exceed the greater of (x) one percent (1%) of Consolidated EBITDA in any fiscal year and (y) $500,000, and otherwise in accordance with §10.10 and (iii) reasonable legal fees and expenses of the Parent (other than legal fees and expenses and fees and expenses of auditors and accountants incurred in connection with any litigation relating to or defaults under either this Credit Agreement or the Parent Debt Documents) in an aggregate amount not to exceed $500,000.

(e)           cash payment obligations with respect to interest and costs and expenses on the Unsecured Term Loan to the extent required by the Unsecured Term Loan Documents and, so long as (i) no Default or Event of Default is then continuing or would be caused thereby and (ii) the Outstanding amount of the Revolving Credit Loans is zero dollars ($0.00), the voluntary and mandatory prepayments of the Unsecured Term Loan as set forth in §2.4B(i) and (iii) of the Unsecured Credit Agreement as in effect on the Closing Date.  If a Default or an Event of Default has occurred and is continuing, the Borrowers shall not make any prepayments of the Unsecured Term Loan unless otherwise agreed to in writing by the Agent;

(f)            amounts payable by the Borrowers or their Subsidiaries to the Sellers arising under the Merger Agreement in respect of (x) the Post-Closing Ventura Sale Proceeds (as defined in the Merger Agreement) pursuant to Section 5.13 of the Merger Agreement in an amount not to exceed $5,000,000 less any amount withheld pursuant to the Merger Agreement, (y) the amount of any Tax Benefit (as defined in the Merger Agreement) pursuant to Section 5.12 of the Merger Agreement in an amount not to exceed $4,000,000 and (z) the amount of any Actual Adjustment (as defined in the Merger Agreement) (if such amount is a positive number) pursuant to Section 2.10(e)(i) of the Merger Agreement in an amount not to exceed $5,000,000 (exclusive of the Purchase Price Escrow Funds (as defined in the Merger Agreement)); and

(g)           Restricted Payments consisting of the release to Sellers of all or any portion of the Purchase Price Escrow Funds (as defined in the Merger Agreement) pursuant to the terms of the Merger Agreement and the Escrow Agreement.

10.5        Mergers and Consolidations, Dispositions of Assets, Acquisitions.

10.5.1     Mergers and Consolidations.  Subject to §10.5.3, none of the Borrowers will, and none will permit any of its Subsidiaries to, become a party to any merger or consolidation except the merger or consolidation of one or more of the Subsidiaries of any Borrower with and into any Borrower, or the merger or consolidation of two or more Subsidiaries of any Borrower.

10.5.2     Dispositions of Assets.  None of the Borrowers will, and none will permit any of its Subsidiaries to, become a party to or agree to or effect any disposition of any assets, other than (a) the sale of inventory and the disposition of obsolete assets, in each case, in the ordinary course of business consistent with past practices, (b) Sale-Leaseback transactions permitted pursuant to §10.6, (c) the sale of up to five (5) Unprofitable Stores in any year and (d) the sale of the Ventura Property.  Nothing in this §10.5.2 is intended to prohibit any Borrower or any of the Borrowers’ Subsidiaries from conditionally agreeing to dispose of any assets subject to the prior approval of the Majority Lenders (or all of the Lenders in the case of the sale of all or substantially all of the Collateral) if such Borrower or Subsidiary will not be subject to any penalties in connection with such agreement in the event that the Majority Lenders (or all of the Lenders, as the case may require) do not consent to such disposition. The Agent may release any Collateral disposed of by any Borrower or any Subsidiary of any Borrower if such disposition is in compliance with this §10.5.2 and otherwise with the terms hereof.

10.5.3     Acquisitions.  None of the Borrowers will, and none will permit any of its Subsidiaries to, agree to or effect any asset acquisitionor stock acquisition except (a) Capital Expenditures permitted pursuant to §11.4, and (b) the acquisition of inventory, equipment, furnishings and other similar assets (not including Stores or real property) in the ordinary course of business consistent with past practices.

10.6        Sale and Leaseback.  None of the Borrowers will, and none will permit any of its Subsidiaries to, enter into any arrangement, directly or indirectly, whereby any Borrower or any Subsidiary of any Borrower shall sell or transfer any property owned by it in order then or thereafter to lease such property or lease other property that any Borrower or any Subsidiary of any Borrower intends to use for substantially the same purpose as the property being sold or transferred (a “Sale-Leaseback”); provided that, so long as no Event of Default has occurred and is continuing, the Borrowers and their Subsidiaries may enter into (i) the Approved Sale-Leaseback Transaction, or (ii) other Sale-Leaseback transactions with respect to property and equipment in an aggregate amount not to exceed $5,000,000; provided further that (a) the terms of the sales as such are comparable to terms which could be obtained in arms length sales among unaffiliated parties not involving Sale-Leaseback transactions, and (b) the terms of the leases as such are comparable to terms which could be obtained in arms length commercial operating leases among unaffiliated parties.

10.7        Compliance with Environmental Laws.  Except as set forth in Schedule 8.17, none of the Borrowers will, and none will permit any of its Subsidiaries to, (i) use any of the Real Estate or any portion thereof for the handling, processing, storage or disposal of Hazardous Substances except in material compliance with applicable Environmental Law, (ii) cause or permit to be located on any of the Real Estate any underground tank or other underground storage receptacle for Hazardous Substances except in material compliance with applicable Environmental Law, (iii) generate any Hazardous Substances on any of the Real Estate except in material compliance with applicable Environmental Law, (iv) conduct any activity at any Real Estate or use any Real Estate in any manner so as to cause a release (i.e. releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping) or threatened release of Hazardous Substances on, upon or into the Real Estate except in material compliance with applicable Environmental Law or (v) otherwise conduct any activity at any Real Estate or use any Real Estate in any manner that would materially violate any Environmental Law or bring such Real Estate in material violation of any Environmental Law.

10.8        Employee Benefit Plans.  Neither any Borrower nor any ERISA Affiliate will:

(a)           engage in any “prohibited transaction” within the meaning of §406 of ERISA or §4975 of the Code which could result in a material liability for any of the Borrowers or their Subsidiaries; or

(b)           permit any Guaranteed Pension Plan to incur an “accumulated funding deficiency”, as such term is defined in §302 of ERISA, whether or not such deficiency is or may be waived; or

(c)           fail to contribute to any Guaranteed Pension Plan to an extent which, or terminate any Guaranteed Pension Plan in a manner which, could result in the imposition of a lien or encumbrance on the assets of any of the Borrowers or their Subsidiaries pursuant to §302(f) or §4068 of ERISA; or

(d)           permit any Guaranteed Pension Plan to be amended in circumstances requiring the posting of security pursuant to §307 of ERISA or §401(a)(29) of the Code; or

(e)           permit or take any action which would result in the aggregate benefit liabilities (with the meaning of §4001 of ERISA) of all Guaranteed Pension Plans exceeding the value of the aggregate assets of such Plans, disregarding for this purpose the benefit liabilities and assets of any such Plan with assets in excess of benefit liabilities.

10.9        Change in Fiscal Year.  None of the Borrowers will, and none will permit any of its Subsidiaries to, effect any change in the end of its fiscal year from that set forth in §8.4.1.

10.10      Transactions with Affiliates.  None of the Borrowers will, and none will permit any of its Subsidiaries to, engage in any transaction with any Affiliate (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such Affiliate or, to the knowledge of any Borrower, any corporation, partnership, trust or other entity in which any such Affiliate has a substantial interest or is an officer, director, trustee or partner, on terms less favorable to the Borrowers or their Subsidiaries than would have been obtainable on an arm’s-length basis in the ordinary course of business, provided that for so long as no Default or Event of Default is continuing the foregoing restriction shall not apply to (a) management fees and expenses permitted under §10.4(d) and (b) Investments permitted under §10.3(k).

10.11      Bank Accounts.  None of the Borrowers will, and none will permit any of its Subsidiaries to, (a) [Intentionally Omitted]; (b) violate directly or indirectly the Agency Account Agreement, any Agency Account Agreement or other bank agency or lock box agreement in favor of the Agent for the benefit of the Lenders and the Agent with respect to such account; or (iii) deposit into any of the payroll accounts listed on Schedule 8.22 any amounts in excess of amounts necessary to pay current payroll obligations from such accounts.

10.12      Franchises.  The Borrowers will not, and will not permit any of their Subsidiaries to, enter into any franchise agreement pursuant to which such Borrower or such Subsidiary is prohibited from pledging or otherwise assigning its rights under such franchise agreement including its right to receive any franchise fees or other fees or amounts paid to such Borrower or such Subsidiary thereunder.

10.13      Senior Secured Debt Documents.  None of the Borrowers will, and none will permit any of its Subsidiaries to, materially amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of any of the Senior Secured Debt Documents without the prior written consent of the Agent.

10.14      Maximum Number of Unprofitable Stores.  None of the Borrowers will, and none will permit any of its Subsidiaries to, permit the ratio at any time of (a) the aggregate number of Unprofitable Stores which operate under any trade name that contains the words

“Acapulco”, “El Torito”, or “El Torito Grill” to (b) the aggregate number of Stores to be more than 15%.

10.15      Unsecured Term Loan Documents.  None of the Borrowers will, and none will permit any of its Subsidiaries to, materially amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of any of the Unsecured Term Loan Documents without the prior written consent of the Agent, if the effect of such amendment, supplement or other modification or waiver is to increase the interest rate payable on the relevant Indebtedness thereunder or increase the cash portion of any interest required to be paid thereon, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, increase the obligations of the obligor or obligors thereunder or confer any additional rights on the holders of the relevant Indebtedness thereunder which would be adverse to the Borrowers or any of their Subsidiaries, the Agent or the Lenders.

11.          FINANCIAL COVENANTS OF THE BORROWER.

Each of the Borrowers covenants and agrees that, so long as any Loan, Unpaid Reimbursement Obligation, Letter of Credit or Note is Outstanding, or any Lender has any obligation to make any Loans, or the Agent has any obligation to issue, extend or renew any Letters of Credit, the Borrowers will comply with the following financial covenants:

11.1        Leverage Ratio.  The Borrowers will not permit the Leverage Ratio, determined at the end of and for any period of four consecutive fiscal quarters of the Borrowers ending during any period, or ending on the last day of the fiscal quarter which ends nearest to the calendar quarter end date, described in the table below, to be greater than the ratio set forth opposite such period in such table:

Period (inclusive of end dates)	Ratio

January 1, 2006 - December 31, 2007	3.85 to 1.00
January 1, 2008 and thereafter	3.55 to 1.00

11.2        Adjusted Leverage Ratio.  The Borrowers will not permit the Adjusted Leverage Ratio, determined at the end of and for any period of four consecutive fiscal quarters of the Borrowers ending during any period, or ending on the last day of the fiscal quarter which ends nearest to the calendar quarter end date, described in the table below, to be greater than the ratio set forth opposite such period in such table:

Period (inclusive of end dates)	Ratio

January 1, 2006 - December 31, 2007	5.95 to 1.00
January 1, 2008 and thereafter	5.75 to 1.00

11.3        Cash Flow Ratio.  The Borrowers will not permit the Cash Flow Ratio, determined for any Measurement Period ending during any period, or ending on the last day of the fiscal quarter which ends nearest to the calendar quarter end date, described in the table below, to be less than the ratio set forth opposite such period in such table:

Period (inclusive of end dates)	Ratio

January 1, 2006 and thereafter	1.70 to 1.00

11.4                        Capital Expenditures and Lease Incurrence.  (A)         The Borrowers will not make, and will not permit any of their Subsidiaries to make, any Capital Expenditures in excess of $40,000,000 per annum; provided, however, that if Consolidated EBITDA for any fiscal year (each a “Test Year”) is equal to or greater than $70,000,000, the Borrowers and their Subsidiaries shall be permitted to make Capital Expenditures during the fiscal year immediately following such Test Year in an aggregate amount not to exceed 60% of Consolidated EBITDA for such Test Year.

(B)          The Borrowers will not enter into any new lease obligations (other than renewals of existing leases in the ordinary course of business) unless the Leverage Ratio for the most recent reporting period, as set forth in the most recent Compliance Certificate delivered pursuant to §9.4(e) hereof, is equal to or less than the ratio set forth opposite such period as set forth in the table below:

Period (inclusive of end dates)	Ratio

January 1, 2006 - December 31, 2007	3.60 to 1.00
January 1, 2008 and thereafter	3.40 to 1.00

11.5        [Intentionally Omitted].

12.          CLOSING CONDITIONS.

The effectiveness of this Credit Agreement and the obligations of the Lenders to make the initial Loans and of the Agent to issue any initial Letters of Credit hereunder shall be subject to the satisfaction or waiver of the following conditions precedent:

12.1        Loan Documents, etc.

12.1.1     Loan Documents.  Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto, shall be in full force and effect and shall be in form and substance satisfactory to each of the Lenders.  The Agent shall have received a fully executed copy of each such document.

12.1.2     Intercreditor Agreements.  Each of the Intercreditor Agreement, the Intercreditor Agreement (Unsecured Term Loan) and the Intercreditor Agreement (Parent Debt) shall have been duly executed and delivered by the respective parties thereto, shall be in full force and effect and shall be in form and substance satisfactory to each of the Lenders.

12.2        Certified Copies of Charter Documents.  The Agent shall have received from the Parent, Borrowers and each of their Subsidiaries a copy, certified by a duly authorized officer of such Person to be true and complete on the Closing Date, of each of (i) its charter or other incorporation documents as in effect on such date of certification, and (ii) its by-laws as in effect on such date.

12.3        Corporate Action.  All corporate action necessary for the valid execution, delivery and performance by the Parent, Borrowers and each of their Subsidiaries of this Credit Agreement and the other Loan Documents, the Senior Secured Debt Documents and the Equity Documents to which it is or is to become a party shall have been duly and effectively taken, and evidence thereof satisfactory to the Agent shall have been provided to the Agent.

12.4        Incumbency Certificate.  The Agent shall have received from the Parent, Borrowers and each of their Subsidiaries an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer of such Person, and giving the name and bearing a specimen signature of each individual who shall be authorized: (i) to sign, in the name and on behalf of such Person, each of the Loan Documents to which such Person is or is to become a party; (ii) in the case of each Borrower, to make Revolving Credit Loan Requests and Conversion Requests and to apply for Letters of Credit; and (iii) to give notices and to take other action on its behalf under the Loan Documents.

12.5        Validity of Liens.  The Security Documents shall be effective to create in favor of the Agent a legal, valid and enforceable first (except for Permitted Liens entitled to priority under applicable law) security interest in and lien upon the Collateral.  All filings, recordings, deliveries of instruments and other actions necessary or desirable in the opinion of the Agent to protect and preserve such security interests shall have been duly effected.  The Agent shall have received evidence thereof in form and substance satisfactory to the Agent.

12.6        Perfection Certificates and Uniform Commercial Code Search Results.  The Agent shall have received from the Borrowers and each of their Subsidiaries a completed and fully executed Perfection Certificate and the results of Uniform Commercial Code searches with respect to the Collateral, indicating no liens other than Permitted Liens and otherwise in form and substance satisfactory to the Agent.

12.7        Taxes.  The Agent shall, if and to the extent requested by the Agent, have received evidence of payment of real estate taxes and municipal charges on all Mortgage Property not delinquent on or before the Closing Date.

12.8        Landlord Consents.  The Borrowers and their Subsidiaries shall have delivered to the Agent all consents required for the Agent to receive, as part of the Security Documents, a mortgage of each leasehold of Real Estate subject to the Approved Sale-Leaseback Transaction, together in each case with such estoppel certificates as the Agent may request, including waivers by landlords with respect to such leaseholds.

12.9        Environmental Due Diligence.  The Agent shall have received, if and to the extent requested by the Agent, environmental transaction screening reports performed by an environmental consultant reasonably acceptable to the Agent in accordance with ASTM standards in form and substance satisfactory to the Agent covering all owned Real Estate and all ground leases which constitute Real Estate.

12.10      Certificates of Insurance.  The Agent shall have received (i) a certificate of insurance from an independent insurance broker dated as of the Closing Date, identifying insurers, types of insurance, insurance limits, and policy terms, and otherwise describing the insurance obtained in accordance with the provisions of this Credit Agreement and the Mortgages and (ii) certified copies of all policies evidencing such insurance (or certificates therefore signed by the insurer or an agent authorized to bind the insurer), which certificates shall state that the Agent is an additional insured and, in respect of all insurance other than liabilities insurance, a loss payee.

12.11      Solvency Certificate.  Each of the Lenders shall have received officer’s certificates of each of the Borrowers dated as of the Closing Date as to the solvency of such Borrower and its Subsidiaries following the consummation of the transactions contemplated herein and in form and substance satisfactory to the Lenders.

12.12      Opinions of Counsel.  Each of the Lenders and the Agent shall have received:

(a)           a favorable legal opinion addressed to the Lenders and the Agent, dated as of the Closing Date (or, if acceptable to the Agent, dated prior to the Closing Date), in form and substance satisfactory to the Lenders and the Agent:

(i)            from Morgan, Lewis & Bockius LLP, counsel to each of the Borrowers;
(ii)           with respect to California law to the extent applicable to the Borrowers; and
(iii)          with respect to Delaware law for each of the Borrowers incorporated in Delaware; and

(b)           copies of each of the legal opinions delivered by counsel to the Borrowers in connection with the execution and delivery of the Senior Debt Documents by the respective parties to the Senior Debt Documents, each in form and substance satisfactory to the Agent, together with reliance letters with respect thereto addressed to the Lenders and the Agent.

12.13      Payment of Fees and Expenses.  The Borrowers shall have paid to the Lenders or the Agent, as appropriate, all fees due hereunder and under the Fee Letter.  The Borrowers shall have reimbursed the Agent for, or paid directly, all fees, costs and expenses incurred by the

Agent’s Special Counsel and local counsel to the Agent in all relevant jurisdictions in connection with the closing of the transactions contemplated hereby.

12.14      Payoff Arrangements.  The Agent shall be satisfied with the arrangements for the payoff and termination of commitments of each lender who was a party to this Credit Agreement prior to Closing Date and shall no longer be a party to this Credit Agreement from and after the Closing Date.

12.15      Capital Structure.  The Agent shall be satisfied with the capital structure of the Borrowers and their respective Subsidiaries.

12.16      Disbursement Instructions.  The Agent shall have received disbursement instructions from the Borrowers with respect to the proceeds of the Revolving Credit Loans to be made on the Closing Date.

12.17      No Material Adverse Change.  The Agent shall be satisfied that there shall have occurred no material adverse change in the business, operations, assets, management, properties, financial condition, income or prospects of the Borrowers and their Subsidiaries taken as a whole since the Balance Sheet Date.

12.18      Financial Statements and Projections.  The Agent shall have received copies of the financial statements and projections described in §8.4, and the Agent shall be satisfied that such financial statements fairly present the financial condition of the Borrowers and their Subsidiaries as at the close of business on the date thereof and the results of operations for the fiscal period then ended and showing compliance on a pro forma basis with the covenants contained in §11 and all other terms and conditions hereof.

12.19      No Litigation.  No litigation, inquiry, injunction or restraining order shall be pending, entered or threatened that, in the reasonable opinion of the Agent, could reasonably be expected to have a material adverse effect on (i) the transactions contemplated hereby or by the Acquisition, (ii) the business, assets, liabilities (actual or contingent) operations, condition (financial or otherwise) of the Borrowers and their Subsidiaries, taken as a whole, (iii) the ability of the Borrowers or any of their Subsidiaries to perform their obligations under the Loan Documents, (iv) the rights and remedies of the Agent and the Lenders under the Loan Documents, or (v) the perfection or priority of any security interests granted to the Agent under the Loan Documents.

12.20      Consents and Approvals.  The Agent shall have received evidence that all material governmental and third-party approvals necessary or advisable in connection with the Refinancing the credit facilities contemplated hereby and the continuing operations of the Borrowers shall have been obtained and shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose materially adverse conditions on the Borrowers and their Subsidiaries taken as a whole, the Refinancing or the credit facilities contemplated hereby.

12.21      Other Documentation.  All other documentation, including any tax sharing agreements or other financing arrangements of the Borrowers and their Subsidiaries, shall be reasonably satisfactory in form and substance to the Agent.

12.22      Closing Checklist.  Borrowers shall deliver all other documents listed on, take all actions set forth on and satisfy all other conditions precedent listed in the Closing Checklist attached hereto as Exhibit F, all in form and substance, or in a manner, reasonably satisfactory to Agent and Lenders.

12.23      Financial Condition.

(a)           The Borrowers shall have delivered to the Agent evidence satisfactory to the Agent that Consolidated EBITDA was a minimum of $57,000,000 for the twelve fiscal month period ending September 24, 2006.

(b)           The Borrowers shall have delivered to the Agent evidence satisfactory to the Agent that (i) Consolidated Funded Indebtedness as of the Closing Date and after giving effect to the Refinancing and Approved Sale-Leaseback Transaction, divided by (ii) Consolidated EBITDA for the twelve fiscal month period ended September 24, 2006 is no more than 3.60:1.00.

(c)           As of the Closing Date and after giving effect to the Refinancing, the aggregate principal amount of Revolving Credit Loans outstanding shall not exceed $10,000,000.

13.          CONDITIONS TO ALL BORROWINGS.

The obligations of the Lenders to make any Loan, and of the Agent to issue, extend or renew any Letter of Credit, in each case whether on or after the Closing Date, shall also be subject to the satisfaction of the following conditions precedent:

13.1        Representations True; No Event of Default.  Each of the representations and warranties of any of the Borrowers and their Subsidiaries contained in this Credit Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Credit Agreement shall be true as of the date as of which they were made and shall also be true at and as of the time of the making of such Loan or the issuance, extension or renewal of such Letter of Credit, with the same effect as if made at and as of that time (except to the extent of changes resulting from transactions contemplated or permitted by this Credit Agreement and the other Loan Documents and changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse, and to the extent that such representations and warranties relate expressly to an earlier date) and no Default or Event of Default shall have occurred and be continuing.

13.2        No Legal Impediment.  No change shall have occurred in any law or regulations thereunder or interpretations thereof that in the reasonable opinion of any Lender would make it illegal for such Lender to make such Loan or to participate in the issuance, extension or renewal of such Letter of Credit or in the reasonable opinion of the Agent would make it illegal for the Agent to issue, extend or renew such Letter of Credit.

13.3        Governmental Regulation.  Each Lender shall have received such statements in substance and form reasonably satisfactory to such Lender as such Lender shall require for the purpose of compliance with any applicable regulations of the Comptroller of the Currency or the Board of Governors of the Federal Reserve System.

13.4        Proceedings and Documents.  All proceedings in connection with the transactions contemplated by this Credit Agreement, the other Loan Documents and all other documents incident thereto shall be satisfactory in substance and in form to the Lenders and to the Agent and the Agent’s Special Counsel, and the Lenders, the Agent and such counsel shall have received all information and such counterpart originals or certified or other copies of such documents as the Agent may reasonably request, including any Joinder Agreement as may be required by §9.18.

14.          EVENTS OF DEFAULT; ACCELERATION; ETC.

14.1        Events of Default and Acceleration.  If any of the following events (“Events of Default” or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, “Defaults”) shall occur:

(a)           the Borrowers shall fail to pay any principal of the Loans or any Reimbursement Obligation when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(b)           the Borrowers shall fail to pay any interest on the Loans, the commitment fee, any Letter of Credit Fee, any fees under the Fee Letter, or any other sums due hereunder or under any of the other Loan Documents, within three (3) days of the date when the same became due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(c)           any of the Borrowers shall fail to comply with any of its respective covenants contained in §§ 9.5, 9.7.1, 9.9, 10 or 11 (except as to the covenants contained in §10.7, for which the Borrowers’ failure to comply shall only be deemed an Event of Default should the Borrowers fail to cure the failure within the earlier of thirty (30) days or the time period required by Environmental Laws), with any of its covenants contained in §9.4 for a period in excess of five days, or with any of the covenants contained in any of the Mortgages for three days;

(d)           the Borrowers or any of their Subsidiaries shall fail to perform any term, covenant or agreement contained herein or in any of the other Loan Documents (other than those specified elsewhere in this §14.1) for thirty (30) days after written notice of such failure has been given to the Borrowers by the Agent;

(e)           any representation or warranty by the Borrowers or any of their Subsidiaries in this Credit Agreement or any of the other Loan Documents or in any other document or instrument delivered pursuant to or in connection with this Credit Agreement shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated;

(f)            (i) any Borrower or any of its Subsidiaries shall (A) default in any payment with respect to any Indebtedness (other than the Obligations) beyond the period of grace, if any, applicable thereto or (B) default in the observance or performance of any agreements or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity of such Indebtedness or (ii) any such Indebtedness of such Borrower or any of its Subsidiaries shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled amortization payment or regularly required mandatory prepayment, prior to the stated maturity thereof; provided that it shall not constitute an Event of Default unless the principal amount of any one issue of such Indebtedness exceeds $3,000,000 or the aggregate amount of all Indebtedness referred to in clauses (i) and (ii) above exceeds $3,000,000 at any one time;

(g)           the Parent, any Borrower or any of their respective Subsidiaries shall make an assignment for the benefit of creditors, or admit in writing its inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of such Person or of any substantial part of the assets of such Person or shall commence any case or other proceeding relating to such Person under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or shall take any action to authorize or in furtherance of any of the foregoing, or if any such petition or application shall be filed or any such case or other proceeding shall be commenced against the Parent, any Borrower or any of their respective Subsidiaries shall indicate its approval thereof, consent thereto or acquiescence therein or such petition or application shall not have been dismissed within forty-five (45) days following the filing thereof;

(h)           a decree or order is entered appointing any such trustee, custodian, liquidator or receiver or adjudicating the Parent, any Borrower or any of their respective Subsidiaries bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of the Parent, any Borrower or any of their respective Subsidiaries in an involuntary case under federal bankruptcy laws as now or hereafter constituted;

(i)            there shall remain in force, undischarged, unsatisfied and unstayed, for more than thirty (30) consecutive days any final judgment against any Borrower or any of its Subsidiaries that, with other outstanding final judgments, undischarged, against any Borrower or any of its Subsidiaries, exceeds in the aggregate, $1,000,000;

(j)            the holders of all or any part of the Senior Secured Debt shall accelerate the maturity of all or any part of the Senior Secured Debt, or the Senior Secured Debt or any Equity Interest shall be prepaid, redeemed or repurchased in whole or in part, or any event of default shall occur with respect to the Senior Secured Debt;

(k)           if any of the Loan Documents shall be cancelled, terminated, revoked or rescinded or the Agent’s security interests, mortgages or liens in a substantial portion of the Collateral shall cease to be perfected, or shall cease to have the priority contemplated by the Security Documents, in each case otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the Lenders, or any action at law, suit or in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of the Borrowers, any of their Subsidiaries party thereto, any of their respective stockholders, or any holder of all or any part of the Senior Secured Debt, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof;

(l)            any Borrower or any ERISA Affiliate incurs any liability to the PBGC (excluding requested insurance premiums payable in the ordinary course) or a Guaranteed Pension Plan pursuant to Title IV of ERISA in an aggregate amount exceeding $500,000, or any Borrower or any ERISA Affiliate is assessed withdrawal liability pursuant to Title IV of ERISA by a Multiemployer Plan requiring aggregate annual payments exceeding $500,000, or any of the following occurs with respect to a Guaranteed Pension Plan: (i) an ERISA Reportable Event, or a failure to make a required installment or other payment (within the meaning of §302(f)(1) of ERISA), provided that the Agent determines in its reasonable discretion that such event (A) could be expected to result in liability of any of the Borrowers or their Subsidiaries to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $500,000 and (B) could constitute grounds for the termination of such Guaranteed Pension Plan by the PBGC, for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan or for the imposition of a lien in favor of such Guaranteed Pension Plan; or (ii) the appointment by a United States District Court of a trustee to administer such Guaranteed Pension Plan; or (iii) the institution by the PBGC of proceedings to terminate such Guaranteed Pension Plan;

(m)          the Borrowers or any of their Subsidiaries shall be enjoined, restrained or in any way prevented by the order of any court or any administrative or regulatory agency from conducting any material part of the business of the Borrowers and their Subsidiaries taken as a whole and such order shall continue in effect for more than thirty (30) days;

(n)           there shall occur any material damage to, or loss, theft or destruction of, any Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty, which in any such case causes, for more than fifteen (15) consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of the Borrowers or any of their Subsidiaries if such event or circumstance is not covered by business interruption insurance and would have a material adverse effect on the business or financial condition of the Borrowers and their Subsidiaries;

(o)           there shall occur the loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by the Borrowers or any of their Subsidiaries if such loss, suspension, revocation or failure to renew would have a material adverse effect on the business or financial condition of the Borrowers and their Subsidiaries taken as a whole;

(p)           the Borrowers or any of their Subsidiaries shall be indicted for a state or federal crime, or any civil or criminal action shall otherwise have been brought  against any such Person, a punishment for which in any such case could reasonably be expected to include the forfeiture of any assets of such Person having a fair market value in excess of $1,000,000;

(q)           a Change of Control shall occur;

(r)            Real Mex shall, at any time, own or control, directly or indirectly, less than one hundred percent (100%) of the Equity Interests of each of the other Borrowers;

(s)           (i) any default or event of default shall occur under the Parent Debt Documents or under the terms of any other Permitted Parent Debt, (ii) the Parent shall incur any Indebtedness other than the Permitted Parent Debt, or (iii) the Parent, any Borrower or any of their Subsidiaries shall (A) materially amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of any of the Permitted Parent Debt or (B) refinance, refund, extend, renew or replace any of the Permitted Parent Debt, in each case, without the prior written consent of the Agent, if the effect of such amendment, supplement or other modification or waiver or such refinancing, refunding, extension, renewal or replacement is to (u) increase the interest rate payable on the relevant Indebtedness thereunder, (v) increase the cash portion of any interest required to be paid thereon, (w) change (to earlier dates) any dates upon which payments of principal or interest are due thereon, (x) increase the obligations of the obligor or obligors thereunder, (y) increase the principal amount of such Indebtedness in excess of the amounts contemplated by the definitions of “Parent Debt” or “Permitted Parent Debt” plus the amount of any accrued and unpaid interest thereon, or (z) confer any additional rights on the holders of the relevant Indebtedness thereunder which would be adverse to the Borrowers or any of the their Subsidiaries, the Agent or the Lenders;

(t)            the Parent shall engage is any business activities or has any other assets other than (i) its ownership of 100% of the capital stock and economic interest of Real Mex, (ii) performing its obligations and activities incidental thereto under the Loan Documents and under the terms and conditions of the Permitted Parent Debt, and (iii) making or receiving Restricted Payments to the extent permitted by this Credit Agreement;

(u)           the Parent shall (i) consolidate with or merge with or into, or convey, transfer or lease all or substantially all assets to, any Person, (ii) sell or otherwise dispose of any capital stock of Real Mex, (iii) create or acquire any Subsidiary or make or own any Investment in any Person other than Real Mex, or (iv) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons;

(v)           the Parent shall (i) fail to perform any term, covenant or agreement contained in the Parent Guaranty or  (ii) create or incur or suffer to be created or incurred or to exist any lien, encumbrance, mortgage, pledge, charge, restriction or other security interest of any kind upon any of its property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom other than liens in favor of the Agent for the benefit of the Lenders and the Agent under the Loan Documents; or

(w)          the Company is required to purchase any of the Notes (as defined in the Indenture) tendered pursuant to the Tender Offer and is unable to either (i) arrange for all such Notes to be purchased by a Person other than Parent, any Borrower or any of their respective Subsidiaries or (ii) obtain financing for its purchase of all such tendered Notes on the same terms as the existing Senior Secured Debt Documents, in each case prior to or on the date such purchase is required to be made;

then, and in any such event, so long as the same may be continuing, the Agent may, and upon the request of the Majority Lenders shall, by notice in writing to the Borrowers declare all amounts owing with respect to this Credit Agreement, the Notes and the other Loan Documents and all Reimbursement Obligations to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each of the Borrowers; provided that in the event of any Event of Default specified in §§14.1(g), 14.1(h) or 14.1(j), all such amounts shall become immediately due and payable automatically and without any requirement of notice from the Agent or any Lender.

14.2        Termination of Commitments.  If any one or more of the Events of Default specified in §14.1(g), §14.1(h) or §14.1(j) shall occur, any unused portion of the credit hereunder shall forthwith terminate and each of the Lenders shall be relieved of all further obligations to make Loans to the Borrowers and the Agent shall be relieved of all further obligations to issue, extend or renew Letters of Credit.  If any other Event of Default shall have occurred and be continuing, the Agent may and, upon the request of the Majority Lenders, shall, by notice to the Borrowers, terminate the unused portion of the credit hereunder, and upon such notice being given such unused portion of the credit hereunder shall terminate immediately and each of the Lenders shall be relieved of all further obligations to make Loans and the Agent shall be relieved of all further obligations to issue, extend or renew Letters of Credit.  No termination of the credit hereunder shall relieve any of the Borrowers or their Subsidiaries of any of the Obligations.

14.3        Remedies.  In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the Lenders shall have accelerated the maturity of the Loans pursuant to §14.1, the Agent and each Lender, if owed any amount with respect to the Loans or the Reimbursement Obligations, may, with the consent of the Majority Lenders but not otherwise, proceed to protect and enforce its rights by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Credit Agreement and the other Loan Documents or any instrument pursuant to which the Obligations to such Lender are evidenced, including as permitted by applicable law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of such Lender.  No remedy herein conferred upon any Lender or the Agent or the holder of any Note or purchaser of any Letter of Credit Participation is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.  In addition, the Borrowers shall cooperate with the Agent in the transfer of any licenses or leases used in the business of the Borrowers and their Subsidiaries to the Agent or any other third party designated by the Agent.

14.4        Distribution of Collateral Proceeds.  In the event that, following the occurrence or during the continuance of any Default or Event of Default, the Agent or any Lender, as the case may be, receives any monies in connection with the enforcement of any of the Security Documents, or otherwise with respect to the realization upon any of the Collateral, such monies shall be distributed for application as follows:

(a)           First, to the payment of, or (as the case may be) the reimbursement of the Agent for or in respect of all reasonable costs, expenses, disbursements and losses which shall have been incurred or sustained by the Agent in connection with the collection of such monies by the Agent, for the exercise, protection or enforcement by the Agent of all or any of the rights, remedies, powers and privileges of the Agent under this Credit Agreement or any of the other Loan Documents or in respect of the Collateral or in support of any provision of adequate indemnity to the Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Agent to such monies;

(b)           Second, to all other Obligations in such order or preference as the Majority Lenders may determine; provided, however, that (i) distributions shall be made (A) pari passu among Obligations with respect to the Agent’s fee payable pursuant to the Fee Letter and all other Obligations and (B) with respect to each type of Obligation owing to the Lenders, such as interest, principal, fees and expenses, among the Lenders pro rata, and (ii) the Agent may in its discretion make proper allowance to take into account any Obligations not then due and payable;

(c)           Third, upon payment and satisfaction in full or other provisions for payment in full satisfactory to the Lenders and the Agent of all of the Obligations, to the payment of any obligations required to be paid pursuant to the Uniform Commercial Code of the Commonwealth of Massachusetts; and

(d)           Fourth, the excess, if any, shall be returned to the Borrowers or to such other Persons as are entitled thereto.

15.          SETOFF.

15.1        Setoff.  Regardless of the adequacy of any collateral, during the continuance of any Event of Default, any deposits or other sums credited by or due from any of the Lenders to any of the Borrowers and any securities or other property of any of the Borrowers in the possession of such Lender may be applied to or set off by such Lender against the payment of Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of any of the Borrowers to the Lenders.  Each of the Lenders agrees with each other Lender that (a) if an amount to be set off is to be applied to Indebtedness of any of the Borrowers to such Lender, other than Indebtedness evidenced by the Notes held by such Lender, such amount shall be applied ratably to such other Indebtedness and to the Indebtedness evidenced by all such Notes held by such Lender, and (b) if such Lender shall receive from any of the Borrowers, whether by voluntary payment, exercise of the right of setoff, counterclaim, cross action, enforcement of the claim evidenced by the Notes held by, such Lender by proceedings against such Borrower at law or in equity or by proof thereof in bankruptcy, reorganization, liquidation, receivership or similar proceedings, or otherwise, and shall retain and apply to the payment of the Note or Notes held by such Lender any amount in excess of its ratable portion of the payments received by all of the Lenders with respect to the Notes held by all of the Lenders, such Lender will make such disposition and arrangements with the other Lenders with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Lender receiving in respect of the Notes held by it or its proportionate payment as contemplated by this Credit Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Lender, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.

15.2        Consent to Setoff.  Notwithstanding the foregoing §15.1, at any time that the Loans or any other obligation shall be secured by real property located in California, no Lender or the Agent shall exercise a right of setoff, lien or counterclaim or take any court or administrative action or institute any proceeding to enforce any provision of this Credit Agreement or any Note unless it is taken with the consent of the Majority Lenders, or approved in writing by the Agent, if such setoff or action or proceeding would or might (pursuant to California Code of Civil Procedure Sections 580a, 580b, 580d and 726 of The California Code of Civil Procedure or Section 2924 of the California Civil Code, if applicable, or otherwise) affect or impair the validity, priority, or enforceability of the liens granted to the Agent pursuant to the

Security Documents or the enforceability of the Notes and other obligations hereunder, and any attempted exercise by any Lender or the Agent of any such right without obtaining such consent of the Majority Lenders or the Agent shall be null and void.  This §15.2 shall be solely for the benefit of each of the Lenders and the Agent hereunder.

16.          THE AGENT.

16.1        Authorization.

(a)           The Agent is authorized to take such action on behalf of each of the Lenders and to exercise all such powers as are hereunder and under any of the other Loan Documents and any related documents delegated to the Agent, together with such powers as are reasonably incident thereto, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Agent.

(b)           The relationship between the Agent and each of the Lenders is that of an independent contractor.  The use of the term “Agent” is for convenience only and is used to describe, as a form of convention, the independent contractual relationship between the Agent and each of the Lenders.  Nothing contained in this Credit Agreement nor the other Loan Documents shall be construed to create an agency, trust or other fiduciary relationship between the Agent and any of the Lenders.

(c)           As an independent contractor empowered by the Lenders to exercise certain rights and perform certain duties and responsibilities hereunder and under the other Loan Documents, the Agent is nevertheless a “representative” of the Lenders, as that term is defined in Article 1 of the Uniform Commercial Code, for purposes of actions for the benefit of the Lenders and the Agent with respect to all collateral security and guaranties contemplated by the Loan Documents.  Such actions include the designation of the Agent as “secured party”, “mortgagee” or the like on all financing statements and other documents and instruments, whether recorded or otherwise, relating to the attachment, perfection, priority or enforcement of any security interests, mortgages or deeds of trust in collateral security intended to secure the payment or performance of any of the Obligations, all for the benefit of the Lenders and the Agent.

16.2        Employees and Agents.  The Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Credit Agreement and the other Loan Documents.  The Agent may utilize the services of such Persons as the Agent in its sole discretion may reasonably determine, and all reasonable fees and expenses of any such Persons shall be paid by the Borrowers.

16.3        No Liability.  Neither the Agent nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent or employee thereof, shall be liable for any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Agent or such other Person, as the case may be, may be liable for losses due to its willful misconduct or gross negligence.

16.4        No Representations.

16.4.1     General.  The Agent shall not be responsible for the execution or validity or enforceability of this Credit Agreement, the Notes, the Letters of Credit, any of the other Loan Documents or any instrument at any time constituting, or intended to constitute, collateral security for the Notes, or for the value of any such collateral security or for the validity, enforceability or collectability of any such amounts owing with respect to the Notes, or for any recitals or statements, warranties or representations made herein, in any of the other Loan Documents, the Senior Secured Debt Documents, the Equity Documents or the Unsecured Term Loan Documents, or in any certificate or instrument hereafter furnished to it by or on behalf of any Borrower or any of their respective Subsidiaries, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any instrument at any time constituting, or intended to constitute, collateral security for the Notes or to inspect any of the properties, books or records of any Borrower or any of their respective Subsidiaries.  The Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by any Borrower or any holder of any of the Notes shall have been duly authorized or is true, accurate and complete.  The Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Lenders, with respect to the credit worthiness or financial conditions of any Borrower or any of their respective Subsidiaries.  Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement.

16.4.2     Closing Documentation, etc.  For purposes of determining compliance with the conditions set forth in §12, each Lender that has executed this Credit Agreement shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document and matter either sent, or made available, by the Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to such Lender, unless an officer of the Agent active upon the Borrowers’ account shall have received notice from such Lender prior to the Closing Date specifying such Lender’s objection thereto and such objection shall not have been withdrawn by notice to the Agent to such effect on or prior to the Closing Date.

16.5        Payments.

16.5.1     Payments to Agent.  A payment by any Borrower to the Agent hereunder or under any of the other Loan Documents for the account of any Lender shall constitute a payment to such Lender.  The Agent agrees promptly (but in no case later than two Business Days after the receipt of such payments by the Agent) to distribute to each Lender such Lender’s pro rata share of payments received by the Agent for the account of the Lenders except as otherwise expressly provided herein or in any of the other Loan Documents.

16.5.2     Distribution by Agent.  If in the opinion of the Agent the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction.  If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

16.5.3     Delinquent Lenders.  Notwithstanding anything to the contrary contained in this Credit Agreement or any of the other Loan Documents, any Lender that fails (i) to make available to the Agent its pro rata share of any Loan or to purchase any Letter of Credit Participation or (ii) to comply with the provisions of §15 with respect to making dispositions and arrangements with the other Lenders, where such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Lenders, in each case as, when and to the full extent required by the provisions of this Credit Agreement, shall be deemed delinquent (a “Delinquent Lender”) and shall be deemed a Delinquent Lender until such time as such delinquency is satisfied.  A Delinquent Lender shall be deemed to have assigned any and all payments due to it from the Borrowers, whether on account of outstanding Loans, Unpaid Reimbursement Obligations, interest, fees or otherwise, to the remaining nondelinquent Lenders for application to, and reduction of, their respective pro rata shares of all outstanding Loans and Unpaid Reimbursement Obligations.  The Delinquent Lender hereby authorizes the Agent to distribute such payments to the nondelinquent Lenders in proportion to their respective pro rata shares of all outstanding Loans and Unpaid Reimbursement Obligations.  A Delinquent Lender shall be deemed to have satisfied in full a delinquency when and if, as a result of application of the assigned payments to all outstanding Loans and Unpaid Reimbursement Obligations of the nondelinquent Lenders, the Lenders’ respective pro rata shares of all outstanding Loans and Unpaid Reimbursement Obligations have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency.

16.6        Holders of Notes.  The Agent may deem and treat the payee of any Note or the purchaser of any Letter of Credit Participation as the absolute owner or purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee.

16.7        Indemnity.  The Lenders ratably agree hereby to indemnify and hold harmless the Agent and its affiliates from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which the Agent or such affiliate has not been reimbursed by the Borrowers as required by §18), and liabilities of every nature and character arising out of or related to this Credit Agreement, the

Notes, or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or the Agent’s actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by the willful misconduct or gross negligence of the Agent.

16.8        Agent as Lender.  In its individual capacity, GE Capital shall have the same obligations and the same rights, powers and privileges in respect to its Revolving Credit Commitment, and the Loans made by it, and as the holder of any of the Notes, as it would have were it not also the Agent.

16.9        Resignation.  The Agent may resign at any time by giving sixty (60) days prior written notice thereof to the Lenders and the Borrowers.  Upon any such resignation, the Majority Lenders shall have the right to appoint a successor Agent.  Unless a Default or Event of Default shall have occurred and be continuing, such successor Agent shall be reasonably acceptable to the Borrowers.  If no successor Agent shall have been so appointed by the Majority Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a financial institution having a rating of not less than A or its equivalent by Standard & Poor’s Ratings Group.  Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder.  After any retiring Agent’s resignation, the provisions of this Credit Agreement and the other Loan Documents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.  Notwithstanding anything to the contrary set forth herein, GE Capital, in its capacity as Agent hereunder, is permitted at any time without prior notice to resign as Administrative Agent and to appoint Sun Capital or any Sun Capital Affiliate as successor Administrative Agent and Collateral Agent without the prior consent of any Lender or the Borrowers.  Upon such appointment, GE Capital shall be discharged from its duties and obligations hereunder and under the other Loan Documents as administrative agent or collateral agent and the provisions of this Credit Agreement and the other Loan Documents shall continue in effect for its benefit in respect of actions taken or omitted to be taken by it while it was acting as Agent.

16.10      Notification of Defaults and Events of Default; Other Notices.  Each Lender hereby agrees that, upon learning of the existence of a Default or an Event of Default, it shall promptly notify the Agent thereof.  The Agent hereby agrees that upon receipt of any notice under this §16.10 it shall promptly notify the other Lenders of the existence of such Default or Event of Default.

16.11      Duties in the Case of Enforcement.  In case one of more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Obligations shall have occurred, the Agent shall, if (i) so requested by the Majority Lenders and (ii) the Lenders have provided to the Agent such additional indemnities and assurances against expenses and liabilities as the Agent may reasonably request, proceed to enforce the provisions of the Security Documents authorizing the sale or other disposition of all or any part of the Collateral and exercise all or any such other legal and equitable and other rights or remedies as it may have in respect of such Collateral.  The Majority Lenders may direct the Agent in writing as to the method and the extent of any such sale or other disposition, the Lenders hereby agreeing to indemnify and hold the Agent, harmless from all liabilities incurred in respect of all actions taken or omitted in accordance with such directions, provided that the Agent need not comply with any such direction to the extent that the Agent reasonably believes the Agent’s compliance with such direction to be unlawful or commercially unreasonable in any applicable jurisdiction.

16.12      Agent May File Proofs of Claim.

(a)           In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial, administrative or like proceeding or any assignment for the benefit of creditors relative to the Borrowers or any of their Subsidiaries, the Agent (irrespective of whether the principal of any Loan, Reimbursement Obligation or Unpaid Reimbursement Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding, under any such assignment or otherwise:

(i)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Reimbursement Obligations or Unpaid Reimbursement Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agent and their respective agents and counsel and all other amounts due the Lenders and the Agent under §§2.2, 5.6, 6.1, 6.2 and 18.1)allowed in such proceeding or under any such assignment; and
(ii)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

(b)           Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding or under any such assignment is hereby authorized by each Lender to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Lenders, nevertheless to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under §§2.2, 5.6, 6.1, 6.2 and 18.1.

(c)           Nothing contained herein shall authorize the Agent to consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations owed to such Lender or the rights of any Lender or to authorize the Agent to vote in respect of the claim of any Lender in any such proceeding or under any such assignment.

17.          TREATMENT OF CERTAIN CONFIDENTIAL INFORMATION.

17.1        Confidentiality.  Each of the Lenders and the Agent agrees, on behalf of itself and each of its affiliates, directors, officers, employees and representatives, to keep confidential, in accordance with their customary procedures for handling confidential information of the same nature and in accordance with safe and sound banking practices, any non-public information supplied to it by any of the Borrowers or their Subsidiaries pursuant to this Credit Agreement, provided that nothing herein shall limit the disclosure of any such information (a) after such information shall have become public other than through a violation of this §17.1, or becomes available to any of the Lenders or the Agent on a nonconfidential basis from a source other than the Borrowers, (b) to the extent required by statute, rule, regulation or judicial process, (c) to counsel for any of the Lenders or the Agent, (d) to bank examiners or any other regulatory authority having jurisdiction over any Lender or the Agent, or to auditors or accountants, (e) to the Agent, any Lender or any Financial Affiliate, (f) in connection with any litigation to which any one or more of the Lenders, the Agent or any Financial Affiliate is a party, or in connection with the enforcement of rights or remedies hereunder or under any other Loan Document, (g) to a Lender Affiliate or a Subsidiary or affiliate of the Agent, (h) to any actual or prospective assignee or participant or any actual or prospective counterparty (or its advisors) to any swap or derivative transactions referenced to credit or other risks or events arising under this Credit Agreement or any other Loan Document so long as such assignee, participant or counterparty, as the case may be, agrees to be bound by the provisions of §17.1 or (i) with the consent of the Borrowers.  Moreover, each of the Agent, the Lenders and any Financial Affiliate is hereby expressly permitted by the Borrowers to refer to any of the Borrowers and its Subsidiaries in connection with any advertising, promotion or marketing undertaken by the Agent, such Lender or such Financial Affiliate and, for such purpose, the Agent, such Lender or such Financial Affiliate may utilize any trade name, trademark, logo or other distinctive symbol associated with the Borrowers or any of their Subsidiaries or any of their businesses.

17.2        Prior Notification.  Unless specifically prohibited by applicable law or court order, each of the Lenders and the Agent shall, prior to disclosure thereof, notify the Borrowers of any request for disclosure of any such non-public information by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency) or pursuant to legal process.

17.3        Other.  In no event shall any Lender or the Agent be obligated or required to return any materials furnished to it or any Financial Affiliate by any of the Borrowers or their Subsidiaries.  The obligations of each Lender under this §17 shall supersede and replace the obligations of such Lender under any confidentiality letter in respect of this financing signed and delivered by such Lender to any of the Borrowers prior to the date hereof and shall be binding upon any assignee of, or purchaser of any participation in, any interest in any of the Loans or Reimbursement Obligations from any Lender.

18.          EXPENSES AND INDEMNIFICATION.

18.1        Expenses.  The Borrowers jointly and severally agree to pay (i) the reasonable costs of producing and reproducing this Credit Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (ii) the reasonable fees, expenses and disbursements of the Agent’s Special Counsel or any local counsel to the Agent incurred in connection with the preparation, syndication, administration or interpretation of the Loan Documents and other instruments mentioned herein, each closing hereunder, any amendments, modifications, approvals, consents or waivers hereto or hereunder, or the cancellation of any Loan Document upon payment in full in cash of all of the Obligations or pursuant to any terms of such Loan Document for providing for such cancellation, (iii) the reasonable fees, expenses and disbursements of the Agent or any of its affiliates incurred by the Agent or such affiliate in connection with the preparation, syndication, administration or interpretation of the Loan Documents and other instruments mentioned herein, including all title insurance premiums and surveyor, engineering and appraisal charges, (iv) any fees, costs, expenses and bank charges, including bank charges for returned checks, incurred by the Agent in establishing, maintaining or handling agency accounts, lock box accounts and other accounts for the collection of any of the Collateral; (v) all reasonable out-of-pocket expenses (including without limitation reasonable attorneys’ fees and costs, which attorneys may be employees of any Lender or the Agent, and reasonable consulting, accounting, appraisal, investment banking and similar professional fees and charges) incurred by any Lender or the Agent in connection with (A) the enforcement of or preservation of rights under any of the Loan Documents against any of the Borrowers or their Subsidiaries or the administration thereof after the occurrence of a Default or Event of Default and (B) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to any Lender’s or the Agent’s relationship with any of the Borrowers or their Subsidiaries and (vi) all reasonable fees, expenses and disbursements of any Lender or the Agent incurred in connection with Uniform Commercial Code searches, Uniform Commercial Code filings or mortgage recordings.

18.2        Indemnification.  The Borrowers jointly and severally agree to indemnify and hold harmless the Agent, the affiliates of the Agent, and the Lenders from and against any and all claims, actions and suits whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of this Credit Agreement or any of the other Loan Documents or the transactions contemplated hereby including, without limitation, (i) any actual or proposed use by any of the Borrowers or their Subsidiaries of the proceeds of any of the Loans or Letters of Credit, (ii) the reversal or withdrawal of any provisional credits granted by the Agent upon the transfer of funds from lock box, bank agency or concentration accounts or in connection with the provisional honoring of checks or other items, (iii) any actual or alleged infringement of any patent, copyright, trademark, service mark or similar right of any of the Borrowers or their Subsidiaries comprised in the Collateral, (iv) any of the Borrowers or their Subsidiaries entering into or performing this Credit Agreement or any of the other Loan Documents or (v) with respect to each of the Borrowers and their Subsidiaries and their respective properties and assets, the violation of any Environmental Law, the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release or threatened release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to, claims with respect to wrongful death, personal injury or damage to property), in each case including, without limitation, the reasonable fees and disbursements of counsel and allocated costs of internal counsel incurred in connection with any such investigation, litigation or other proceeding; provided that no Borrower shall be liable for any portion of such liabilities, losses, damages and expenses resulting from the gross negligence or willful misconduct of the Agent, or any affiliate thereof.  In litigation, or the preparation therefor, the Lenders, the Agent, and the affiliates of the Agent shall be entitled to select their own counsel and, in addition to the foregoing indemnity, the Borrowers agree to pay promptly the reasonable fees and expenses of such counsel.  If, and to the extent that the obligations of the Borrowers under this §18.2 are unenforceable for any reason, the Borrowers hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law.

18.3        Survival.  The covenants contained in this §18 shall survive payment or satisfaction in full of all other Obligations.

19.          SURVIVAL OF COVENANTS, ETC.

All covenants, agreements, representations and warranties made herein, in the Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of any of the Borrowers or their Subsidiaries pursuant hereto shall be deemed to have been relied upon by the Lenders and the Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Lenders of any of the Loans and the issuance, extension or renewal of any Letters of Credit, as herein contemplated, and shall continue in full force and effect so long as any Letter of Credit or any amount due under this Credit Agreement or the Notes or any of the other Loan Documents remains outstanding or any Lender has any obligation to make any Loans or the Agent has any obligation to issue, extend or renew any Letter of Credit, and for such further time as may be otherwise expressly specified in this Credit Agreement.  All statements contained in any certificate or other paper delivered to any Lender or the Agent at any time by or on behalf of any of the Borrowers or their Subsidiaries pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by such Borrower or such Subsidiary hereunder.

20.          ASSIGNMENT AND PARTICIPATION.

20.1        Conditions to Assignment by Lenders.  Except as provided herein, each Lender may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Credit Agreement (including all or a portion of its Revolving Credit Commitment Percentage and Revolving Credit Commitment and the same portion of the Revolving Credit Loans at the time owing to it, the Revolving Credit Notes held by it and its participating interest in the risk relating to any Letters of Credit, provided that (a) except in the case of an assignment to another Lender, an affiliate of any Lender or an Approved Fund of any Lender, each of the Agent and, unless an Event of Default shall have occurred and be continuing, the Borrowers shall have given their prior written consent to such assignment, which consent will not be unreasonably withheld or delayed, (b) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Lender’s rights and obligations in respect of its Revolving Credit Commitment Percentage and Revolving Credit Commitment, the Revolving Credit Loans at the time owing to it, and its participating interest in the risk relating to any Letters of Credit, (c) each assignment shall be in a minimum amount of $3,000,000 (or if less, such Lender’s entire Loans and Revolving Credit Commitment, or such lesser amount consented to by the Agent); and (d) the parties to such assignment shall execute and deliver to the Agent, for recording in the Register (as hereinafter defined), an Assignment and Acceptance, substantially in the form of Exhibit D hereto (an “Assignment and Acceptance”), together with any Notes subject to such assignment.  Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five (5) Business Days after the execution thereof, (y) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder, and (z) the assigning Lender shall, to the extent provided in such assignment and upon payment to the Agent of the registration fee referred to in §20.3, be released from its obligations under this Credit Agreement.  Notwithstanding anything to the contrary set forth herein, GE Capital, in its capacity as a Lender hereunder is permitted at any time to assign all of its rights, obligations and liabilities hereunder to Sun Capital or any Sun Capital Affiliate upon its execution and delivery to Sun Capital or any Sun Capital Affiliate of an Assignment and Acceptance Agreement, and any such assignment shall not in any case be subject to the existence or absence of any Default or Event of Default, the delivery of promissory notes, any minimum amount of the loans and commitments assigned, the payment of any assignment fee or any other costs and expenses or the prior consent of any Lender, the Borrowers, Sun Capital or the Administrative Agent.  Upon the delivery of such Assignment and Acceptance to Sun Capital or any Sun Capital Affiliate, GE Capital shall be discharged from its duties and obligations hereunder and under the other Loan Documents.

20.2        Certain Representations and Warranties; Limitations; Covenants.  By executing and delivering an Assignment and Acceptance, the parties to the assignment thereunder confirm to and agree with each other and the other parties hereto as follows:

(a)           other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, the assigning Lender makes no representation or warranty, express or implied, and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or the attachment, perfection or priority of any security interest or mortgage,

(b)           the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any of the Borrowers or their Subsidiaries or any other Person primarily or secondarily liable in respect of any of the Obligations, or the performance or observance by any of the Borrowers or their Subsidiaries or any other Person primarily or secondarily liable in respect of any of the Obligations of any of their obligations under this Credit Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto;

(c)           such assignee confirms that it has received a copy of this Credit Agreement, together with copies of the most recent financial statements referred to in §8.4 and §9.4 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance;

(d)           such assignee will, independently and without reliance upon the assigning Lender, the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Credit Agreement;

(e)           (e)           such assignee represents and warrants that it is an Eligible Assignee;

(f)            such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Credit Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto;

(g)           such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Credit Agreement are required to be performed by it as a Lender;

(h)           such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance;

(i)            such assignee acknowledges that it has made arrangements with the assigning Lender satisfactory to such assignee with respect to its pro rata share of Letter of Credit Fees in respect of outstanding Letters of Credit;

(j)            such assignee, if organized under the laws of a jurisdiction outside the United States, shall provide the Agent and the Borrowers with the forms prescribed by the Internal Revenue Service of the United States certifying as to its status for purposes of determining the applicability of any exemption from United States withholding taxes with respect to all payments to be made hereunder to such assignee or any other documents reasonably satisfactory to the Borrowers and the Agent indicating that all payments to be made hereunder to such assignee are subject to such tax at a rate reduced by an applicable tax treaty. Unless the Borrowers and the Agent have received such forms or such documents validly indicating that payments hereunder are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Borrowers or the Agent shall withhold taxes from such payments at the applicable statutory rate in the case of payments to or for any assignee organized under the laws of a jurisdiction outside the United States in accordance with §6.2.2.

20.3        Register.  The Agent shall maintain a copy of each Assignment and Acceptance delivered to it and a register or similar list (the “Register”) for the recordation of the names and addresses of the Lenders and the Revolving Credit Commitment Percentage of, and principal amount of the Loans owing to and Letter of Credit Participations purchased by, the Lenders from time to time.  The entries in the Register shall be conclusive, in the absence of manifest error, and each of the Borrowers, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Credit Agreement.  The Register shall be available for inspection by the Borrowers and the Lenders at any reasonable time and from time to time upon reasonable prior notice. Upon each such recordation, the assignee Lender agrees to pay to the Agent a registration fee in the sum of $3,500.

20.4        New Notes.  Upon its receipt of an Assignment and Acceptance executed by the parties to such assignment, together with each Note subject to such assignment, the Agent shall (a) record the information contained therein in the Register, and (b) give prompt notice thereof to the Borrowers and the Lenders (other than the assigning Lender).  Within five (5) Business Days after receipt of such notice, the Borrowers, at their own expense, shall execute and deliver to the Agent, in exchange for each surrendered Note, a new Note to the order of such Eligible Assignee in an amount equal to the amount assumed by such Eligible Assignee pursuant to such Assignment and Acceptance and, if the assigning Lender has retained some portion of its obligations hereunder, a new Note to the order of the assigning Lender in an amount equal to the amount retained by it hereunder.  Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be substantially the form of the assigned Notes.  Within five (5) days of issuance of any new Notes pursuant to this §20.4, the Borrowers shall deliver an opinion of counsel, addressed to the Lenders and the Agent, relating to the due authorization, execution and delivery of such new Notes and the legality, validity and binding effect thereof, in form and substance satisfactory to the Lenders.  The surrendered Notes shall be cancelled and returned to the Borrowers.

20.5        Participations.  Each Lender may sell participations to one or more banks or other entities in all or a portion of such Lender’s rights and obligations under this Credit Agreement and the other Loan Documents; provided that (i) each such participation shall be in an amount of not less than $1,000,000, or such lesser amount consented to by the Agent (ii) any such sale or participation shall not affect the rights and duties of the selling Lender hereunder to the Borrowers and (iii) the only rights granted to the participant pursuant to such participation arrangements with respect to waivers, amendments or modifications of the Loan Documents shall be the rights to approve waivers, amendments or modifications that would reduce the principal of or the interest rate on any Loans, extend the term or increase the amount of the Revolving Credit Commitment of such Lender as it relates to such participant, reduce the amount of any commitment fees or Letter of Credit Fees to which such participant is entitled or extend any regularly scheduled payment date for principal or interest.

20.6        Disclosure.  Each of the Borrowers agrees that in addition to disclosures made in accordance with standard and customary banking practices any Lender may disclose information obtained by such Lender pursuant to this Credit Agreement to assignees or participants and potential assignees or participants hereunder; provided that such assignees or participants or potential assignees or participants shall agree (i) to treat in confidence such information unless such information otherwise becomes public knowledge, (ii) not to disclose such information to a third party, except as required by law or legal process and (iii) not to make use of such information for purposes of transactions unrelated to such contemplated assignment or participation.

20.7        Assignee or Participant Affiliated with the Borrowers.  If any assignee Lender is an Affiliate of any Borrower, then any such assignee Lender shall have no right to vote as a Lender hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or other modifications to any of the Loan Documents or for purposes of making requests to the Agent pursuant to §14.1 or §14.2, and the determination of the Majority Lenders shall for all purposes of this Credit Agreement and the other Loan Documents be made without regard to such assignee Lender’s interest in any of the Loans or Reimbursement Obligations.  If any Lender sells a participating interest in any of the Loans or Reimbursement Obligations to a participant, and such participant is a Borrower or an Affiliate of any Borrower, then such transferor Lender shall promptly notify the Agent of the sale of such participation.  A transferor Lender shall have no right to vote as a Lender hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or modifications to any of the Loan Documents or for purposes of making requests to the Agent pursuant to §14.1 or §14.2 to the extent that such participation is beneficially owned by a Borrower or any Affiliate of any Borrower, and the determination of the Majority Lenders shall for all purposes of this Credit Agreement and the other Loan Documents be made without regard to the interest of such transferor Lender in the Loans or Reimbursement Obligations to the extent of such participation.  The provisions of this §20.7 shall not apply to an assignee Lender or participant which has disclosed to the other Lenders that it is an Affiliate of any Borrower and which, following such disclosure, has been excepted from the provisions of this §20.7 in a writing signed by the Majority Lenders determined without regard to the interest of such assignee Lender or transferor Lender, to the extent of such participation, in Loans or Reimbursement Obligations.

20.8        Miscellaneous Assignment Provisions.  Any assigning Lender shall retain its rights to be indemnified pursuant to §18 with respect to any claims or actions arising prior to the date of such assignment. Anything contained in this §20 to the contrary notwithstanding, any Lender may at any time pledge all or any portion of its interest and rights under this Credit Agreement (including all or any portion of its Notes) to any of the twelve Federal Reserve Bank organized under §4 of the Federal Reserve Act, 12 U.S.C. §341.  No such pledge or the enforcement thereof shall release the pledgor Lender from its obligations hereunder or under any of the other Loan Documents.  Notwithstanding any other provision in this Agreement, any Lender that is a fund that invests in bank loans may, without the consent of the Agent or the Borrowers, pledge all or any portion of any Loan or any Note held by it to any trustee for, or any other representative of, investors in, or holders of equity securities issued, by such fund, as security for such investment or securities; provided that any foreclosure or similar action by such trustee shall be subject to the provisions of this §20 concerning assignments.

20.9        Assignment by Borrowers.  None of the Borrowers shall assign or transfer any of its rights or obligations under any of the Loan Documents without the prior written consent of each of the Lenders.

20.10      Special Purpose Funding Vehicle.  Notwithstanding anything to the contrary contained in this §20, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”) of such Granting Lender, identified as such in writing from time to time delivered by the Granting Lender to the Agent and the Borrowers, the option to provide to the Borrowers all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrowers pursuant to this Credit Agreement, provided that (a) nothing herein shall constitute a commitment to make any Loan by any SPC, (b) the Granting Bank’s obligations under this Credit Agreement shall remain unchanged, (c) the Granting Lender should retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement and (d) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof.  The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by the Granting Lender.  Each party hereto hereby agrees that no SPC shall be liable for any expense reimbursement, indemnity or similar payment obligation under this Credit Agreement (all liability for which shall remain with the Granting Lender).  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Credit Agreement) that, prior to the date that is one year and one day after the later of (i) the payment in full of all outstanding senior indebtedness of any SPC and (ii) the Revolving Credit Loan Maturity Date, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or similar proceedings under the laws of the United States of America or any State thereof.  In addition, notwithstanding anything to the contrary contained in this §20.10, any SPC may (A) with notice to, but (except as specified below) without the prior written consent of, the Borrowers or the Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to its Granting Lender or to any financial institutions (consented to by the Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrowers, which consents shall not be unreasonably withheld or delayed) providing liquidity and/or credit facilities to or for the account of such SPC to fund the Loans made by such SPC or to support the securities (if any) issued by such SPC to fund such Loans and (B) disclose on a confidential basis any non-public information relating to its Loans (other than financial statements referred to in §8.4) to any rating agency, commercial paper dealer or provider of a surety, guarantee or credit or liquidity enhancement to such SPC.  In no event shall the Borrowers be obligated to pay to an SPC that has made a Loan any greater amount than the Borrowers would have been obligated to pay under this Agreement if the Granting Lender had made such Loan.  An amendment to this §20.10 without the written consent of an SPC shall be ineffective insofar as it alters the rights and obligations of such SPC.

21.          NOTICES, ETC.

Except as otherwise expressly provided in this Credit Agreement, all notices and other communications made or required to be given pursuant to this Credit Agreement or the Notes or any Letter of Credit Applications shall be in writing and shall be delivered in hand, mailed by United States of America registered or certified first class mail, postage prepaid, sent by overnight courier, or sent by telegraph, telecopy, facsimile or telex and confirmed by delivery via courier or postal service, addressed as follows:

(a)           if to the Borrowers, at 5660 Katella Avenue, Suite 100, Cypress, California, 90630, Attention: Chief Financial Officer, with a copy to Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, New York, 10178-0060, Attention: Richard S. Petretti, Esq., or at such other address for notice as the Borrowers shall last have furnished in writing to the Person giving the notice.”

(b)           if to the Agent, at 8377 East Hartford Drive, Suite 200, Scottsdale, Arizona 85255, Attention: Syndication Servicing, with a copy to Latham & Watkins LLP, 5800 Sears Tower, Chicago, Illinois  60606, Attention: Jeffrey G. Moran, or such other address for notice as the Agent shall have last furnished to the Person giving such notice;

(c)           if to any Lender, at such Lender’s address set forth on Schedule 1 hereto, or such other address for notice as such Lender shall have last furnished in writing to the Person giving the notice; and

(d)           if to the Parent, at 5660 Katella Avenue, Suite 100, Cypress, California, 90630, Attention: Steven L. Tanner, Chief Financial Officer, Anthony Polazzi, Vice President and Clarence E. Terry, Vice President, with a copy to Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, New York, 10178-0060, Attention: Richard S. Petretti, Esq., or at such other address for notice as the Parent shall last have furnished in writing to the Person giving the notice.

Any such notice or demand shall be deemed to have been duly given or made and to have become effective (i) if delivered by hand, overnight courier or facsimile to a responsible officer of the party to which it is directed, at the time of the receipt thereof by such officer or the sending of such facsimile and (ii) if sent by registered or certified first-class mail, postage prepaid, on the third Business Day following the mailing thereof.

22.          GOVERNING LAW.

THIS CREDIT AGREEMENT AND, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED THEREIN, EACH OF THE OTHER LOAN DOCUMENTS ARE CONTRACTS UNDER THE LAWS OF THE STATE OF ILLINOIS AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SAID STATE OF ILLINOIS (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW).  EACH OF THE BORROWERS AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS CREDIT AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF ILLINOIS OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWERS BY MAIL AT THE ADDRESS SPECIFIED IN §21.  EACH OF THE BORROWERS HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

23.          HEADINGS.

The captions in this Credit Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

24.          COUNTERPARTS.

This Credit Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when executed and delivered shall be an original, and all of which together shall constitute one instrument.  In proving this Credit Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

25.          ENTIRE AGREEMENT, ETC.

The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby.  Neither this Credit Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in §27.

26.          WAIVER OF JURY TRIAL.

Each of the Borrowers hereby waives its right to a jury trial with respect to any action or claim arising out of any dispute in connection with this Credit Agreement, the Notes or any of the other Loan Documents, any rights or obligations hereunder or thereunder or the performance of which rights and obligations.  Except as prohibited by law, each of the Borrowers hereby waives any right it may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages.  Each of the Borrowers (i) certifies that no representative, agent or attorney of any Lender or the Agent has represented, expressly or otherwise, that such Lender or the Agent would not, in the event of litigation, seek to enforce the foregoing waivers and (ii) acknowledges that the Agent and the Lenders have been induced to enter into this Credit Agreement, the other Loan Documents to which it is a party by, among other things, the waivers and certifications contained herein.

27.          CONSENTS, AMENDMENTS, WAIVERS, ETC.

Except as otherwise expressly provided in this Credit Agreement, any consent or approval required or permitted by this Credit Agreement to be given by the Lenders may be given, and any term of this Credit Agreement, the other Loan Documents or any other instrument related hereto or mentioned herein may be amended, and the performance or observance by any of the Borrowers or their Subsidiaries of any terms of this Credit Agreement, the other Loan Documents or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Borrowers and the written consent of the Majority Lenders.  Notwithstanding the foregoing, (a) the rate of interest on the Notes may not be decreased (other than interest accruing pursuant to §6.10.2 following the effective date of any waiver by the Majority Lenders of the Default or Event of Default relating thereto), (b) all or any portion of the Collateral with a book value equal to or greater than 50% of the aggregate book value of the Collateral prior to such release may not be released, (c) no Borrower or any Person that is liable, whether directly or contingently, for payment obligations hereunder may be released and (d) the term of the Notes, the timing or amount of any required payments of principal and interest hereunder, any rates of interest payable hereunder, the amount of the Revolving Credit Commitments of the Lenders, the amount of commitment fees or Letter of Credit Fees hereunder, the definition of Majority Lenders and this §27 may not be changed without the written consent of the Borrowers and the written consent of each of the Lenders affected thereby; and the amount of the Agent’s fee under the Fee Letter, the Letter of Credit Fees or any other fees or amounts payable for the Agent’s account, and §5 or §16 may not be amended without the written consent of the Agent.  No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon.  No course of dealing or delay or omission on the part of the Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto.  No notice to or demand upon any Borrower shall entitle any Borrower to other or further notice or demand in similar or other circumstances. Notwithstanding anything in this §27 to the contrary, the Agent may terminate its security interest in and otherwise release any Collateral or any Borrower sold, transferred or otherwise disposed of by any Borrower or any Subsidiary of any Borrower if such disposition is in compliance with §10.5.2 and otherwise with the terms hereof .

28.          SEVERABILITY.

The provisions of this Credit Agreement are severable and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Credit Agreement in any jurisdiction.

29.          RIGHT TO PUBLICIZE.

Each of the Borrowers hereby acknowledges that the Agent will have the right to publicize the transactions contemplated hereby by means of a tombstone advertisement or other customary advertisement in newspapers and other periodicals.  The Agent agrees to provide the Borrowers with the opportunity to review any such tombstone advertisement prior to publication thereof and to provide reasonable comments as to the accuracy and contents thereof.

30.          USURY.

All agreements between the Borrowers, the Agent and the Lenders are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of the maturity of the indebtedness evidenced hereby, by any Note or otherwise, shall the amount paid or agreed to be paid to the Lenders and the Agent for the use or the forbearance of the Indebtedness evidenced hereby or by the Notes exceed the maximum amount permissible under applicable law.  As used herein, the term “applicable law” shall mean the law in effect as of the date hereof provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then this Credit Agreement, the Notes and the other Loan Documents shall be governed by such new law as of its effective date.  In this regard, it is expressly agreed that it is the intent of the Borrowers, the Agent and the Lenders, in the execution, delivery and acceptance of the Notes, to contract in strict compliance with the laws of the Commonwealth of Massachusetts from time to time in effect.  If, under any circumstances whatsoever, performance or fulfillment of any provision of this Credit Agreement, the Notes or any of the other Loan Documents at the time such provision is to be performed or fulfilled shall involve exceeding the limit of validity prescribed by applicable law, then the obligation so to be performed or fulfilled shall be reduced automatically to the limits of such validity, and if under any circumstances whatsoever the Lenders and the Agent should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced by the Notes and not to the payment of interest.  The provisions of this §30 shall control every other provision of this Credit Agreement and the Notes.

31.          TRANSITIONAL ARRANGEMENTS.

31.1        Existing Credit Agreement Superseded.  This Credit Agreement shall on the Closing Date amend and restate the Existing Credit Agreement in its entirety, except as provided in this §31, and shall for all purposes be the Credit Agreement referred to in each of the other Loan Documents without further amendment thereof.  The Loan Documents executed in connection with the Existing Credit Agreement that are not amended and restated by the corresponding Loan Documents executed and delivered in connection with this Agreement shall remain in full force and effect and each Borrower hereby ratifies and reaffirms all of its respective payment and performance obligations, contingent or otherwise, under each of such Loan Documents to which it is a party.  On the Closing Date, the rights and obligations of the parties evidenced by the Existing Credit Agreement shall be evidenced by this Credit Agreement and the other Loan Documents, the “Revolving Credit Loans” as defined in the Existing Credit Agreement shall be converted to Loans as defined herein, and all outstanding letters of credit issued under the Existing Credit Agreement prior to the Closing Date shall, for purposes of this Credit Agreement, be Letters of Credit.

31.2        Interest and Fees Under Superseded Agreement.  All interest and fees and expenses, if any, owing or accruing under or in respect of the Existing Credit Agreement through the Closing Date shall be calculated as of the Closing Date (prorated in the case of any fractional periods), and shall be paid on the Closing Date in accordance with the method specified in the Existing Credit Agreement.

32.          PATRIOT ACT.  Each Lender that is subject to the Patriot Act hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

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IN WITNESS WHEREOF, the undersigned have duly executed this Credit Agreement as a sealed instrument as of the date first set forth above.

REAL MEX RESTAURANTS, INC.
ACAPULCO RESTAURANTS, INC.
EL TORITO FRANCHISING COMPANY
EL TORITO RESTAURANTS, INC.
TARV, INC.
ACAPULCO RESTAURANT OF VENTURA, INC.
ACAPULCO RESTAURANT OF WESTWOOD, INC.
ACAPULCO MARK CORP.
MURRAY PACIFIC
ALA DESIGN, INC.
REAL MEX FOODS, INC.
ACAPULCO RESTAURANT OF DOWNEY, INC.
ACAPULCO RESTAURANT OF MORENO VALLEY, INC.
EL PASO CANTINA, INC.
CKR ACQUISITION CORP.
CHEVYS RESTAURANTS, LLC

By:	/s/ Steven L. Tanner
Name: Steven L. Tanner
Title: Chief Financial Officer

Address for Wire Transfers:

Real Mex Restaurants, Inc.
Wells Fargo Bank
Long Beach, CA
ABA 121 000 248
Account 4121350482

GENERAL ELECTRIC CAPITAL CORPORATION, as Agent and a Lender

By:	/s/ Kelly A. Hallford
Name: Kelly A. Hallford
Title: Authorized Signatory

Address for payments:

ABA No. 021-001-033
Account Number 50279791
Deutsche Bank Trust Company Americas
New York, New York
Account Name: GECC/CAF DEPOSITORY
Reference: Contract 32700/Real Mex